Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

KS HOLDINGS LLC,

KEY SURGICAL SHAREHOLDERS LLC,

KEY SURGICAL MANAGEMENT LLC,

WSHP KS INVESTMENT LLC

(for itself and as Sellers’ Representative),

KEY SURGICAL LLC,

STERIS CORPORATION,

STERIS PLC

and

BRIAN O’CONNELL and SCOT MILCHMAN

OCTOBER 2, 2020

i

3.21	Healthcare Compliance	49

3.22	Insurance	51

3.23	International Trade, Anti-Money Laundering, Anti-Corruption, Anti-Bribery Laws and Data Privacy	52

3.24	Officers and Directors; Bank Accounts; Authorized Persons	54

3.25	Material Customers and Vendors	54

3.26	Transactions with Affiliates	55

3.27	Receivables	55

3.28	No Other Representations or Warranties	55

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE RESTRICTED PARTIES		55

4.1	Formation and Qualification	55

4.2	Authorization; Enforceability	56

4.3	No Defaults or Conflicts	56

4.4	No Consents	56

4.5	Litigation	56

4.6	Ownership of Purchased Stock or Purchased Units	56

4.7	Brokerage	57

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR		57

5.1	Formation and Qualification	57

5.2	Authorization; Enforceability	57

5.3	No Defaults or Conflicts	58

5.4	No Consents	58

5.5	Litigation	58

5.6	Investment Purpose	58

5.7	Sufficient Funds	58

5.8	Brokerage	59

5.9	Solvency	59

5.10	No Other Representations and Warranties	60

ARTICLE VI PRE-CLOSING COVENANTS		60

6.1	Conduct of Business	60

6.2	Access to Information; Confidentiality	63

6.3	Filings and Authorizations	64

6.4	Satisfaction of Conditions	67

6.5	Intercompany Arrangements	67

6.6	Financing Cooperation	68

ARTICLE VII ADDITIONAL COVENANTS		71

7.1	Post-Closing Cooperation	71

7.2	D&O Indemnification and Insurance	71

7.3	Personnel Matters.	73

7.4	WARN Act Notice	74

7.5	Preparation of Tax Returns	75

7.6	No Section 338 Election	77

7.7	Transfer Taxes	77

7.8	Section 6226 Election and Section 754 Election	77

7.9	Prior Tax Agreements	78

7.10	Interim Operations	78

7.11	Non-Competition; Non-Solicitation and Confidentiality	78

7.12	Further Assurances	80

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		80

8.1	Representations and Warranties	80

8.2	Performance	80

8.3	No Material Adverse Effect	80

8.4	Required Consents; Legal Prohibition	81

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS		81

9.1	Representations and Warranties	81

9.2	Performance	81

9.3	Required Consents; Legal Prohibition	81

ARTICLE X NO SURVIVAL AND WAIVER		81

10.1	Survival	81

10.2	Waiver	82

10.3	Other Matters	83

ARTICLE XI TERMINATION OF AGREEMENT		84

11.1	Termination	84

11.2	Survival After Termination	85

ARTICLE XII MISCELLANEOUS		85

12.1	Press Releases and Communications	85

12.2	Expenses	86

12.3	Governing Law; Jurisdiction; Waiver of Jury Trial	86

12.4	Binding Effect; Assignment; Third Party Beneficiaries	87

12.5	Amendment and Waiver	87

12.6	Interpretation	88

12.7	No Strict Construction	88

12.8	Counterparts	88

12.9	Complete Agreement	88

12.10	Severability	88

12.11	Notices	89

12.12	Specific Performance	92

12.13	Disclosure Schedule	92

12.14	Legal Representation; Related Matters	93

12.15	No Recourse	93

12.16	Guarantee	94

12.17	Sellers’ Representative	94

12.18	Financing Parties	96

Exhibits

Exhibit A	Allocation Schedule
Exhibit B	Company’s Accounting Practices and Procedures
Exhibit C	Sample Calculation of Working Capital
Exhibit D	Escrow Agreement

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is dated as of October 2, 2020, by and among (i) KS Holdings LLC, a Delaware limited liability company (“KS Holdings”), (ii) Key Surgical Shareholders LLC, a Delaware limited liability company (“KS Shareholders”), (iii) Key Surgical Management LLC, a Delaware limited liability company (“KS Management” and, together with KS Holdings and KS Shareholders, the “Unit Sellers”), (iv) WSHP KS Investment LLC, a Delaware limited liability company (“Stock Seller” and, together with the Unit Sellers, the “Sellers”), (v) Key Surgical LLC, a Delaware limited liability company (the “Company”), (vi) STERIS Corporation, an Ohio corporation (“Purchaser”), (vii) STERIS plc, an Irish public limited company (“Guarantor”), and (viii) Brian O’Connell (“O’Connell”) and Scot Milchman (“Milchman” and, together with O’Connell, the Unit Sellers and Stock Seller, the “Restricted Parties”). Stock Seller shall also serve as the representative of each Seller hereunder, as more fully set forth in Section 12.17 (“Sellers’ Representative”).

WHEREAS, Stock Seller is the record and beneficial owner of all of the issued and outstanding capital stock (the “Purchased Stock”) of KS Apollo Holdings Inc., a Delaware corporation (“KSA Inc.”), KSA Inc. is the record and beneficial owner of all of the issued and outstanding membership interests of KS Apollo LLC, a Delaware limited liability company (“KSA LLC”), and KSA LLC is the record and beneficial owner of sixty percent (60%) of the issued and outstanding Class A Preferred Units of the Company and sixty percent (60%) of the Class A Common Units of the Company;

WHEREAS, the Unit Sellers are collectively the record and beneficial owners of all of the remaining issued and outstanding units of the Company (collectively, the “Purchased Units” and together with the Purchased Stock, the “Purchased Equity”); and

WHEREAS, subject to the terms and conditions set forth herein, (i) Stock Seller desires to sell, and Purchaser desires to purchase, all of the Purchased Stock and (ii) each Unit Seller desires to sell, and Purchaser desires to purchase, all of the Purchased Units.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement (such definitions to be equally applicable to both the singular, plural, masculine, feminine and neuter forms of the terms herein defined):

“510(k) Clearance” means a written order declaring a device to be substantially equivalent to a legally marketed predicate device, as issued by the FDA pursuant to 21 C.F.R. 807.100.

“ACA” has the meaning set forth in Section 3.16(h).

“Action” means any governmental, civil, criminal, judicial, administrative, regulatory, or arbitral action, subpoena, investigation, audit, claim, complaint, demand, notice of violation, litigation, appeal, mediation, proceeding, or suit, whether civil, criminal, administrative, regulatory, or judicial commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Adjustment Escrow Account” has the meaning set forth in Section 2.5(c).

“Adjustment Escrow Amount” means $4,000,000.

“Affiliate” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such first particular Person; it being understood and agreed, for the avoidance of doubt, that from and after the Closing, none of the Company and/or any of its Subsidiaries shall be deemed to be an Affiliate of any Seller or any of its Affiliates. The term “control” (including, with correlative meaning, the terms “controlled”, “controlling”, or “under common control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation Schedule” means the schedule, in substantially the form attached hereto as Exhibit A, that sets forth:

(a) for each of the Sellers entitled to receive a portion of the Aggregate Purchase Price, the percentage of the Aggregate Purchase Price (and the percentage of any adjustment payments made following the Closing) payable to each such Seller set forth opposite such Person’s name (the “Pro Rata Percentage”);

(b) the name, address and wiring instructions for each Seller who is entitled to receive a portion of the Aggregate Purchase Price, and (i) with respect to each Unit Seller, the number and class of Purchased Units held by each of the foregoing Persons and (ii) with respect to Stock Seller, the number and class of Purchased Units held by KSA LLC;

(c) the dollar amount of the portion of the Aggregate Purchase Price payable, pursuant to Section 2.5(e), to each such Person identified in the foregoing clause (b) in respect of each class of Purchased Units held by such Person (subject to Section 2.9), in each case calculated in accordance with the terms and provisions of the organizational documents of the Company; and

(d) for each Seller, the amount (expressed as a dollar amount) such Seller shall be deemed to have contributed to (i) the Adjustment Escrow Amount and (ii) the Seller Reserve Amount.

For the avoidance of doubt, KS Management, the Incentive Unit Holders and the Phantom Unit Holder shall not be included on the Allocation Schedule and shall not be entitled to a payment of a portion of the Aggregate Purchase Price, other than pursuant to Section 2.5(b).

“Ancillary Documents” means each agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(a).

“Arnold & Porter” has the meaning set forth in Section 12.14.

“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements.”

“Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), each Contract set forth on Schedule 3.11(c) and each other compensation agreement, arrangement or plan (excluding offer letters and employment agreements providing for at-will employment), bonus, profits interest, phantom unit, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, change-in-control, retention, profit sharing, pension, employee loan, vacation, sick leave, accrued leave, holiday, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance programs, and each health and welfare insurance and other similar fringe or employee benefit plan, program or arrangement, or insurance contract for employee health or welfare benefits, whether formal or informal, written or oral, funded, unfunded, insured or self-insured, in each case, sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries for the benefit of any director, officer, independent contractor or employee of the Company or any of its Subsidiaries or any former director, officer, independent contractor or employee of the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries has any direct or indirect present or future liability (including by reason of an ERISA Affiliate).

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in Chicago, Illinois.

“Cash and Cash Equivalents” means the aggregate amount of all cash and cash equivalents held by the Company and its Subsidiaries as of the Measurement Time (including actual consolidated cash (bank) balances, liquid instruments, petty cash, marketable securities, short-term investments, wires sent to and checks deposited in accounts of the Company or its Subsidiaries to the extent such wires and checks have not been credited, but excluding the amount of cash needed to fund wires or checks ordered or written by the Company or its Subsidiaries to the extent not cleared), as determined in accordance with the Company’s Accounting Practices and Procedures.

“Cash Balance Plan” has the meaning set forth in Section 3.16(c).

“Clinical Trial” means any clinical investigation, study or trial conducted on one or more human subjects.

“Clinical Trial Authorization” means any issued or pending approval required to be obtained from, as applicable, a Governmental Authority, in order to conduct a Clinical Trial under applicable Law.

“Closing” means the closing of the purchase and sale of the Purchased Equity.

“Closing Date” means the date the Closing takes place in accordance with Section 2.6.

“Closing Date Balance Sheet Statement” has the meaning set forth in Section 2.7(a)(i).

“Closing Date Statement Notice” has the meaning set forth in Section 2.7(a)(ii).

“Closing Indebtedness” means the aggregate amount of Indebtedness outstanding as of the Measurement Time.

“Closing Payment Statement” has the meaning set forth in Section 2.4.

“CMO” means contract manufacturing organization.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercialization” means any and all activities directed to the commercialization of a product, including the preparation for sale of, offering for sale of, or sale of a product, including activities related to marketing, promoting, educating about, distributing, selling, importing and exporting such product, and interacting with Governmental Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Commitment Letter” means one or more debt commitment letters among Purchaser and the financing sources party thereto (who shall be internationally recognized investment or commercial banks or financial institutions engaged in the business of providing debt financing in similar acquisition financings), in form and substance reasonably satisfactory to Purchaser, to be entered into on or after the date hereof, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financing sources party thereto agree to provide debt financing to Purchaser or any of its Affiliates to pay a portion of the Purchase Amount.

“Company” has the meaning set forth in the preamble hereto.

“Company 401(k) Plans” has the meaning set forth in Section 7.3(d).

“Company Products” means all products of the Company or any of its Subsidiaries that have been Developed, Manufactured or Commercialized by the Company during the three (3) years prior to the Closing.

“Company Technology” has the meaning set forth in Section 3.13(e).

“Company Transaction Expenses” means, without duplication, all fees and expenses (whether or not yet invoiced) incurred by, or on behalf of, or to be paid by, the Company or any of its Subsidiaries, to the extent such fees and expenses are on account of services provided by any third party to the Company or any of its Subsidiaries at or prior to the Closing and remain unpaid as of immediately prior to the Closing, in each case, in connection with the sale of the Purchased Equity, any negotiation, preparation or execution of this Agreement or the performance or consummation of the transactions contemplated hereby, including (a) the fees and expenses of any financial advisor, law firm (including W&S, Arnold & Porter and Stinson), accounting or audit firm, brokers, finders, consultants or similar advisors, (b) any management fees and expenses payable to TTE Partners LLC, any Water Street Group Company, (c) (i) payments to each Incentive Unit Holder and the Phantom Unit Holder, and (ii) any other retention, sale, transition, transaction or change in control bonuses, severance amounts triggered prior to or on the Closing Date that are payable by the Company or its Subsidiaries on or after the Closing Date or similar payments due and payable in connection with the transactions contemplated by this Agreement and entered into by the Company, any Seller or any of their respective Affiliates prior to the Closing, and the employer portion of any related payroll Taxes, provided, that, for the avoidance of doubt, in no event shall “Company Transaction Expenses” be deemed to include any fees and expenses owed, paid or payable to any Person to the extent incurred at the written direction of Purchaser or any of its Affiliates or otherwise relating to Purchaser’s and/or any of its Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Purchaser and/or any of its Affiliates.

“Company’s Accounting Practices and Procedures” means the accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodology, specifically set forth in Exhibit B hereto.

“Competing Business” means the design, Development, Manufacture, marketing or sale of any product used in the sterile processing department, operating rooms and endoscopy space, including any product of the type Developed, Manufactured, marketed for sale or sold by the Company and its Subsidiaries at any time prior to the Closing Date.

“Complete Data Package” means (a) all Regulatory Materials and other information and documentation regarding the conduct and results of each of the Development activities relating to the Company Products, (b) all data, results, reports and any other information relating to, or generated from Development activities or research relating to the Company Products, regardless of the form in which they are created or presented, and (c) all other material data in the Company’s control generated by the Company’s Development, Manufacturing and Commercialization activities with respect to the Company Products, in each case, as presented in a form and substance reasonably satisfactory to Purchaser.

“Confidential Information” means all information of the Company and any of its Subsidiaries of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”) that relates to its business, financial condition, services, products or research or development, or any of its suppliers, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about suppliers, customers, independent contractors or other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (d) other Owned Intellectual Property. Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally known or available to the public through no unauthorized action or omission, including a breach of any confidentiality obligations, or any other action or omission outside of the Ordinary Course of Business at or prior to the time of disclosure; (ii) becomes known to the receiving party (or one of its Affiliates) after the Closing Date without any restriction on disclosure, which has not been disclosed to the receiving party in violation of any contract; or (iii) is required to be disclosed by any Law, provided, however, that prompt notice of said requirement shall have been given to the disclosing party.

“Continuing Employees” has the meaning set forth in Section 7.3(a).

“Contract” means any contract, agreement, lease or license that is legally binding, whether written or oral.

“Convicted Entity” means an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. § 335a (a) or 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“Costs” has the meaning set forth in Section 7.2(a).

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Actions” means all commercially reasonable actions that the Company or its Subsidiaries reasonably determine, in good faith, are necessary or prudent for the Company or its Subsidiaries to take in response to events, occurrences, conditions, circumstances or developments arising directly or indirectly as a result of the COVID-19 pandemic (whether or not required by a Governmental Authority), its impact on economic conditions, or actions taken by a Governmental Authority or other Persons in response thereto.

“Credit Agreement” means that certain Credit Agreement by and between Key Surgical LLC, Ares Capital Corporation, the other Credit Parties and the Lenders (each as defined therein) from time to time party thereto, dated June 1, 2017, as amended prior to the date hereof.

“Current Assets” shall mean, without duplication, only those line items shown on Exhibit C (as adjusted as reflected therein) as current assets of the Company and its Subsidiaries and as determined in accordance with the Company’s Accounting Practices and Procedures.

“Current Liabilities” shall mean, without duplication, only those line items shown on Exhibit C (as adjusted as reflected therein) as current liabilities of the Company and its

Subsidiaries and as determined in accordance with the Company’s Accounting Practices and Procedures.

“D&O Coverage” has the meaning set forth in Section 7.2(b).

“D&O Indemnified Parties” has the meaning set forth in Section 7.2(a).

“D&O Insurance” has the meaning set forth in Section 7.2(b).

“Data Protection Laws” means any Law relating to the Processing of Personal Information and that is applicable to the Company and its Subsidiaries in any jurisdiction in which they operate, including, but not limited to (a) the General Data Protection Regulation (EU 2016/679) (“GDPR”) and the e-Privacy Directive (Directive 2002/58/EC), (b) any Laws which implement the e-Privacy Directive or the GDPR, and (c) Section 5 of the Federal Trade Commission Act.

“Debarred Entity” means a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or an Affiliate of a Debarred Entity.

“Debt Financing” means the debt financing consummated or intended to be consummated pursuant to the Commitment Letter, and including any alternative financing undertaken in replacement of all or any portion of such financing.

“Debt Financing Documents” means the agreements, documents, certificates and other instruments contemplated by the Debt Financing.

“Department of Labor” shall mean the United States Department of Labor.

“Designated Contacts” has the meaning set forth in Section 6.2(a).

“Development” means, with respect to a product, any and all activities related to research, pre-clinical, non-clinical and clinical testing and development, design and development planning, test method development and testing, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, clinical trials including Manufacturing in support thereof, statistical analysis and report writing, interacting with key opinion leaders and scientific advisory boards, the preparation, submission and active management and maintenance of Regulatory Materials for such product and interacting with Governmental Authorities regarding any of the foregoing, in each case whether before or after obtaining any regulatory or marketing authorization or approvals from a Governmental Authority. When used as a verb, “Develop” means to engage in Development.

“Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Purchaser on or about the date hereof.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property”.

“Environment” means soil, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air.

“Environmental Claim” means any Action filed by or before any Governmental Authority, or written notice of actual or potential violation or liability by or from any Person, resulting from (a) the presence or Release of or exposure to any Hazardous Materials or (b) the noncompliance with any Environmental Laws or Environmental Permits.

“Environmental Condition” means any Release of Hazardous Materials into the Environment with respect to (a) the Leased Property, (b) any property previously owned, leased or operated by the Company or any Subsidiary to the extent such Release occurred at the time of such ownership, lease or operation, or (c) any other real property at which any Hazardous Material generated by the operation of the Company or any Subsidiary prior to Closing has been treated, stored or disposed of, or has otherwise come to be located, which in each case of the foregoing clauses (a), (b) or (c), violates any Environmental Law or results in any loss, liability, Action or Order to or involving the Company or any Subsidiary.

“Environmental Laws” means any applicable Laws relating to (a) pollution, (b) the protection of the Environment or public or worker health or safety (as it relates to exposure to Hazardous Materials), or (c) the presence, Release, threatened Release, storage, use, treatment, transportation, management, handling, generation, production, manufacture, importation, exportation, sale, distribution, labeling, recycling, processing, testing, control or cleanup of or exposure to Hazardous Material (or products or mixtures containing Hazardous Materials), in each case as in effect on or prior to the Closing Date.

“Environmental Permits” has the meaning set forth in Section 3.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (b) which together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.8.

“Event” has the meaning set forth in the definition “Material Adverse Effect”.

“Excluded Adjustment” shall mean a change in estimate (whether effected by way of reversal or omission of a previously accrued item, or in any other manner) that (a) would increase or decrease the recorded amount of the Company’s or its Subsidiaries’ consolidated current assets or consolidated current liabilities, in each case in comparison with the relevant amount reflected in the most recent balance sheet included in the Financial Statements and (b) is not made in response to (i) a bona fide transaction entered into by the Company or its Subsidiaries prior to the Closing Date, (ii) a payment made or received by the Company or its Subsidiaries prior to the Closing Date, (iii) action of an unaffiliated third party prior to the Closing Date, or (iv) an event or change of circumstances external to the Company or its Subsidiaries that occurred prior to the Closing Date.

“Excluded Entity” means (a) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs, such as Medicare or Medicaid, by the Office of the Inspector General of the U.S. Department of Health and Human Services, or (b) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration.

“Existing Debt Joinders” has the meaning set forth in Section 6.6(b).

“Existing Purchaser Debt” has the meaning set forth in Section 6.6(b).

“Export and Import Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service, EU Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, and other relevant applicable laws of the United Kingdom, the European Union and its member states.

“Export Approvals” has the meaning set forth in Section 3.23(b)(i).

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), and its implementing regulations.

“Final Closing Date Balance Sheet Statement” has the meaning set forth in Section 2.7(a)(iv).

“Final Purchase Price Allocation” has the meaning set forth in Section 2.10(b).

“Financial Statements” means (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and December 31, 2019, and the related consolidated statements of income and cash flows for the years then ended, together with the notes and schedules thereto, and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2020 (the “Balance Sheet Date”), and the related consolidated statements of income and cash flows for the eight (8)-month period then ended, which unaudited financial statements do not include footnote disclosures required by GAAP and do not include any year-end adjustments.

“Financing” means any debt or other financing arranged or obtained (or attempted to be arranged or obtained) by Guarantor or Purchaser for the purpose of financing the payment by Purchaser of any portion of the Purchase Amount.

“Financing Conditions” means, with respect to the Financing contemplated by the Commitment Letter, the conditions precedent set forth in the Commitment Letter.

“Financing Entities” means each debt provider and each other Person (including each agent and arranger) that commits to provide or has otherwise entered into agreements with Guarantor or any of its Subsidiaries to provide Financing.

“Financing Parties” means the Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Guarantor, nor Purchaser, nor any Affiliate thereof shall be a Financing Party.

“Fixing Rate” means, in relation to a specified date, the closing rate as published by Bloomberg on that date, to be observed using the Bloomberg Fix function (‘BFIX’ function).

“Flow-Through Tax Return” means any Tax Return for which income of the Company (or its applicable Subsidiary) flows through to the Company’s member(s) (or other owner(s) for Tax purposes).

“Foreign Benefit Plan” has the meaning set forth in Section 3.16(k).

“Fraud” means, with respect to a party to this Agreement, an intentional and knowing misrepresentation of material facts with intent to deceive with respect to the making of the representations and warranties by such party pursuant to Article III, Article IV or Article V (as applicable), in each case as determined pursuant to a common law fraud claim brought under the Laws of the State of Delaware.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Formation and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.5(b) (Blocker Activities), Section 3.7 (Capitalization; Subsidiaries), Section 3.19 (No Other Brokers), Section 4.1 (Formation and Qualification), Section 4.2 (Authorization; Enforceability), and Section 4.6 (Ownership of Purchased Stock or Purchased Units).

“GAAP” means United States generally accepted accounting principles, as in effect as of the date hereof.

“GDPR” has the meaning set forth in the definition of “Data Protection Laws”.

“GMP” means the current good manufacturing practices for the manufacture and testing of medical devices, including as specified in (a) 21 C.F.R. Part 820 (i.e., the Quality System Regulation) pursuant to the FDCA; (b) ISO 13485; and, and (c) similar requirements of any other Governmental Authorities.

“Government Official” has the meaning set forth in Section 3.23(a).

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, legislative body, administrative agency or instrumentality, (c) any court, tribunal, judicial body, quasi-judicial body, or an arbitrator or arbitration panel, or (d) any quasi-governmental or non-governmental self-regulatory agency, notified body, securities exchange, commission or authority, in each of the foregoing clauses (a) through (d), whether supranational, national, federal, state, county, municipal, provincial or designated by any of the foregoing, and whether local or foreign. The foregoing includes the FDA, HHS, or any successor agency thereto, applicable IRBs, and any other Regulatory Authority in any jurisdiction worldwide.

“Grant Date” has the meaning set forth in Section 3.16(l)(i).

“Guaranteed Obligations” has the meaning set forth in Section 12.16.

“Guarantor” has the meaning set forth in the preamble hereto.

“Hazardous Material” means (a) radioactive materials or wastes, petroleum (including crude oil or any fraction thereof and its byproducts and distillates), asbestos or asbestos-containing materials, urea formaldehyde foam insulation, per- or polyfluoroalkyl substances and polychlorinated biphenyls, or (b) any other materials, substances or wastes regulated pursuant to or which could give rise to liability under any applicable Environmental Law.

“HCP” means any Person (a) qualified to prescribe, administer, use or supply any medicinal or medical products or (b) perform any professional medical, laboratory, research, nursing, phlebotomy, behavioral health, or other clinical services; the foregoing to include any investigator, physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, therapist, mental health coach or other health care provider or practitioner, including any key opinion leaders.

“Health Benefit Laws” means Laws relating to the enrollment, participation, licensure, certification, accreditation, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage.

“Health Compliance Laws” means, collectively, all Laws that regulate medical devices and other medical products, including those related to Development, Manufacturing and Commercialization activities and interactions with health-care professionals (HCPs), including, as applicable, the following: (a) the FDCA, (b) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), (c) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (d) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), (e) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (f) the exclusion laws (42 U.S.C. 1320a-7), (f) the Ethics in Patient Referrals Act (42 U.S.C. § 1395nn), (g) the PPACA, (h) the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), (i) GMP, (j) the FDA regulations set forth at 21 C.F.R. Part 11, (k) all Laws governing the collection, processing, retention, use, disclosure, access, transfer or destruction of information that identifies or could reasonably be used to identify an individual, (l) the Health Insurance

Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, (m) the Federal Trade Commission Act of 1914 and (n) similar or equivalent Laws to any of the foregoing of all applicable jurisdictions.

“Healthcare Law” means Health Benefit Laws and Health Compliance Laws, except for any such laws that constitute Data Protection Laws.

“HHS” means the United States Department of Health and Human Services.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Unit Holder” means each individual issued Incentive Units of the Company (which were contributed to KS Management) set forth on Schedule 1.1(b) under the heading “Incentive Unit Holder”.

“Incentive Units” means Incentive Units of the Company, as defined in the Company’s Second Amended and Restated Limited Liability Company Agreement.

“Indebtedness” means, (a) with respect to the Company and its Subsidiaries, as of any time and without duplication, (i) the outstanding principal amount of, accrued and unpaid interest on and fees, expenses and other payment obligations (including any prepayment penalties, premiums, overdrafts, costs, breakage or other amounts payable upon the discharge thereof) arising under or in connection with, any obligations of the Company or any of its Subsidiaries for (A) borrowed money, (B) obligations evidenced by any note, bond, debenture or other debt security and (C) lease obligations that are required to be classified as a capitalized or finance lease obligation in accordance with GAAP, (ii) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (iii) all obligations, including any breakage costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate that are terminated at or prior to the Closing, (iv) guarantees by the Company or any of its Subsidiaries (to the extent of the amount of such guarantees) of any indebtedness of a third party of the type described in the foregoing clauses (i) through (iii), (v) the employer portion of any payroll Taxes the due date for the payment of which has been deferred until after the Closing Date under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020, (vi) the Pre-Closing Tax Liability Amount, and (vii) Sellers’ portion of the Transfer Taxes as provided in Section 7.7 to the extent it remains unpaid as of the Closing Date and (b) the items listed on Schedule 1.1(e).

“Information Systems” means all computer hardware, databases and electronic data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Insurance Policies” has the meaning set forth in Section 3.22.

“Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, including (a) all patents and patent applications, including all reissuances, divisionals, continuations, revisions, renewals, re-examinations, and extensions thereof (collectively “Patents”); (b) all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise), and all registrations and applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) all trade secret rights and corresponding rights in Confidential Information and other non-public or proprietary information (whether or not patentable), including formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (collectively, “Trade Secrets”); (d) all copyrights and copyrightable works, and all design rights, whether or not registered or published, including all “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (collectively, “Copyrights”); (e) all Internet domain names and all social media accounts (collectively, “Domain Names”); (f) all other intellectual property rights arising from Software and Technology; and (g) and any and all similar, corresponding or equivalent intellectual or proprietary rights anywhere in the world.

“International Trade Laws” has the meaning set forth in Section 3.23(b).

“IRB” means any national, central, local or regional institutional review board or ethics committee of any applicable jurisdiction designated to review, approve and monitor the conduct of clinical research, with the aim to protect the rights, welfare and safety of human subjects, including any such entity as described in 21 C.F.R. Part 56, or foreign equivalent of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor entity thereto.

“Key Employee” has the meaning set forth in Section 7.11(b).

“Knowledge” means (a) with respect to the Company or the Sellers, the actual knowledge of O’Connell, Milchman, Kathie Lenzen and JV Wulf, in each case after reasonable inquiry of the Persons set forth on Schedule 1.1(c), (b) with respect to Purchaser, the actual knowledge of its chief executive officer, chief financial officer and any other executive officer thereof, and (c) with respect to Guarantor, the actual knowledge of its chief executive officer, chief financial officer and any other executive officer thereof.

“KS Holdings” has the meaning set forth in the preamble hereto.

“KS Management” has the meaning set forth in the preamble hereto.

“KS Shareholders” has the meaning set forth in the preamble hereto.

“KSA Inc.” has the meaning set forth in the recitals hereto.

“KSA LLC” has the meaning set forth in the recitals hereto.

“KSA Net Asset Amount” means the amount as of immediately prior to the Closing (which amount could be a positive or negative number) equal to the sum of (a) all assets, including cash and cash equivalents (including marketable securities), excluding Tax assets, other than income Tax refunds attributable to (i) any overpayment of estimated payments, or (ii) the carryback of any Pre-Closing net operating loss, to a prior Tax period, in each case, of KSA Inc. and KSA LLC, less (b) all liabilities of KSA Inc. and KSA LLC on a combined basis attributable to any Pre-Closing Tax Period; provided, however, liabilities for Taxes shall only include Taxes attributable to any Pre-Closing Tax Period for which the applicable Tax Return was not yet filed as of the Closing Date. The calculation of the KSA Net Asset Amount shall (i) exclude any deferred income Tax assets and liabilities, (ii) assume that the Tax period of KSA Inc. and KSA LLC that includes the Closing Date ends on the Closing Date, (iii) exclude any Taxes arising from a Purchaser Closing Date Transaction, (iv) exclude any Taxes arising from an election under Section 338 of the Code and any corresponding election permitted under the applicable Laws of any local, state, or non-U.S. jurisdiction made by Purchaser with respect to the transaction; and (v) be determined in accordance with the allocation methodology provided in Section 7.5(d). For the avoidance of doubt, the KSA Net Asset Amount shall not include the equity interests of KSA LLC or of the Company or any asset or liability of the Company or its Subsidiaries.

“Law” means any laws, including principles of common law and other requirements of law, statutes, treaties, codes, regulations, and Orders issued, promulgated or entered into, by or with any Governmental Authority, and any permit or license granted by or under the authority of any of the foregoing.

“Leased Property” has the meaning set forth in Section 3.12(b).

“Lien” means any lien, mortgage, security interest, charge or encumbrance of any kind or nature.

“Manufacture” or “Manufacturing” means all activities related to the production, manufacture, processing, finishing, packaging, labeling, shipping, transport and storage of a product, including process development, process qualification and validation, scale-up, non-clinical, clinical and commercial manufacture and analytic development, product characterization, testing, quality assurance, and quality control.

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Adverse Effect” means any event, change, development, circumstance, state of facts or effect (each, an “Event”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Sellers or the Company to perform their obligations under this Agreement or that would prevent, materially impede or materially delay the consummation by Sellers or the Company of the transactions contemplated hereby or (b) the business or the results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, that, for purposes of the foregoing clause (b), Events relating to the following shall not be deemed to constitute a “Material Adverse Effect,” and shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) changes in the general business or economic conditions affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate, (ii) the announcement or disclosure of the transactions contemplated herein, (iii) changes in regulatory, political or social conditions, (iv) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (vi) changes in Law or GAAP, (vii) compliance by Purchaser, Sellers or the Company with the express terms of this Agreement or with any written request of Purchaser or the taking of any action that has been approved or consented to by Purchaser in writing, (viii) any “Act of God”, including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), (ix) the failure of the Company or any Subsidiary of the Company to meet or achieve the results set forth in any projection, estimate, forecast or plan, provided, that the underlying causes for any such failure shall not be excluded from the definition of “Material Adverse Effect” pursuant to this clause (ix) (but may be otherwise excluded pursuant to this definition of “Material Adverse Effect”); except, in each case of the foregoing clauses (i), (iii), (iv) and (v), to the extent that any Event referred to in such clause has had or would reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the industry or industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.11.

“Material Customers” has the meaning set forth in Section 3.25(a).

“Material Vendors” has the meaning set forth in Section 3.25(a).

“Measurement Time” means 12:01 a.m. in each relevant jurisdiction on the Closing Date.

“Milchman” has the meaning set forth in the preamble hereto.

“Multiemployer Plan” has the meaning set forth in Section 3.16(d).

“Mutual Non-Disclosure Agreement” has the meaning set forth in Section 6.2(c).

“Net Working Capital” shall mean an amount equal to the sum of (a) the consolidated Current Assets of the Company and its Subsidiaries as of the Measurement Time, less (b) the consolidated Current Liabilities of the Company and its Subsidiaries as of the Measurement Time, in each case determined in accordance with the Sample Calculation of Working Capital set forth on Exhibit C hereto and the Company’s Accounting Practices and Procedures.

“Neutral Auditor” has the meaning set forth in Section 2.7(a)(iii).

“Notice Period” has the meaning set forth in Section 2.7(a)(ii).

“O’Connell” has the meaning set forth in the preamble hereto.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, settlement, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries, consistent with past practices (including with respect to amount and frequency), but excluding any conduct that would be a breach of any Contract or violation of Law; provided that, for the avoidance of doubt, COVID-19 Actions shall not be deemed “Ordinary Course of Business”.

“Owned Company Technology” has the meaning set forth in Section 3.13(c).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or one of its Subsidiaries.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Payoff” has the meaning set forth in Section 2.3(a)(vi).

“Payoff Debt” has the meaning set forth in Section 2.3(a)(vi).

“Payoff Letters” has the meaning set forth in Section 2.3(a)(vi).

“Permits” has the meaning set forth in Section 3.9.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business for obligations that are not overdue or are being contested in good faith by appropriate proceedings by the Company and/or any of its Subsidiaries and for which adequate accruals or reserves have been established in accordance with GAAP (to the extent applicable), (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third Persons entered into in the Ordinary Course of Business, purchase money Liens and Liens of a lessor, sublessor, licensor, sublicensor, lessee, sublessee, licensee or sublicensee arising under lease arrangements or license arrangements, (c) Liens arising under (including deposits and pledges made in the Ordinary Course of Business in compliance with) worker’s compensation, unemployment insurance and other similar social security laws, (d) Liens for Taxes or other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by the Company and/or any of its Subsidiaries in each case, for which adequate reserves have been established in accordance with GAAP, (e) Liens that secure Indebtedness that, if outstanding as of immediately prior to the Closing, will be paid off at Closing in accordance with the Payoff Letters, (f) any restriction on transfer arising under any applicable securities laws, (g) Liens to be terminated or released in connection with the consummation of the transactions contemplated by this Agreement, (h) those Liens set forth on Schedule 1.1(a), (i) Liens arising in the Ordinary Course of Business (including customer return rights and customer warranty claims) and not incurred in connection with the borrowing of money, (j) imperfections of title or encumbrances, that, individually or in the aggregate, do not materially impair the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (k) easements, covenants, rights-of-way and other similar charges and encumbrances of record, that, individually or in the aggregate, do not materially impair the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (l) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third Person on any property over which the Company or any of its Subsidiaries has easement rights or any leased real property, and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights of way and other similar charges and encumbrances, none of which Liens set forth in this clause (l), individually or in the aggregate, materially impair the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (m) licenses of Intellectual Property, and (n) other Liens that, individually or in the aggregate, do not materially impair the value of the property or asset subject to such Liens.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Personal Information” means information that can be used on its own or with other information to identify, contact, or locate a single person, or to identify an individual, including credit card numbers, social security numbers, email addresses, telephone numbers and home addresses.

“Phantom Unit Holder” means Ross Tustain.

“Phantom Units” means those certain cash incentive opportunities granted to the Phantom Unit Holder pursuant to that certain Incentive Agreement, dated as of March 9, 2020, executed between the Phantom Unit Holder and the Company, which entitle the Phantom Unit Holder to certain payments that are based on other payments made by the Company in respect of its Incentive Units.

“Post-Closing Tax Period” means any taxable period (including the portion of a Straddle Period) that begins after the Closing Date.

“PPACA” means the Patient Protection and Affordable Care Act (Public Law No. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152).

“Pre-Closing Tax Period” means any taxable period (including the portion of a Straddle Period) that ends on or before the Closing Date.

“Pre-Closing Tax Liability Amount” means the excess, if any (but not less than $0), of the aggregate income Tax liabilities, over the aggregate income Tax assets (including Tax refunds and credits, and estimated payments and prepayments of income Taxes) of the Company and its Subsidiaries on a combined basis, in each case, attributable to any Pre-Closing Tax Period for which the applicable Tax Return was not yet filed as of the Closing Date. The calculation of the Pre-Closing Tax Liability Amount shall (a) exclude any deferred income Tax liabilities or deferred income Tax assets and any assets or liabilities to the extent accounted for through the Net Working Capital, (b) assume that the Tax period of the Company and its Subsidiaries that includes the Closing Date ends on the Closing Date, (c) exclude any Taxes arising from a Purchaser Closing Date Transaction, (d) exclude any Taxes arising from an election under Section 338 of the Code and any corresponding election permitted under the applicable Laws of any local, state, or non-U.S. jurisdiction made by Purchaser with respect to the transactions described herein, and (e) be determined in accordance with the allocation methodology provided in Section 7.5(d).

“Process” or “Processing” or its conjugates means the operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Product Labeling” means, with respect to any Company Product, (a) the prescribing information, including instructions for use, for such Company Product, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Company Product.

“Proprietary Software” means any Software owned or purported to be owned by the Company.

“Purchase Amount” has the meaning set forth in Section 5.7.

“Purchased Equity” has the meaning set forth in the recitals hereto.

“Purchased Stock” has the meaning set forth in the recitals hereto.

“Purchased Units” has the meaning set forth in the recitals hereto.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Closing Date Transaction” means any transaction engaged in by the Company or any of its Subsidiaries on the Closing Date, that (a) has been entered into at the direction of Purchaser, (b) occurs after the Closing and (c) that is not contemplated by this Agreement, including, for the avoidance of doubt, any transaction engaged in by the Company or any of its Subsidiaries in connection with the financing of any obligations of the Purchaser or the Company or any of its Subsidiaries to make a payment.

“Purchaser’s Draft Allocation” has the meaning set forth in Section 2.10(a).

“Purchaser Prepared Income Tax Return” has the meaning set forth in Section 7.5(b)(i).

“Real Property Lease” has the meaning set forth in Section 3.12(b).

“Regulatory Approval” means, with respect to a country or other jurisdiction, the approvals, licenses, registrations, or authorizations of any Governmental Authority necessary to Develop, Manufacture or Commercialize a product in such country or other jurisdiction, including, where applicable, (a) Clinical Trial Authorizations, (b) pricing or reimbursement approval in such country or other jurisdiction, (c) pre- and post-approval marketing authorizations (including any IDE, 510(k) Clearances or exemptions therefrom (as set forth in 21 C.F.R. Parts 807 and 812)), PMA Approval and (d) approval of Product Labeling.

“Regulatory Authority” means any applicable Governmental Authority involved in the granting and maintenance of Regulatory Approvals in any country or other regulatory jurisdiction worldwide, or the conduct of clinical investigations, including the FDA in the United States.

“Regulatory Materials” means (a) all applications, submissions and notifications for or regarding a Regulatory Approval, (b) all supporting files, data, dossiers, technical documents, studies, reports and other writings or materials, (c) correspondence to or from any Governmental Authority in connection with a Regulatory Approval (including minutes, official opinions and guidance and contact reports), (d) any data contained or referenced in or supporting any of the foregoing, (including the Complete Data Package), (e) internal and external GMP inspection or audit reports, (f) documents related to any alleged product or operational non-compliance or product complaint matters, (g) GMP documentation and (h) adverse event and pharmacovigilance documentation.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring or migration, of any Hazardous Material in, into, onto or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors and financing sources (including financial advisors, counsel and accountants).

“Required Financial Information” means audited consolidated balance sheets and related statements of income and cash flows for the Company and its Subsidiaries for the fiscal years ended December 31, 2018 and 2019, in each case prepared in accordance with GAAP. Purchaser hereby acknowledges receipt of such audited financial statements in Schedule 3.4(a).

“Resolution Period” has the meaning set forth in Section 2.7(a)(ii).

“Restricted Parties” has the meaning set forth in the preamble hereto.

“Sanctioned Country” means any country or region that is, or was during the relevant time, the subject of a comprehensive embargo under U.S. Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine), or countries subject to EU or UK sanctions.

“Sanctioned Person” means: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including, without limitation,

OFAC’s Specially Designated Nationals and Blocked Persons List, the consolidated list of persons, groups and entities subject to EU financial sanctions or any similar list maintained by the UK; (b) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by or acting on behalf of a person or persons described in clause (a); or (c) any individual or entity located or organized in, or a national or resident of any country or region that is, or has been during the last five (5) years, the subject of a comprehensive embargo under U.S. Sanctions Laws.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and its Member States and the United Kingdom.

“Section 409A” has the meaning set forth in Section 3.16(f).

“Securities Act” has the meaning set forth in Section 5.6.

“Seller Prepared Tax Return” has the meaning set forth in Section 7.5(a).

“Seller Reserve Amount” means $1,000,000.

“Sellers” has the meaning set forth in the preamble hereto.

“Sellers’ Allocation Notice” has the meaning set forth in Section 2.10(a).

“Sellers’ Representative” has the meaning set forth in the preamble hereto.

“Seller Representative Tax Matter” means (a) amending a Flow-Through Tax Return for a Pre-Closing Tax Period; (b) filing a Flow-Through Tax Return for a Pre-Closing Tax Period in any jurisdiction where the Company (or its applicable Subsidiary) has not historically filed Tax Returns; (c) extending or waiving the applicable statute of limitations with respect to any Tax properly includible on any Flow-Through Tax Return for a Pre-Closing Tax Period; (d) filing any ruling request with any Governmental Authority that relates to any Flow-Through Tax Return (or applicable Taxes) for a Pre-Closing Tax Period; (e) making or revoking an election on any Tax Return filed after the Closing Date that adversely affects any Flow-Through Tax Return (or applicable Taxes) for a Pre-Closing Tax Period; (f) any disclosure to, or discussions with, any Governmental Authority regarding any Flow-Through Tax Return (or applicable Taxes) for a Pre-Closing Tax Period, including disclosure to, or discussions with, a Governmental Authority with respect to filing Tax Returns for a Pre-Closing Tax Period in jurisdictions that the Company (or its applicable Subsidiary) did not file a Tax Return for such periods; or (g) changing the character of any income or gain that must be reported on any Tax Return filed or required to be filed by any Seller (or any of their Affiliates), by reason of any Flow-Through Tax Return required to be filed by the Company (or any of its Subsidiaries) for a Pre-Closing Tax Period.

“Software” means all computer software programs and software systems, and related documentation and materials, whether in source code, object code or human readable form.

“Specified Matters” means the matters set forth on Schedule 1.1(d).

“STERIS 401(k) Plan” has the meaning set forth in Section 7.3(a).

“Stinson” has the meaning set forth in Section 12.14.

“Stock Seller” has the meaning set forth in the preamble hereto.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” shall mean with respect to any Person, any corporation, company, limited liability company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Surviving Covenants” has the meaning set forth in Section 10.1.

“Target Working Capital” means $23,836,000.

“Taxes” means any U.S. federal, national, state, local, provincial or non-U.S./foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits or gains, lease, service, fringe benefits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, unclaimed property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other assessment or charge that in each case is in the nature of a tax, including any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Return” or “Tax Returns” any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment, submitted to a Governmental Authority.

“Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how.

“Termination Date” has the meaning set forth in Section 11.1(d).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Deductions” means, without duplication, any deduction permitted for income Tax purposes attributable to Company Transaction Expenses or other similar fees and expenses paid on or prior to the Closing Date or included in the computation of the Closing Indebtedness or the Net Working Capital.

“Transfer Taxes” means all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, property, real estate transfer, use, excise, stock, stamp, documentary, filing, recording, registration, permit, license, authorization, administrative (including, without limitation, notary fees), value-added and similar Taxes, filing fees and similar charges.

“Unit Sellers” has the meaning set forth in the preamble hereto.

“W&S” has the meaning set forth in Section 12.14.

“WARN Act” has the meaning set forth in Section 3.18(e).

“Water Street Group Company” means, collectively, Water Street Healthcare Partners, LLC, a Delaware limited liability company, Water Street Healthcare Partners III, L.P., a Delaware limited partnership, and each of their respective Subsidiaries.

“Willful Breach” has the meaning set forth in Section 11.2(a).

“Worker” means each individual who is an officer, director, employee (regular, temporary, full-time, part-time or otherwise), consultant or independent contractor of the Company or any of its Subsidiaries.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Equity. On the terms and subject to the conditions contained in this Agreement, on the Closing Date, (a) Stock Seller shall sell, assign, transfer and deliver to Purchaser the Purchased Stock (free and clear of all Liens, other than any Permitted Liens), and Purchaser shall purchase the Purchased Stock from Stock Seller, and (b) the Unit Sellers shall sell, assign, transfer and deliver to Purchaser the Purchased Units (free and clear of all Liens, other than any Permitted Liens), and Purchaser shall purchase the Purchased Units from the Unit Sellers.

2.2 Purchase Price.

(a) The aggregate purchase price (the “Aggregate Purchase Price”) to be paid by Purchaser to the Sellers for the Purchased Equity shall be an amount equal to the sum of:

(i) $850,000,000 in cash;

(ii) plus, Cash and Cash Equivalents;

(iii) plus, the amount, if any, by which Net Working Capital is greater than Target Working Capital;

(iv) less, the amount, if any, by which Net Working Capital is less than Target Working Capital;

(v) less, the amount equal to the Closing Indebtedness;

(vi) less, the amount equal to the Company Transaction Expenses;

(vii) less the amount equal to the Seller Reserve Amount; and

(viii) less the Adjustment Escrow Amount.

(b) Payment of the Aggregate Purchase Price and any other payments specified in this Agreement or the other Ancillary Documents shall be made in U.S. Dollars. To the extent any component of the Aggregate Purchase Price or any such other payment is based on or is determined by a currency other than U.S. Dollars, the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalents determined on the basis of the Fixing Rate as of the close of business on the Business Day immediately prior to the date of the relevant payment. For the avoidance of doubt, in the case of any component of the Aggregate Purchase Price, the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalents determined on the basis of the Fixing Rate as of the close of business on the Business Day immediately prior to the Closing Date.

2.3 Closing Deliverables. At or prior to the Closing:

(a) Sellers’ Representative (on behalf of the Sellers) shall deliver to Purchaser:

(i) a certificate, dated as of the Closing Date, executed by an authorized officer of Sellers’ Representative, to the effect that the conditions set forth in Section 8.1 and Section 8.2 have been satisfied;

(ii) resignation letters, effective as of the Closing, executed by the individuals set forth on Schedule 2.3(a)(ii), from their positions as officers, directors or managers, as the case may be, of KSA Inc., KSA LLC, the Company and/or any of its Subsidiaries, as applicable;

(iii) an appropriate IRS Form W-9 from each Seller (or, if such Seller is a disregarded entity for U.S. federal income Tax purposes, from such Seller’s regarded owner);

(iv) evidence of the termination of each of the Contracts set forth on Schedule 2.3(a)(iv);

(v) the Escrow Agreement, validly executed by Sellers’ Representative and the Escrow Agent;

(vi) (A) evidence reasonably satisfactory to Purchaser that Sellers’ Representative and Sellers have delivered and taken, or caused to be delivered and taken, all notices and all other actions required to effect the payoff and termination of all Indebtedness for borrowed money, including all obligations and commitments of the Company or its Subsidiaries under the Credit Agreement (collectively, the “Payoff Debt”), and the simultaneous release of all Liens and guarantees in respect of such Payoff Debt at the Closing (the “Payoff”) and (B) (1) customary payoff letters, in form and substance reasonably satisfactory to Purchaser, from each holder of Payoff Debt providing details with respect to, and effectuating, the Payoff and (2) customary release documentation, in form and substance reasonably satisfactory to Purchaser, evidencing the release of each Lien and guarantee granted in connection with the Payoff Debt (such letters and release documentation, collectively, the “Payoff Letters”);

(vii) (A) assignments (or other instruments of transfer reasonably acceptable to Purchaser) of the Purchased Units held by Unit Sellers, duly executed by each Unit Seller in favor of Purchaser; and (B) a certificate representing the Purchased Stock duly endorsed for transfer or accompanied by a duly executed stock power or other form of assignment and transfer;

(viii) a certificate of good standing or existence (or its equivalent) of each of KSA Inc., KSA LLC, the Company and each of its Subsidiaries that is formed in the U.S., issued by the applicable secretary of state (or its equivalent) in the U.S. state of formation of each of the foregoing; and

(ix) the written resignations of the auditors of the Subsidiaries of the Company incorporated in England and Wales, such resignation to be in the form required by section 519 of the UK Companies Act 2006 and to confirm that such auditors are of the opinion that there are no circumstances of the nature referred to in section 519(1) and (2) of that Act that need to be brought to the attention of the members or creditors of the Company in connection with their resignation.

(b) Purchaser shall deliver to Sellers’ Representative:

(i) the Escrow Agreement, validly executed by Purchaser;

(ii) a certificate, dated as of the Closing Date, executed by an authorized officer of Purchaser, to the effect that the conditions set forth in Section 9.1 and Section 9.2 have been satisfied; and

(iii) the Aggregate Purchase Price and other payments pursuant to, and in accordance with, Section 2.5.

2.4 Closing Payment Statement and Allocation Schedule. At least five (5) Business Days prior to the Closing Date, Sellers’ Representative shall deliver (on behalf of the Sellers) to Purchaser: (a) a statement (the “Closing Payment Statement”) setting forth (i) Sellers’ Representative’s good faith estimate of (A) Cash and Cash Equivalents, (B) Net Working Capital, (C) Closing Indebtedness and (D) Company Transaction Expenses, (ii) Sellers’ Representative’s calculation of the Aggregate Purchase Price based on the foregoing in accordance with Section 2.2; (iii) KSA Inc.’s good faith estimate of the KSA Net Asset Amount; and (b) the Allocation

Schedule. Sellers’ Representative’s calculation of the Aggregate Purchase Price on the Closing Payment Statement shall be the “Aggregate Purchase Price” for purposes of this Agreement unless and until the Aggregate Purchase Price is adjusted pursuant to Section 2.7(b). Purchaser shall have the right, acting in good faith, to review and comment on the Closing Payment Statement, and shall provide any such comments to the Sellers’ Representative no later than three (3) Business Days prior to the Closing Date. The Sellers’ Representative shall review Purchaser’s comments to the Closing Payment Statement in good faith and may incorporate such comments into the Closing Payment Statement in its reasonable judgment. The Closing Payment Statement as may be updated pursuant to the immediately forgoing sentence shall be the “Closing Payment Statement” for purposes of this Agreement.

2.5 Payment. At the Closing, Purchaser shall make the following payments (as calculated on the Closing Payment Statement) as follows:

(a) subject to the satisfaction of Sellers’ obligations set forth in Section 2.3(a)(vi), to the extent contemplated by and set forth in the Payoff Letters, and in order to effectuate the Payoff, Purchaser shall repay all amounts outstanding under the Payoff Debt by wire transfer of immediately available funds to the applicable payees thereof (in each case in accordance with such Payoff Letters and this Agreement);

(b) Purchaser shall pay all Company Transaction Expenses by wire transfer of immediately available funds to the applicable payees thereof; provided, however, that with respect to any such amounts to be paid to personnel of the Company or any of its Subsidiaries (including the Incentive Unit Holders and the Phantom Unit Holder, as applicable), Purchaser shall, at the written direction of Sellers’ Representative prior to the Closing, pay such amounts to the Company or any of its Subsidiaries, as applicable, and in such case, Purchaser shall cause such Person to pay such funds to the applicable recipient within three (3) Business Days thereafter or in such Person’s next regularly scheduled payroll at Purchaser’s option;

(c) Purchaser shall pay the Adjustment Escrow Amount by wire transfer of immediately available funds to an account maintained by the Escrow Agent (the “Adjustment Escrow Account”);

(d) Purchaser shall pay the Seller Reserve Amount by wire transfer of immediately available funds to an account maintained by Sellers’ Representative; and

(e) Purchaser shall pay the Aggregate Purchase Price to the Sellers by wire transfer of immediately available funds in accordance with the Allocation Schedule, to the bank accounts designated by Sellers’ Representative by written notice to Purchaser prior to the Closing Date; provided, however, that the portion of the Aggregate Purchase Price otherwise payable to Stock Seller by Purchaser shall be increased by the amount of the KSA Net Asset Amount if it is a positive number, and decreased by the amount of the KSA Net Asset Amount if it is a negative number.

2.6 Closing. The Closing shall take place remotely via the electronic exchange of documents and signature pages at 10:00 a.m. Central Time on the second (2nd) Business Day following the satisfaction or waiver of each of the conditions specified in Article VIII and

Article IX hereof (other than those to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, place and time as may be agreed upon by Purchaser and Sellers’ Representative. The Closing shall be deemed to occur at 12:01 a.m. in each relevant jurisdiction on the Closing Date for all purposes of this Agreement. At the Closing, each Stock Seller and Unit Seller shall deliver to Purchaser an executed instrument of assignment and/or transfer from such Stock Seller or Unit Seller to Purchaser (in form and substance reasonably satisfactory to Purchaser and such Stock Seller or Unit Seller) effectuating the transfer of the Purchased Stock or Purchased Units (which are uncertificated), as applicable, from such Stock Seller or Unit Seller to Purchaser hereunder, free and clear of all Liens other than any Permitted Liens.

2.7 Purchase Price Adjustments.

(a) Closing Date Balance Sheet Statement.

(i) As soon as practicable, and in any event within ninety (90) days after the Closing Date, Purchaser will prepare and deliver to Sellers’ Representative a statement (the “Closing Date Balance Sheet Statement”) of (A) Cash and Cash Equivalents, (B) Net Working Capital, (C) Closing Indebtedness, (D) Company Transaction Expenses and (E) the KSA Net Asset Amount, which, in each case, sets forth in reasonable detail Purchaser’s basis for such calculations.

(ii) After receipt of the Closing Date Balance Sheet Statement, Sellers’ Representative shall have sixty (60) days to review it. To the extent reasonably required to complete its review of the Closing Date Balance Sheet Statement, Sellers’ Representative and its Representatives shall have access during normal business hours to the books and records of the Company and its Subsidiaries as may be reasonably required for such review. Sellers’ Representative shall deliver notice (the “Closing Date Statement Notice”) to Purchaser on or prior to the sixtieth (60th) day after receipt of the Closing Date Balance Sheet Statement (the “Notice Period”) either (A) specifying in reasonable detail all disputed items and a summary of the basis therefor or (B) accepting Purchaser’s Closing Date Balance Sheet Statement. If Sellers’ Representative delivers the Closing Date Statement Notice notifying Purchaser of any objections to the Closing Date Balance Sheet Statement in accordance with the immediately preceding sentence, Sellers’ Representative and Purchaser shall, within thirty (30) days following the date of such Closing Date Statement Notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If Sellers’ Representative notifies Purchaser that it has accepted the Closing Date Balance Sheet Statement, if Sellers’ Representative and Purchaser resolve the disputed amount(s) in accordance with the immediately preceding sentence, or if Sellers’ Representative fails to provide the Closing Date Statement Notice on or prior to the last day of the Notice Period, the Closing Date Balance Sheet Statement shall be deemed final and binding and shall be the “Final Closing Date Balance Sheet Statement” for purposes of Section 2.7(b).

(iii) If at the conclusion of the Resolution Period Sellers’ Representative and Purchaser have not reached an agreement on any objections with respect to the Closing Date Balance Sheet Statement, then all amounts and issues remaining in dispute will be submitted by Sellers’ Representative and Purchaser to a mutually acceptable independent (i.e., no prior business relationship with Purchaser, the Company or the Sellers) accounting firm that is one of the ten largest accounting firms in the United States (the “Neutral Auditor”) for a determination resolving such amounts and issues. Purchaser agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne by Purchaser, on the one hand, and the Sellers, on the other hand, in the proportion that the aggregate dollar amount of the disputed items submitted to the Neutral Auditor by Purchaser or Sellers’ Representative that are unsuccessfully disputed by it (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of disputed items submitted by Purchaser and Sellers’ Representative. Except as provided in the preceding sentence, all other costs and expenses incurred by Purchaser and the Sellers in connection with resolving any dispute hereunder before the Neutral Auditor will be borne by the party incurring such cost and expense. The Neutral Auditor shall determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor’s determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Neutral Auditor will be based solely on presentations with respect to such disputed items by Purchaser and Sellers’ Representative to the Neutral Auditor and not on the Neutral Auditor’s independent review. Purchaser and Sellers’ Representative shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items (but in no event later than fifteen (15) Business Days after engagement of the Neutral Auditor), and each of Purchaser and Sellers’ Representative will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Neutral Auditor. In deciding any matter, the Neutral Auditor (A) will be bound by the provisions of this Section 2.7(a) and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Sellers’ Representative or less than the smallest value for such item claimed by Purchaser or Sellers’ Representative.

(iv) The Neutral Auditor’s determination will be made within forty-five (45) days after its engagement (which engagement will be made no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, will be set forth in a written statement delivered to Sellers’ Representative and Purchaser and will be final, binding, non-appealable, and enforceable as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act or its state law equivalents for all purposes hereunder; provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction, but only upon a finding that the Neutral Auditor committed manifest error with respect to its determination. The term “Final Closing Date Balance Sheet Statement” means the definitive Closing Date Balance Sheet Statement deemed to be the Final Closing Date Balance Sheet Statement in accordance with Section 2.7(a)(ii) or the definitive Closing Date Balance Sheet Statement resulting from the determination made by the Neutral Auditor in accordance with this Section 2.7(a)(iv), as applicable.

(b) Post-Closing Adjustments.

(i) Net Working Capital Adjustment.

(A) Downward Adjustment. If the Net Working Capital, as set forth on the Final Closing Date Balance Sheet Statement, is less than the estimated Net Working

Capital, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be decreased dollar-for-dollar by the amount of such shortfall.

(B) Upward Adjustment. If the Net Working Capital, as set forth on the Final Closing Date Balance Sheet Statement, is greater than the estimated Net Working Capital, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be increased dollar-for-dollar by the amount of such excess.

(ii) Cash and Cash Equivalents Adjustment.

(A) Downward Adjustment. If Cash and Cash Equivalents, as set forth on the Final Closing Date Balance Sheet Statement, are less than the estimated Cash and Cash Equivalents, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be decreased dollar-for-dollar by the amount of such shortfall.

(B) Upward Adjustment. If Cash and Cash Equivalents, as set forth on the Final Closing Date Balance Sheet Statement, are greater than the estimated Cash and Cash Equivalents, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be increased dollar-for-dollar by the amount of such excess.

(iii) Indebtedness Adjustment.

(A) Downward Adjustment. If Closing Indebtedness, as set forth on the Final Closing Date Balance Sheet Statement, is greater than the estimated Closing Indebtedness, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be decreased dollar-for-dollar by the amount of such excess.

(B) Upward Adjustment. If Closing Indebtedness, as set forth on the Final Closing Date Balance Sheet Statement, is less than the estimated Closing Indebtedness, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be increased dollar-for-dollar by the amount of such shortfall.

(iv) Company Transaction Expenses Adjustment.

(A) Downward Adjustment. If Company Transaction Expenses, as set forth on the Final Closing Date Balance Sheet Statement, are greater than the estimated Company Transaction Expenses, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be decreased dollar-for-dollar by the amount of such excess.

(B) Upward Adjustment. If Company Transaction Expenses, as set forth on the Final Closing Date Balance Sheet Statement, are less than the estimated Company Transaction Expenses, as set forth on the Closing Payment Statement, the Aggregate Purchase Price will be increased dollar-for-dollar by the amount of such shortfall.

The amount of any decrease to the Aggregate Purchase Price, pursuant to this Section 2.7(b), shall be paid to Purchaser in cash from the funds in the Adjustment Escrow Account, which shall be Purchaser’s sole source of recovery for any such decrease to the Aggregate Purchase Price. The amount of any increase to the Aggregate Purchase Price, pursuant to this Section 2.7(b), shall be paid by Purchaser to the Sellers in accordance with their respective Pro Rata Percentages set forth in the Allocation Schedule, to the bank accounts designated by Sellers’ Representative in accordance with the Allocation Schedule, by wire transfer in immediately available funds; provided, however, that the portion of any such payment to Stock Seller by Purchaser shall be adjusted by any amount due to or from Stock Seller pursuant to Section 2.7(c). Within three (3) Business Days after the Final Closing Date Balance Sheet Statement is deemed final in accordance with Section 2.7(a)(ii) or determined by the Neutral Auditor in accordance with Section 2.7(a)(iv), (1) Purchaser shall make any payment required thereby pursuant to this Section 2.7(b) and (2) Purchaser and Sellers’ Representative shall direct the Escrow Agent in writing to pay by wire transfer of immediately available funds, (x) any funds owed to Purchaser pursuant to this Section 2.7(b) from the Adjustment Escrow Account to the account designated by Purchaser and (y) the remainder thereof, if any, to the Sellers in accordance with their respective Pro Rata Percentage set forth in the Allocation Schedule to the accounts designated by Sellers’ Representative in accordance with the Allocation Schedule.

(c) Post-Closing Adjustment of the Portion of the Aggregate Purchase Price Paid to Stock Seller.

(i) If the KSA Net Asset Amount, as set forth on the Final Closing Date Balance Sheet Statement, is greater than the estimated KSA Net Asset Amount, as set forth on the Closing Payment Statement, the portion of the Aggregate Purchase Price otherwise payable by Purchaser to Stock Seller, in accordance with the Allocation Schedule, will be increased dollar-for-dollar by the amount of such excess and such amount shall be paid by Purchaser to Stock Seller in accordance with Section 2.7(b).

(ii) If the KSA Net Asset Amount, as set forth on the Final Closing Date Balance Sheet Statement, is less than the estimated KSA Net Asset Amount, as set forth on the Closing Payment Statement, the portion of the Aggregate Purchase Price otherwise payable by Purchaser to Stock Seller, in accordance with the Allocation Schedule, will be decreased dollar-for-dollar by the amount of such shortfall and such amount shall reduce any amount required to be paid by Purchaser to Stock Seller in accordance with Section 2.7(b); provided, however, that if such KSA Net Asset Amount shortfall exceeds the amount to be paid to Stock Seller by Purchaser, then Stock Seller shall pay the amount of such excess directly to Purchaser.

(d) Adjustment of the Aggregate Purchase Price; Exclusive Remedy. Payment of any amount owed pursuant to this Section 2.7 shall be treated as an adjustment to the Aggregate Purchase Price. For the avoidance of doubt, the parties hereto acknowledge and agree that, from and after the Closing, the provisions of this Section 2.7 and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the parties with respect to the matters that are or that may be addressed through the purchase price adjustments contemplated hereby.

2.8 Escrow Agreement. Purchaser and Sellers’ Representative shall, at the Closing, execute an Escrow Agreement, in the form attached hereto as Exhibit D (the “Escrow Agreement”), which provides for the Adjustment Escrow Amount to be held in escrow following the Closing Date and to be disbursed in accordance with Section 2.7 and the terms of the Escrow Agreement.

2.9 Withholding. Purchaser or its paying agents shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement such amounts as may be required to be deducted and withheld under any applicable Law. To the extent that amounts are so deducted and withheld by Purchaser or its paying agents, such deducted and withheld amounts (a) shall be remitted by Purchaser or its paying agents (or its designated Person) to the applicable Governmental Authority and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Purchaser determines that any such deduction or withholding is so required, Purchaser shall use reasonable best efforts to promptly (and no later than five (5) Business Days prior to the date on which such payment is made) notify each applicable Person of any intention to so deduct and withhold and provide such Person the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold, and cooperate with such Person as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. Each Seller shall reasonably cooperate with Purchaser and shall provide such information as reasonably necessary for Purchaser to determine whether any amounts are so required to be deducted and withheld.

2.10 Purchase Price Allocation.

(a) No later than sixty (60) days after the determination of Net Working Capital (as finally determined pursuant to Section 2.7), Purchaser shall deliver to Sellers’ Representative an allocation of the portion of the Aggregate Purchase Price allocated to the Purchased Units among the Company assets in a manner consistent with the applicable provisions of the Code and the methodologies set forth on Schedule 2.10(a) (the “Purchaser’s Draft Allocation”). If Sellers’ Representative disagrees with the Purchaser’s Draft Allocation, the Sellers’ Representative may, within fifteen (15) Business Days after delivery of the Purchaser’s Draft Allocation, deliver a notice (“Sellers’ Allocation Notice”) to Purchaser to such effect, specifying those items as to which Sellers’ Representative disagrees, the reasons for such disagreement, and Sellers’ Representative’s proposed allocation of the portion of the Aggregate Purchase Price allocated to the Purchased Units. If Sellers’ Representative does not timely deliver a Seller’s Allocation Notice, Sellers’ Representative will be deemed to have agreed to the Purchaser’s Draft Allocation. If Seller’s Allocation Notice is delivered to Purchaser within such fifteen (15) Business Day period, Sellers’ Representative and Purchaser will negotiate in good faith for a period not to exceed twenty (20) Business Days from the receipt of Seller’s Allocation Notice to reach agreement on the disputed items or amounts in order to determine the allocation. If agreement is not reached within such twenty (20) Business Day period, the Purchaser’s Draft Allocation, with Sellers’ Allocation Notice, shall be submitted to the Neutral Auditor for resolution. The determination by the Neutral Auditor shall be final and binding upon the parties absent manifest error, and the costs incurred in retaining the Neutral Auditor shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers’ Representative.

(b) Once all adjustments to the Aggregate Purchase Price have been made pursuant to Section 2.7, and all disagreements, if any, regarding the Purchaser’s Draft Allocation have been resolved as provided in Section 2.10(a), the parties shall amend the allocation of the Aggregate Purchase Price allocated to the Purchased Units, consistent with the allocations described in this Section 2.10, to reflect any appropriate adjustments to the Aggregate Purchase Price (the “Final Purchase Price Allocation”).

(c) The parties hereby undertake and agree to timely file any Tax Return that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code or any other applicable Law. Neither party shall file any Tax Return or other document or otherwise take any position which is inconsistent with the Final Purchase Price Allocation determined pursuant to this Section 2.10, except as may be adjusted by subsequent agreement following an audit by the IRS or any other Governmental Authority or by an Order; provided, that neither party (nor their respective Affiliates) shall be obligated to litigate any challenge to such allocation by any Governmental Authority. The parties hereto shall promptly inform one another of any challenge by any Governmental Authority to the Final Purchase Price Allocation and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

3.1 Formation and Qualification. KSA Inc., KSA LLC, the Company and each of its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in such Person’s jurisdiction of formation) under the laws of the jurisdiction of its organization. Each of KSA Inc., KSA LLC, the Company and its Subsidiaries has full entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect. Each of KSA Inc., KSA LLC, the Company and its Subsidiaries is duly qualified to do business (where applicable), and is in good standing, to the extent applicable, as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so duly qualified or in good standing would not reasonably be expected to, individually or in the aggregate, adversely affect the Company and its Subsidiaries in any material respect. Schedule 3.1 lists the name and jurisdiction of organization and the company number (where applicable) of each of the Company’s Subsidiaries. The Company has made available to Purchaser complete and correct copies of its certificate of formation and operating agreement and the applicable governing documents of the Company, KSA Inc., KSA LLC and each of the Company’s Subsidiaries, in each case as in effect as of the date hereof.

3.2 Authorization; Enforceability. The execution and delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of the Company. This Agreement has been, and the Ancillary Documents to which the Company is or will be a party have been or will be, as applicable, duly executed and delivered by the Company, and the consummation of the transactions contemplated hereby and by the Ancillary Documents have been (or at the Closing will be) duly authorized by all necessary action on the part of the Company. Assuming this

Agreement and each of the Ancillary Documents to which the Company is or will be a party constitute the valid, legal and binding obligation of each of the other parties hereto, this Agreement and each of the Ancillary Documents to which the Company is or will be a party constitute the valid, legal and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

3.3 No Defaults or Conflicts. Except as described on Schedule 3.3, neither the execution, delivery or performance of this Agreement or any of the Ancillary Documents to which the Company is a party, nor the consummation of the transactions contemplated hereby or thereby by the Company will (a) constitute a breach or result in any violation of the applicable governing documents of the Company or any of its Subsidiaries, (b) materially conflict with or constitute a material default under (i) any Material Contract (as defined below), or (ii) any applicable Law having jurisdiction over the Company or any of its Subsidiaries or any of their assets or (c) require the giving of notice to any Person in accordance with any Material Contract, Permit or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

3.4 Financial Statements.

(a) True and complete copies of the Financial Statements are attached on Schedule 3.4(a). Except as set forth on Schedule 3.4(a) or as disclosed in any of the Financial Statements (including any of the notes thereto), the Financial Statements have been prepared in conformity with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries (taken as a whole), as of the respective dates thereof and for the respective periods indicated in accordance with GAAP (subject, in each case of the unaudited financial statements, to the lack of footnotes and other presentation items and normal year-end adjustments, which would not, individually or in the aggregate, reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect).

(b) Except as set forth on Schedule 3.4(b), neither the Sellers nor the Company has received any oral or written notification of any: (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(c) Schedule 3.4(c) sets forth a true, correct and complete list of all outstanding Indebtedness of the Company and its Subsidiaries, as well as the outstanding balance thereof, all as of the date of this Agreement. Other than as set forth on Schedule 3.4(c), KSA Inc. and KSA LLC do not hold any outstanding Indebtedness.

3.5 Undisclosed Liabilities; Blocker Activities.

(a) Neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared as of the date hereof in accordance with GAAP, other than (i) liabilities or obligations adequately reflected in, reserved against or otherwise described in the Financial Statements (including the footnotes thereto), (ii) liabilities or obligations incurred in the Ordinary Course of Business since the Balance Sheet Date that are not, individually or in the aggregate, material in amount, (iii) future executory obligations arising under any of the Material Contracts or under contracts which are not required to be disclosed on Schedule 3.11 (excluding all obligations arising in connection with any breach or other violation of any such contract prior to the Closing Date), (iv) liabilities and obligations arising under (or incurred in connection with) this Agreement and/or any of the transactions contemplated hereby, (v) liabilities and obligations to be included in (or for which a reserve or accrual is to be included in) the computation of the Net Working Capital, the Company Transaction Expenses and/or the Closing Indebtedness (each as finally determined in accordance with this Agreement), (vi) liabilities and obligations between or among any of the Company and/or any of its Subsidiaries and (vii) liabilities and obligations otherwise disclosed (or within any materiality threshold contained in any other representation or warranty) in this Agreement or the Disclosure Schedule.

(b) KSA Inc. and KSA LLC do not engage, and neither of them has never engaged, in any business or activity, and KSA Inc. and KSA LLC do not have, and neither of them has ever had, any liabilities or obligations, other than in connection with (i) in the case of KSA Inc., its ownership of the equity interests of KSA LLC, and (ii) in the case of KSA LLC, its ownership of units of the Company.

3.6 Absence of Certain Changes or Events. Except as set forth on Schedule 3.6, since the Balance Sheet Date through the date of this Agreement, the Company and each of its Subsidiaries has conducted its business in the Ordinary Course of Business and there has not been: (a) any event, occurrences, facts, conditions or developments that, individually or in the aggregate, have had or would be reasonably expect to have a Material Adverse Effect and (b) except as set forth on Schedule 3.6, neither the Company nor any of its Subsidiaries has taken any action, other than COVID-19 Actions, which, were such action to occur after the date hereof but prior to the Closing Date, would require the prior written consent of Purchaser pursuant to Section 6.1.

3.7 Capitalization; Subsidiaries.

(a) Schedule 3.7(a) sets forth (as of the date hereof) a true, correct and complete list of all of the equity interests of the Company, KSA Inc. and KSA LLC that are issued, reserved for issuance or outstanding and the record and beneficial owners thereof. All of such equity interests have been duly authorized and (as applicable) validly issued and, other than this Agreement, are not subject to or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable Law, the organizational and governance documents of KSA Inc., KSA LLC or the Company, as applicable, or any Contract to which KSA Inc., KSA LLC, the Company or any of its Subsidiaries is a party or is otherwise bound.

(b) Schedule 3.7(b) sets forth (as of the date hereof) a true, correct and complete list of each of the Company’s Subsidiaries and the record owners of the equity interests and issued share capital of such Subsidiaries. Each of the Company’s Subsidiaries is wholly owned by the Company or one of its Subsidiaries. All of the outstanding equity interests and shares of each Subsidiary of the Company that are held by the Company or any of its Subsidiaries are duly authorized, fully paid or credited as fully paid, and validly issued and not subject to or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable Law, the organizational and governance documents of any such Subsidiary or any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound. The Company or one of its Subsidiaries has good and valid title to all the equity interests and shares of the Subsidiaries of the Company owned by any of the Company or any of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens, and is the record owner thereof, and KSA Inc. has good and valid title to all the equity interests of KSA LLC, and KSA LLC has good and valid title to its interests in the Company, free and clear of all Liens, other than Permitted Liens, and is the record owner thereof. No agreement or arrangement (other than this Agreement) exists pursuant to which any person has or may in the future have the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any equity interests, share or loan capital in the Company or any Subsidiary of the Company (including by way of option or under any right of conversion or pre-emption). Except as set forth on Schedule 3.7(b), there are no voting agreements, proxies or other agreements or understandings with respect to the voting of any of the equity interests of KSA LLC, the Company or any of its Subsidiaries.

(c) Except for its interests in its Subsidiaries listed on Schedule 3.7(b) and except as set forth on Schedule 3.7(c), the Company does not own, directly or indirectly, any equity interest in any other Person. Except for its interests in the Company, KSA LLC does not own, directly or indirectly, any equity interest in any other Person. Except for its equity interests in KSA LLC, KSA Inc. does not own, directly or indirectly, any equity interest in any other Person.

3.8 No Consents. Except (a) as listed on Schedule 3.8 and (b) as may be required under the HSR Act or any competition filing which may be required pursuant to foreign Law, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution or performance by the Company of its obligations under this Agreement.

3.9 Permits. Schedule 3.9 sets forth a true, correct and complete list of all certificates, licenses, permits, authorizations, consents, registrations and approvals issued or granted by any Governmental Authority, including all Regulatory Approvals (“Permits”) to the Company or a Subsidiary of the Company that are necessary for or used in the operation of the business of the Company and its Subsidiaries as currently conducted and that are material to such operations. All material fees and charges that are due and owing with respect to such Permits as of the date hereof have been paid in full. Except as set forth in Schedule 3.9, (a) all such Permits held by the Company or a Subsidiary of the Company are valid and in full force and effect, and the Company or the applicable Subsidiary is in compliance in all material respects with the terms and conditions thereof, (b) since June 1, 2017, neither the Company nor any of its Subsidiaries has received written, or, to the Knowledge of the Company, verbal notice of any Action to the revocation, nonrenewal or modification of any such Permits, (c) none of such Permits would reasonably be expected to be subject (by its express terms) to suspension, modification, revocation, nonrenewal or termination a result of the execution and delivery of this Agreement or any of the Ancillary Documents or the consummation of the transactions contemplated hereby, and (d) as of the date hereof, the Company and its Subsidiaries possess all material Permits necessary to own or hold under lease and operate their respective assets and to conduct the business of the Company and its Subsidiaries as currently conducted.

3.10 Litigation.

(a) Schedule 3.10(a) sets forth, as of the date hereof, a true, correct and complete list of (i) each Action pending before any court or other Governmental Authority against the Company or any of its Subsidiaries or any of their businesses or assets that (A) alleges damages, penalties, recoupment, refund or other liabilities in excess of $100,000 or (B) seeks any material injunctive relief and (ii) each material Order of any court or other Governmental Authority outstanding and in effect against the Company or any of its Subsidiaries. Since June 1, 2017, there has been no Action pending or, to the Knowledge of Company, threatened before or by any Governmental Authority against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect, and there is no outstanding Order to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is bound which would, individually or in the aggregate, reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order and there are no unsatisfied penalties or awards against or affecting the Company, its Subsidiaries or any of its or their properties or assets which would, individually or in the aggregate, reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect.

(b) There are no Actions pending or, to the knowledge of Stock Seller, threatened against KSA Inc. or KSA LLC in any court or before any other Governmental Authority, or before any arbitrator. Neither KSA Inc. nor KSA LLC is a party to or subject to any Order.

3.11 Contracts. Schedule 3.11 sets forth a true, correct and complete list of Contracts, including all amendments and supplements thereto, and to which the Company or any of its Subsidiaries is bound, meeting any of the descriptions set forth below:

(a) collective bargaining agreement, labor contract or other Contract with any labor organization, union, works council or other employee representative;

(b) Contract, arrangement or policy providing for “change in control” payments payable by the Company or any of its Subsidiaries to any of its employees as a result, in whole or in part, of the consummation of the transactions contemplated hereby;

(c) Contract that is for the employment or provision of services by any officer, director, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 (excluding bonuses and commissions);

(d) Contract regarding the purchase of real property;

(e) loan agreement, promissory note, indenture, mortgage or other Contract with respect to Indebtedness or guarantees in excess of $250,000 that remains outstanding as of the date hereof (other than intercompany loans and similar intercompany arrangements between the Company or any of its Subsidiaries);

(f) Contract which (i) restricts the ability of the Company or any of its Subsidiaries to engage in any business activity in any geographic area or line of business or which restricts the ability of the Company and its Subsidiaries to compete with any Person, (ii) contains a “most-favored nation”, “meet competition” or similar pricing terms or rights in favor of any counterparty, (iii) grants to another Person exclusive rights with respect to any products, services or territory or (iv) restricts the solicitation by the Company or any of its Subsidiaries of any employees employed by any other Person (other than customary non-disclosure agreements entered into in the Ordinary Course of Business);

(g) Contract that provides or grants any party thereto exclusive right(s) to sell products of the Company or its Subsidiaries;

(h) Contract relating to (i) any acquisition by merging or consolidating with, or by investing in, providing a loan to, purchasing a substantial portion of the assets or securities of, or by any other manner, any corporation, partnership, joint venture or other entity by Company or its Subsidiaries, or (ii) any sale by merging or consolidating any sale by merging or consolidating with, or by investing in, providing a loan to, selling a substantial portion of the Company or its Subsidiaries’ assets or securities to, or by any other manner, any corporation, partnership, joint venture or other entity;

(i) all powers of attorney or other similar Contracts or grants of agency;

(j) Contract with any Restricted Party or any Affiliate of any Restricted Party except with respect to remuneration for services rendered as a current or former director, managers, officer, employee of or consultant to the Company or any of its Subsidiaries;

(k) Contract with any Material Vendor and any contract (excluding (w) purchase orders arising in the Ordinary Course of Business, (x) Contracts among the Company or any of its Subsidiaries, (y) any Leased Property required to be disclosed pursuant to Section 3.12(b) (or any other leased property not required to be so disclosed because it did not meet the applicable disclosure requirements set forth therein) and (z) any Contracts required to be disclosed pursuant to Section 3.13(e)) pursuant to which the Company or any Subsidiary will be required to make aggregate payments in excess of $250,000 to any third party over the remaining term of such agreement that is not terminable by the Company or such Subsidiary upon 60 days’ notice or less;

(l) Contract for the Development, supply, Manufacture or Commercialization of the Company Products, including any Contract with a CMO, or Contract with an HCP, but excluding (i) customary non-disclosure agreements entered into in the Ordinary Course of Business, (ii) intellectual property assignment agreements and confidentiality agreements entered into with employees and independent contractors of the Company in the Ordinary Course of Business, (iii) non-exclusive Contracts entered into with customers of the Company for the purchase of Company Products in the Ordinary Course of Business, (iv) licenses of “off the shelf” software, open source software licenses, licenses for Software embedded in any equipment, fixtures, components, or finished products; and implied licenses granted in the Ordinary Course of Business from any Person and (v) Contracts for the development, purchase or placement of marketing materials and advertisements (including online advertising) in the Ordinary Course of Business;

(m) Contract granting any Person a Lien on all or any part of the material assets of the Company and its Subsidiaries, other than Liens which will be released at or prior to Closing and any Permitted Liens;

(n) Contract with any Governmental Authority, other than a government run or owned hospital or health network;

(o) Contract with any Material Customer and any agreement with any customer of the Company (including any amendments thereto, but excluding purchase or work orders thereunder) requiring aggregate future payments to the Company or any of its Subsidiaries of amounts in excess of $250,000 over the remaining term of such agreement; or Contract that relates to the acquisition of any business; or

(p) any other Contract that is material to the Company and its Subsidiaries, taken as a whole.

The Company has provided Purchaser true, correct and complete copies of each Contract listed on Schedule 3.11, including all material amendments thereto (collectively, the “Material Contracts”). Each of the Material Contracts are valid and binding obligations of the Company or its applicable Subsidiary and are in full force and effect and are enforceable by the Company or such Subsidiary in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)). The Company or its applicable Subsidiary which is a party thereto has performed in all material respects all obligations required to be performed by it under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice from any party to any Material Contract of such party’s intention to terminate such Material Contract. No event has occurred (with or without notice or lapse of time) that will give any party the right to cancel or terminate or modify in any material respect the rights or obligations of the Company or any of its Subsidiaries under any Material Contract.

3.12 Tangible Personal Property; Real Property.

(a) The Company or a Subsidiary of the Company has good and valid title to all tangible personal property assets reflected on the most recent balance sheet included in the Financial Statements as being owned by them or, with respect to those thereafter acquired by them prior to the Closing Date, as of the date such assets are so acquired, other than those disposed of since the Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens. This Section 3.12(a) does not relate to real property or interests in real property, such items being the subject of Section 3.12(b), or to Intellectual Property, such items being the subject of Section 3.13.

(b) The Company and its Subsidiaries do not own (in fee or otherwise) any real property or any interest in any real property (other than pursuant to the Real Property Leases). As of the date hereof, each of the leases, subleases and licenses entered into by the Company and its Subsidiaries, along with any of the amendments, modifications, waivers or supplements thereto (and any guarantees that may exist related to such leases, subleases and license) (each, a “Real Property Lease”), relating to any real property and interests in real property leased, licensed or subleased by the Company or any of its Subsidiaries (individually, a “Leased Property”) is set forth on Schedule 3.12. A true and complete copy of each Real Property Lease has been made available to Purchaser. The Company or a Subsidiary of the Company has a valid leasehold interest in all Leased Property, in each case free and clear of all Liens, except for Permitted Liens. With respect to each Leased Property, except as set forth in Schedule 3.12, (i) each Real Property Lease is valid, binding and in full force and effect and is enforceable by the Company or its applicable Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)), (ii) neither the Company nor any of its Subsidiaries that is the lessee or sublessee under such Real Property Lease nor, to the Knowledge of the Company, any other party to such Real Property Lease is (with or without the lapse of time or the giving of notice, or both) in material breach or material default under such Real Property Lease, (iii) neither the Company nor any of its Subsidiaries has received written notice of the intention of any party to terminate any Real Property Lease, (iv) the Company or one of its Subsidiaries is in possession of such Leased Property, (v) the Company (or one of its Subsidiaries) that is the lessee or sublessee thereunder has not subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Property or any portion thereof, (vi) the Leased Property constitutes all interests in real property used, occupied or held for use in connection with the business of the Company or any of its Subsidiaries, and (vii) the Leased Property and all buildings, structures and other improvements on the Leased Property are in good condition and repair (subject to normal wear and tear).

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a true, correct and complete list, as of the date of this Agreement, of all of the following Owned Intellectual Property that has not lapsed, expired or been canceled: (i) issued Patents and pending applications for Patents, (ii) Domain Names, (iii) Marks that have been registered or are subject to an application for registration, and all material unregistered Marks, (iv) registered Copyrights and pending applications for registration of Copyrights, and (v) material Proprietary Software.

(b) With respect to all Owned Intellectual Property that is registered or subject to an application for registration, Schedule 3.13(b) sets forth a list, as of the date of this Agreement, of all jurisdictions in which such Owned Intellectual Property is registered or registrations have been applied for and all registration and application numbers and the current status thereof. Except as set forth on Schedule 3.13(b), all such registrations and applications are valid, subsisting, in full force and effect, and enforceable, and are not currently opposed, cancelled, expired, abandoned or otherwise terminated, and payment of all due renewal and maintenance fees in respect thereof, and all filings relating thereto as of the date of this Agreement, have been duly and properly made in accordance with all legal requirements. Except as set forth on Schedule 3.13(b), the Company or one of its Subsidiaries (i) is the sole and exclusive owner, free and clear of all Liens (other than Permitted Liens), of all right, title and interest in and to the Owned Intellectual Property required to be listed on Schedule 3.13(b) and (ii) has (subject to any applicable Permitted Liens) the sole and exclusive right to register and apply to register (to the extent registrable under applicable Law), use and license, without payment to any other Person, all Owned Intellectual Property listed on Schedule 3.13(b).

(c) Except as set forth on Schedule 3.13(c), the Company or one of its Subsidiaries (i) is the sole and exclusive owner, free and clear of all Liens (other than Permitted Liens), of all right, title and interest in and to all Technology that is owned by the Company or its Subsidiaries (the “Owned Company Technology”) and (ii) has the sole and exclusive right to use and license, without payment to any other Person, all Owned Company Technology (subject to any applicable Permitted Liens).

(d) The Owned Intellectual Property and the Company Technology (together with any Intellectual Property used by the Company (or any of its Subsidiaries)) comprises all of the material Intellectual Property and Technology used in the business of the Company and its Subsidiaries as of the date hereof.

(e) Schedule 3.13(e) sets forth a true, correct and complete list, as of the date of this Agreement, of all (i) Contracts pursuant to which the Company or any of its Subsidiaries licenses (as licensee), or receives explicit rights to, any Intellectual Property (other than licenses of “off the shelf” software; open source software licenses; licenses for Software embedded in any equipment, fixtures, components, or finished products; and implied licenses granted in the Ordinary Course of Business from any Person) involving annual royalties or other payments in excess of $100,000 per annum or a covenant not to sue, other than to the Company or one of its Subsidiaries, (ii) material Contracts pursuant to which the Company or any of its Subsidiaries licenses (as licensor), or grants explicit rights to, any Owned Intellectual Property (other than non-exclusive licenses and implied licenses granted in the Ordinary Course of Business and non-exclusive licenses granted to contractors, customers, or other third parties in the Ordinary Course of Business) to any Person involving annual royalties or other payments in excess of $100,000 per annum, or a covenant not to sue, other than to the Company or one of its Subsidiaries, (iii) all material Contracts pursuant to which the Company or any of its Subsidiaries licenses (as licensee) any Technology (other than licenses of “off the shelf” software; open source software licenses; licenses for Software embedded in any equipment, fixtures, components, or finished products; and implied licenses granted in the Ordinary Course of Business) from any Person involving annual royalties or other payments in excess of $100,000 per annum, other than the Company or one of its Subsidiaries (the Technology licensed thereby, together with the Owned Company Technology, the “Company Technology”), and (iv) all material Contracts pursuant to which the Company or any of its Subsidiaries licenses (as licensor) any Technology (other than implied licenses granted in the Ordinary Course of Business and non-exclusive licenses granted to contractors, customers, or other third parties in the Ordinary Course of Business) to any Person involving annual royalties or other payments in excess of $100,000 per annum, other than the Company or one of its Subsidiaries.

(f) Except as set forth on Schedule 3.13(f), the conduct of the Company’s and its Subsidiaries’ business as conducted since June 1, 2017, and as currently conducted does not, violate, infringe or misappropriate in any material respect the Intellectual Property or Technology of any other Person. Except as set forth on Schedule 3.13(f), as of the date of this Agreement, no Actions are pending or, to the Knowledge of the Company, threatened against the Company or one of its Subsidiaries by any Person, with respect to the ownership, validity, or enforceability of any Intellectual Property or Technology and, since June 1, 2017 through and including the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or one of its Subsidiaries violated any rights relating to Intellectual Property or Technology of any Person, or requires a license thereto. Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries is a party to or subject to or in material default under any Order related to any Owned Intellectual Property or Owned Company Technology. To the Knowledge of the Company, no third Person is infringing or misappropriating in any material respect the Owned Intellectual Property or Owned Company Technology and there is no litigation commenced by the Company and/or any of its Subsidiaries currently pending or, to the Knowledge of the Company, threatened against any third Person alleging the same.

(g) All Information Systems used by the Company are sufficient for the conduct of its business as currently conducted and as presently proposed to be conducted. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with its business. The Company has taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material business data. Since June 1, 2017, there have been no material breaches of the Company’s Information Systems.

(h) The Company has entered into confidentiality and nondisclosure agreements with all of its managers, members, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of the Company to protect the confidentiality and value of such Trade Secrets, and there has not been any breach by any of the foregoing of any such agreement. The Company uses reasonable measures to maintain the secrecy of all of its Trade Secrets.

3.14 Environmental Compliance. Except as set forth on Schedule 3.14:

(a) The operations of the Company and its Subsidiaries are, and have been since June 1, 2017 in compliance with applicable Environmental Laws in all material respects.

(b) (i) The Company and its Subsidiaries have obtained and are, and have been since June 1, 2017, in compliance in all material respects with all Permits necessary pursuant to Environmental Law to be possessed by them for their operations (“Environmental Permits”), and (ii) since June 1, 2017, neither the Company nor any of its Subsidiaries has received written notice relating to the revocation or material modification of any such Environmental Permit.

(c) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d) The Company has delivered or made available to Purchaser copies of all Phase I environmental site assessment reports, Phase II reports, asbestos surveys or material documents related to any Environmental Claims or Environmental Conditions which are in the possession or control of the Company or its Subsidiaries.

(e) To the Knowledge of the Company, none of the following exists at the Leased Property: (i) underground tanks or related pipes, pumps or other facilities; (ii) friable asbestos or asbestos-containing materials in any building, structure or other form of improvement in a condition that has required or requires removal or abatement under any Environmental Laws; (iii) mold at levels or in conditions that have caused or could reasonably be expected to cause adverse health effects; or (iv) equipment containing polychlorinated biphenyls.

(f) To the Knowledge of the Company, neither the Company nor any Subsidiary has generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced or processed any Hazardous Materials at or upon any property except in material compliance with all applicable Environmental Laws; and, to the Knowledge of the Company, there has been no Release of any Hazardous Material at, on, under or from the Leased Property or any property formerly owned, leased or operated by the Company or any Subsidiary that requires or is currently undergoing investigation, assessment, cleanup, remediation or any other type of response action by the Company or any Subsidiary pursuant to any Environmental Law or any contractual obligation (including any applicable lease agreements).

(g) Neither the Company nor any Subsidiary is currently subject to any Order issued pursuant to any Environmental Law which Order includes unsatisfied affirmative obligations on the part of the Company or any Subsidiary.

(h) Neither the Company nor any Subsidiary has affirmatively assumed, or agreed to indemnify any other Person relating to any liability arising from any Environmental Law.

(i) To the Knowledge of the Company, the Leased Property and operations of the Company and each Subsidiary do not currently require a material capital expenditure to achieve or maintain material compliance with any Environmental Law.

3.15 Taxes.

(a) Except as set forth on Schedule 3.15: (i) each of KSA Inc., KSA LLC, the Company and its Subsidiaries has timely filed or caused to be timely filed all income and other material Tax Returns required by the Code or applicable state, local, or foreign Laws, and all such Tax Returns are correct and complete in all material respects, (ii) all income and other material Taxes owed by KSA Inc., KSA LLC, the Company or its Subsidiaries (whether or not shown on its Tax Returns) have been paid (or reserved against in the Company’s financial statements) and (iii) no material Liens for Taxes exist on any of the properties of KSA Inc., KSA LLC, the Company or its Subsidiaries, in each case, other than Permitted Liens.

(b) The Company is, and since May 25, 2017 has been, treated as a partnership for U.S. federal, state, local, and foreign Tax purposes and Sellers have included in Schedule 3.15 as a disclosure to this Section 3.15(b), the Tax classification of each entity owned directly and indirectly by Company, and the Tax year during which such classification became effective.

(c) Except as set forth on Schedule 3.15: (i) no material Tax Return of KSA Inc., KSA LLC, the Company or its Subsidiaries has been under audit, (ii) no Tax Return of KSA Inc., KSA LLC, the Company or its Subsidiaries is currently under audit or examination by any taxing authority, and (iii) no written notice of an intent to conduct an audit or examination with respect to any material Tax or Tax Return of KSA Inc., KSA LLC, the Company or any of its Subsidiaries has been received by the Company or its Subsidiaries which is still pending.

(d) Except as set forth on Schedule 3.15, each material Tax deficiency assessed against KSA Inc., KSA LLC, the Company or its Subsidiaries (and which has not been finally resolved) by any taxing authority against KSA Inc., KSA LLC, the Company and its Subsidiaries has been paid or reserved against in KSA Inc.’s, KSA LLC’s, the Company’s, or its applicable Subsidiary’s financial statements.

(e) None of KSA Inc., KSA LLC, the Company or its Subsidiaries is party to, or bound by, any Tax sharing agreement or similar arrangement or practice with respect to Taxes (including any advance pricing, closing agreements or other agreements with any taxing authority with respect to Taxes, but excluding (i) Contracts entered into in the Ordinary Course of Business that typically include Tax sharing or similar arrangements or practices and (ii) arrangements solely between or among KSA Inc., KSA LLC, the Company and its Subsidiaries).

(f) Except as set forth on Schedule 3.15: (i) there are no agreements or waivers extending, or having the effect of extending, the statute of limitations applicable to any material Tax Return of KSA Inc., KSA LLC, the Company or its Subsidiaries, and (ii) none of KSA Inc., KSA LLC, the Company or its Subsidiaries has requested any extension of time within which to file a Tax Return which has not been filed as of the date hereof.

(g) No election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 has been made by or on behalf of the Company or any Subsidiary to have the amendments made by such provisions apply to any income Tax Return of the Company or its Subsidiaries with respect to any tax period beginning on or before December 31, 2017.

(h) No claim has been made in writing by any Governmental Authority in a jurisdiction where each of KSA Inc., KSA LLC, the Company or any of its Subsidiaries has not filed a Tax Return that any of KSA Inc., KSA LLC, or the Company or any of its Subsidiaries is or may be subject to Tax by such jurisdiction.

(i) None of KSA Inc., KSA LLC, the Company or any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) in any jurisdiction, other than each of their respective place of organization.

3.16 Employee Benefits.

(a) Schedule 3.16(a) sets forth a true, correct and complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has made available to Purchaser complete and accurate copies of, as applicable, (i) such Benefit Plan, including any amendment thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the current summary plan description and summaries of material modification, (v) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any), (vi) all pending applications for rulings, determinations and opinions filed with any Governmental Authority regarding such Benefit Plan, (v) the most recent written results of all required compliance testing, and (vi) copies of any material correspondence with the IRS, Department of Labor or other Governmental Authority. There has been no amendment to, or announcement by any of the Company or a Subsidiary relating to any Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the current fiscal year.

(b) Each Benefit Plan (and any related trust or other funding vehicle) set forth on Schedule 3.16(a) has been established, operated, funded and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws including, without limitation, the United Kingdom Financial Services and Markets Act 2000 and subordinate legislation to that act. All payments (including all contributions, distributions, reimbursements, premium payments or intercompany charges) that are due have been made within the legally required time periods, including those prescribed by ERISA and the Code to each Benefit Plan and all such payments for any period ending on or before the date hereof which are not yet due have either been made to each such Benefit Plan or properly accrued in accordance with GAAP or other applicable audit requirements. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any lien on the assets of any of the Company or its Subsidiaries under ERISA, the Code, or any other applicable Laws. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, annual funding notices, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each applicable Benefit Plan. Neither the Company or its Subsidiaries nor any “disqualified person” or “party in interest” (as defined in Section 4975 of the Code or Section 3(14) of ERISA, respectively) with respect to a Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Benefit Plan. There are no pending or threatened actions, claims, or lawsuits against or relating to the Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such plans (except routine claims for benefits payable in the Ordinary Course of Business). Since December 31, 2014, neither the Company nor any of its Subsidiaries has received notice of, and, to the Knowledge of the Company, there are no investigations by any Governmental Authority with respect to the Benefit Plans, or termination proceedings or other claims, suits or proceedings

(except routine claims for benefits payable in the Ordinary Course of Business) against or involving any Benefit Plan.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter from the IRS to the effect that such Benefit Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or is based on a prototype or volume submitter document that has received a current opinion or advisory letter, and no such letter has been revoked, and no act or omission has occurred that could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or Tax under ERISA or the Code. As of the date of this Agreement, the Company or one of its Affiliates, has terminated the Key Surgical, Inc. Cash Balance Plan (the “Cash Balance Plan”) in accordance with the terms of the Cash Balance Plan and in compliance with any and all applicable Laws.

(d) Neither the Company nor any of its Subsidiaries has within the last seven (7) years sponsored, established, maintained, contributed to, or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise) directly or indirectly, with respect to any plan that is: (i) subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(i) of the Code or Section 3(35) of ERISA (whether or not subject thereto) or any similar foreign Law, (ii) a “multiemployer plan” as defined in Section 3(37) or 400l(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”), (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or otherwise or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 50l(c)(9) of the Code. No Benefit Plan is funded by, associated with, or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company or any Subsidiary has withdrawn at any time within the preceding seven (7) years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Company or its Subsidiaries. Neither the Company nor any Subsidiary has any liability by reason of being considered a single employer under Section 414 of the Code with any other Person within the preceding seven (7) years. None of the Company, its Subsidiaries, or any ERISA Affiliate: (A) has been withdrawn from any pension plan under circumstances resulting (or expected to result) in a Liability to the Pension Benefit Guaranty Corporation; or (B) has engaged in any transaction which would give rise to a Liability of either the Company, its Subsidiaries, or Purchaser under Section 4069 or Section 4212(c) of ERISA. Except as set forth in any Benefit Plan set forth on Schedule 3.16(d), no Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or analogous provisions of state or foreign Law).

(e) No event has occurred and no condition exists that would subject either the Company or any of its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) lien, or (iii) other liability imposed by ERISA, the Code, or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company and its Subsidiaries).

(f) Each Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in compliance with Section 409A in all material respects, and no amount under such Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A. No Benefit Plan is subject to Section 457A of the Code. Neither the Company nor any Subsidiary has any obligation to provide a Tax gross up, indemnity or similar payment to any Person as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A.

(g) Except as set forth on Schedule 3.16(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or with respect to any Benefit Plan, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or the forgiveness of indebtedness of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, or trigger any other obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Benefit Plan, or (iii) result in any breach or violation of, default under or limit the Company’s or any Subsidiary’s right, as applicable, to amend, modify or terminate any Benefit Plan.

(h) Each Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “ACA”) has been established, maintained, and administered in compliance with the requirements of the ACA, including all notice and coverage requirements, and the Company, its Subsidiaries, and each ERISA Affiliate offer minimum essential health coverage, satisfying the affordability and minimum value requirements, to their full time employees (as defined by the ACA) sufficient to prevent liability for assessable payments under Section 4980H of the Code; and the Company, its Subsidiaries, and each ERISA Affiliate, as applicable, has filed all Forms 1094-C and 1095-C required to be filed under the ACA. None of the Company, its Subsidiaries, or any of their respective ERISA Affiliates has incurred (whether or not assessed), or is reasonably expected to incur, or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code or any similar provisions under state, local, or other Laws.

(i) With respect to any insurance policy providing funding for benefits under any Benefit Plan, (i) there is no liability of the Company or any Subsidiary in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any liability if such insurance policy was terminated on the date hereof and (ii) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding, and no such proceeding with respect to any such insurer are imminent.

(j) Except as set forth on Schedule 3.16(j), no Benefit Plan is a self-insured arrangement by any of the Company or its Subsidiaries or funded through a trust. No event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of any Benefit Plans that are fully-insured.

(k) Each Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (each, a “Foreign Benefit Plan”) has been maintained, administered and, to the extent required to be funded, funded in all material respects in accordance with applicable Law and the requirements of such Foreign Benefit Plan’s governing documents. The Financial Statements accurately reflect the Foreign Benefit Plan liabilities and accruals for contributions required to be paid to the Foreign Benefit Plans, in accordance with GAAP or other applicable foreign accounting standards. All contributions required to have been made to all Foreign Benefit Plans as of the Closing will have been made as of the Closing. There are no actions, suits, or claims pending or threatened with respect to the Foreign Benefit Plans (other than routine claims for benefits). There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Law with respect to any Foreign Benefit Plan which could have a material adverse effect on (i) any Foreign Benefit Plan or (ii) the conditions of the Company or its Subsidiaries.

(l) With respect to the Incentive Units and the Phantom Units:

(i) With respect to each Incentive Unit, Phantom Unit, and any other equity or equity-based award granted to any director, officer, employee, or independent consultant of the Company or its Subsidiaries, to the extent applicable: (A) each such grant was duly authorized no later than the date on which the grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (B) each grant was made in compliance in all material respects with applicable Laws (including all applicable federal, state, local, and foreign securities Laws), (C) each Incentive Unit grant has a participation threshold that is equal to or greater than the fair market value of the underlying common units of the entity granting such awards, (D) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company in accordance with all applicable Laws, and (E) each Incentive Unit Holder located in the United States filed a timely Code Section 83(b) election form.

(ii) All promises to grant equity or equity-based awards contained in any offer letters, employment agreements, independent contractor agreements, or other agreements with any director, officer, employee, or independent contractor have been issued or granted as of the date of this Agreement.

(iii) The treatment of the Incentive Units and Phantom Units under this Agreement, complies in all respects with all applicable Laws and with the terms and conditions of the applicable Incentive Unit or Phantom Unit agreements.

(m) Any individual who performs or performed services for the Company or its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries, is not an employee under applicable Laws or for any purpose, including, without limitation, for Tax withholding purposes or Benefit Plan purposes, and neither the Company or its Subsidiaries has any liability by reason of any individual who performs or performed services for such Company or Subsidiary, as applicable, in any capacity, being improperly excluded from participating in any Benefit Plan. Each of the employees of the Company and Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(n) Each Benefit Plan has been timely amended to reflect the provisions of any and all Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired, and there are no plan document failures, operational failures, demographic failures, or employee eligibility failures within the meaning of Revenue Procedure 2006-27, Revenue Procedure 2008-50, Revenue Procedure 2013-12, Revenue Procedure 2016-51, or Revenue Procedure 2019-19 with respect to any such Benefit Plan.

(o) With respect to any Benefit Plan maintained by the Company, its Subsidiaries, or an ERISA Affiliate, there is no disqualified benefit that would, as defined in Section 4976(b) of the Code, subject the Company or its Subsidiaries to a Tax under Section 4976(a) of the Code.

(p) No Company or Subsidiary has been involved in any transaction to which laws implementing Directive 2001/23/EC (on the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses) apply where such employees had the right to membership of an occupational pension arrangement that provided any benefits that were available other than for old age, incapacity or death.

(q) Neither the Company nor any Subsidiary has entered into an arrangement within the last year whereby any Person became a leased employee, as defined in Section 414(n)(2) of the Code.

(r) No contribution notice or financial support direction has been issued by the United Kingdom Pensions Regulator under sections 38 or 43 of the United Kingdom Pensions Act 2004 against a Company or Subsidiary, and to Seller’s Knowledge there is no fact or circumstance which will give rise to any such direction or notice.

(s) No Company or Subsidiary has been notified that it is liable for a debt arising or payable under sections 75 or 75A of the United Kingdom Pensions Act 1995.

3.17 Social Security Compliance. The Company and each of its Subsidiaries have complied, and are now in compliance, in all material respects, with all applicable Laws related to social security insurance, including obligations related to the notification of any Governmental Authority and the timely payment and transfer of social security contributions.

3.18 Employment Matters.

(a) No employees of the Company or any of its Subsidiaries are represented by any labor organization, works council or employee forum involved in pay bargaining and no collective bargaining, labor, union or works council agreement is in effect which is binding on the Company or any of its Subsidiaries. Since December 31, 2017, there have been no demands for union or other labor representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other foreign-equivalent labor relations tribunal, works council or authority with respect to employees of the Company or any of its Subsidiaries.

(b) There are no, and since June 1, 2017, have not been any, (i) strikes, other concerted work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of the Company, threatened in by or on behalf of any employee or group of employees of the Company or its Subsidiaries.

(c) Since June 1, 2017, neither the Company nor any of its Subsidiaries has received notice of any complaints, charges, or claims against the Company or its Subsidiaries and, to the Knowledge of the Company, there are no complaints, charges or claims threatened to be brought or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment, other engagement to provide services or termination of such engagement, or application for employment, of any individual by the Company or its Subsidiaries that, in each case, if resolved against the Company or its Subsidiaries, would reasonably be expected to adversely affect the Company or its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation or Order issued by, any Governmental Authority with respect to employees or employment practices.

(d) Since June 1, 2017, the Company and its Subsidiaries have complied, and are now in compliance with all Laws applicable to their employment practices, including all applicable Laws relating to terms and conditions of employment, health and safety, immigration, wages and hours, employee and independent contractor classification, exempt/non-exempt classification, immigration, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, prevailing wage requirements, labor relations, collective bargaining, employee leave, and unemployment insurance.

(e) There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment, Retraining and Notification Act (the “WARN Act”) or any similar state statute in respect of the Company or its Subsidiaries within the six (6) months prior to the date of this Agreement. No Company or Subsidiary has, within the last twelve (12) months, given notice of any collective redundancies to any relevant Governmental Authority.

(f) Subject to compliance with data privacy limitations under applicable Laws, the Company has provided Purchaser a list of the current Company employees, setting forth for each, as applicable, title, date of hire, employer, work location, annual salary or hourly rate, total compensation for 2019, union affiliation, exempt/non-exempt classification, and visa status. The employee list is correct and complete as of no earlier than one (1) week prior to the date of this

Agreement and the Company shall provide periodic updates to such information prior to Closing upon the reasonable request of Purchaser. Neither KSA Inc. nor KSA LLC has, and neither of them has never had, any employees, consultants or independent contractors and neither of them sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to (or been required to contribute to), any employee benefit plan or other arrangement for the benefit of employees, directors, consultants or independent contractors.

3.19 No Other Broker. Except for the arrangements set forth on Schedule 3.19, none of KSA Inc., KSA LLC, the Company nor any of its Subsidiaries has entered into any agreement with any Person to pay any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby, and there is no other Person who has been retained by or is authorized to act on behalf of KSA Inc., KSA LLC, the Company or any of its Subsidiaries who is entitled to any such fee.

3.20 Compliance with Laws. Since June 1, 2017, the Company and each of its Subsidiaries and, to the Knowledge of the Company, its Workers, agents, CMOs, and any Person acting on behalf of any of them, have complied, and are now in compliance, in all material respects, with all Laws, including Healthcare Laws, applicable to the business and properties of any of them. Neither the Company nor any of its Subsidiaries has received any written notice of any claimed noncompliance with any of the foregoing on the part of the Company or any of its Subsidiaries. There is no pending, or to the Knowledge of Company, threatened, Action by a Governmental Authority of or affecting the Company or any of its Subsidiaries.

3.21 Healthcare Compliance.

(a) Except as set forth on Schedule 3.21(a), since June 1, 2017, the Company and each of its Subsidiaries, and to the Knowledge of the Company, each of its CMOs, has complied, and is now in compliance, in all material respects, with all Healthcare Laws with respect to their business operations and all products Manufactured, labeled, distributed and/or sold by the Company or any Subsidiary.

(b) Except as set forth on Schedule 3.21(b), the Company, and to the Knowledge of the Company, each of its CMOs have obtained, and are and have been operating in compliance with, all Permits required by any Governmental Authority in connection with the conduct of the Company’s business. All Company Products have been and are being Developed, Manufactured and Commercialized in compliance with all applicable Laws, including all Healthcare Laws.

(c) Each of the Company and the Subsidiaries has timely and accurately filed all annual, other reports or Regulatory Materials required by any applicable Governmental Authority to be filed by the Company or any Subsidiary in order for the Company or such Subsidiary to maintain its product registrations and to be in compliance with all Healthcare Laws.

(d) The Company has made available all Regulatory Materials that are in the Company’s possession or control. All such Regulatory Materials regarding the Company Products are correct and complete in all material aspects. To the Knowledge of the Company, there is no basis for any approvals, assessments, authorizations or confirmations included in the Regulatory Materials to lapse, be revoked or otherwise become invalid.

(e) Neither the Company nor, to the Knowledge of the Company, any Persons acting on behalf of the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental Authority to take a comparable action. The Company is not the subject of any pending or threatened Action by the FDA pursuant to its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy,” or by any other Governmental Authority pursuant to a comparable policy and, to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to such an Action.

(f) Neither the Company nor any of its Subsidiaries is subject to any Action by or before any Governmental Authority alleging a violation of Healthcare Laws by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has, since June 1, 2017, received any notice alleging a material violation of any Healthcare Law in the conduct of their business.

(g) Neither the Company nor any of its Subsidiaries, or any of their respective employees, officers, directors, managers, or independent contractors is excluded, suspended or debarred from participation or is otherwise ineligible to participate in any federal or individual state health care program, including the federal health care programs defined in 42 U.S.C. § 1320a-7b(f). Neither the Company nor any of its Subsidiaries, or any of their respective Workers, nor to the Knowledge of the Company, any of its CROs, CMOs or other service vendors or other Persons acting on their behalf has ever been, and are not currently, nor are they the subject of, any Action that could lead to the Company becoming a Debarred Entity, Excluded Entity or Convicted Entity.

(h) Except as set forth on Schedule 3.21(h), neither the Company, nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, or independent contractors, since June 1, 2017 (i) has engaged in any activities that are prohibited by or are cause for civil or criminal penalties, damages or other liability or mandatory or permissive exclusion under; or (ii) is excluded from participation under any Healthcare Laws.

(i) Except as set forth on Schedule 3.21(i), neither the Company nor, to the Knowledge of the Company, its Workers or any of its CMOs or other Persons acting on its behalf, is party to or bound by any Order, monitoring agreements, settlement agreements, consent decrees, or other formal or informal agreements with or imposed by any Governmental Authority concerning compliance with Laws, including any Healthcare Laws, and, to the Knowledge of the Company, no such agreement or Order has been threatened against any such Persons in writing. Neither the Company nor, to the Knowledge of the Company, any Persons acting on its behalf, have engaged in any voluntary disclosure or mandatory self-disclosure to any Governmental Authority concerning any alleged, potential or actual non-compliance with any Laws, including any Healthcare Laws, and, to the Knowledge of the Company, no such self-disclosure to any Governmental Authority is required.

(j) No Actions or other claims for liability for death or injury to any Person as a result of any defect in any Company Product, any warranty or recall for any Company Product, or any statutory liability or any liability assessed with respect to any failure to warn arising out of any Company Product, have been threatened or asserted against the Company or its licensors.

(k) All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared as the basis for or submitted, in connection with any Regulatory Approvals or other Permits from the FDA or any other Governmental Authority relating to the Company Products were true, complete and correct in all material respects as of the date of preparation and submission, as applicable, and any updates, changes, corrections or modification to such applications, submissions, information and data which are necessary or required by applicable Laws have been submitted to the FDA or other Governmental Authority.

(l) Except as set forth on Schedule 3.21(l), neither the Company nor, to the Knowledge of the Company, any of its CMOs has received from any Governmental Authority any (i) inspection reports, including Forms FDA-483, (ii) notices of adverse findings, notices of violation, warning or “untitled” letters or minutes of meetings, or (iii) other correspondence from any Governmental Authority, concerning the Company Products in which any Governmental Authority asserted in writing that the operations of the Company or any of its CMOs may not be in compliance with applicable Laws or that any of the Company Products may not be safe, effective, or approvable. Furthermore, to the Knowledge of the Company, there is no basis or existing circumstance that could reasonably be expected to result in any reports, notices, letters, minutes or correspondence of the foregoing nature to be issued.

(m) Except as set forth on Schedule 3.21(m), the Company has not received notice from any CMO or supplier of any material interruption of supply or Manufacturing capacity, shortage of raw materials, components or other Manufacturing problems that would have a material effect on the subsequent Development or Commercialization of the Company Products, nor, to the Knowledge of the Company, do any conditions exist that reasonably could be expected to lead to such Manufacturing problems.

(n) To the extent the Company has arrangements with HCPs, each Contract with an HCP to which the Company is a party complies in all material respects with applicable Healthcare Laws and provides compensation that is consistent with fair market value in an arms-length transaction. The Company has documentation demonstrating the need for such services and the basis for the value of the compensation provided pursuant to all such contracts with HCPs.

3.22 Insurance. The Company has made available to Purchaser true, correct and complete copies of binders for the Company’s and its Subsidiaries’ current insurance coverages, including their comprehensive general liability, fire and casualty, automobile liability, and workers’ compensation insurance coverages (the “Insurance Policies”), and the Insurance Policies are, in the judgment of the Company’s management, reasonable for the business and assets of the Company and its Subsidiaries. Schedule 3.22 sets forth a true, correct and complete list of all of such Insurance Policies. Such Insurance Policies are in full force and effect, all premiums thereon that are required to be paid prior to the date hereof have been paid in full, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such Insurance Policies. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice of material default, termination, cancellation or non-renewal of any insurance policy, and no event has occurred which limits or impairs the rights of the Company or any of its Subsidiaries in any material respect under any Insurance Policy. No notice of cancellation or termination has been received with respect to any Insurance Policy.

3.23 International Trade, Anti-Money Laundering, Anti-Corruption, Anti-Bribery Laws and Data Privacy.

(a) Neither the Company, nor any of its Subsidiaries, nor any of its or their respective directors, officers, employees, or, to the Knowledge of the Company, agents or other persons acting for, on behalf of, or at the direction of the Company or any of its Subsidiaries, is or has, during the last five (5) years, in violation of any applicable Anti-Corruption Laws, directly or indirectly, (i) made, offered, provided, gifted, received, accepted or promised to make, offer, receive or accept directly or indirectly, any unlawful payment, loan, or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any officer or employee of a Governmental Authority (“Government Official”), candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered or promised to pay or offer or received or otherwise accepted any bribe, payoff, influence payment, kickback, unlawful rebate, item of value or other similar unlawful payment of any nature; (iii) made, offered, promised to make or offer or received or accepted any unlawful contributions, gifts, entertainment, items of value or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.; the UK Bribery Act 2010, the Money Laundering Control Act, or any other applicable anti-money laundering Laws, Laws relating to the prevention of corruption and bribery and laws relating to the prevention of modern slavery and human trafficking, including the UK Modern Slavery Act (collectively, “Anti-Corruption Laws”). The Company and the Subsidiaries have reasonable policies and procedures in place to prevent violations of Anti-Corruption Laws by them and by agents and other persons acting for them.

(b) In the last five (5) years, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, or to the Knowledge of the Company, agents or other persons acting for, on behalf of, or at the direction of the Company or any of its Subsidiaries, is currently, or has been: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws or Export and Import Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Export and Import Laws (collectively, “International Trade Laws”). Without limiting the foregoing:

(i) the Company and its Subsidiaries: (A) have obtained in a timely manner all export licenses and other consents, authorizations, waivers, approvals, agreements and orders from, and has made and filed all necessary notices, registrations, declarations and filings with, any Governmental Authority, and have met the requirements of any license exceptions or exemptions, as required in connection with the export, re-export, deemed export, and import of products and services, and releases of technology and technical data to foreign persons located in the United States and abroad (“Export Approvals”); and (B) are in compliance with the terms of all applicable Export Approvals. To the Knowledge of the Company, the Company and its Subsidiaries have taken all reasonable actions to obtain any necessary notices, registrations, declarations and filings with, any Governmental Authority as a result of the withdrawal of the United Kingdom from the European Union and the expiration of the related transition agreement;

(ii) During the last five (5) years, neither the Company nor any of its Subsidiaries has imported merchandise into the United States, the United Kingdom or the European Union that has been or is covered by: (A) an anti-dumping duty order or countervailing duty order or any pending anti-dumping or countervailing duty investigation by agencies of the United States government, the United Kingdom government or by the European Union; (B) except as set forth in Schedule 3.23(b)(ii) additional duties pursuant to Section 232 of the Trade Expansion Act of 1962; or (C) except as set forth in Schedule 3.23(b)(ii), additional duties pursuant to Section 301 of the Trade Act of 1974; and

(iii) the Company and its Subsidiaries have not made or provided any material false statement or omission to any Governmental Authority or to any purchaser of products in connection with the importation of items, the valuation or classification of imported items, the duty treatment of imported items, the eligibility of imported items for favorable duty rates or other special treatment, country-of-origin marking, North American Free Trade Agreement and United States-Mexico-Canada Agreement certificates, marking and labeling requirements, other statements or certifications concerning origin, quota or via rights, export licenses or other export authorizations, U.S.-content requirements, licenses, or other approvals required by a Governmental Authority.

(c) There are no pending or, to the Knowledge of the Company, threatened actions, inquiries, investigations, enforcement actions, voluntary disclosures or other Actions involving the Company or any of its Subsidiaries with respect to Anti-Corruption Laws or International Trade Laws. There are no conditions or circumstances pertaining to the activities of the Company or any of its Subsidiaries that are reasonably likely to give rise to any material future actions, inquiries, investigations, enforcement actions, voluntary disclosure or other Actions against the Company or any of its Subsidiaries with respect to Anti-Corruption Laws or International Trade Laws. Without limiting the foregoing, since June 1, 2017, neither the Company nor any of its Subsidiaries has: (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or International Trade Laws.

(d) Neither the Company, nor any of its Subsidiaries: (i) engage in the design, development, testing, production, fabrication, or manufacture of “critical technologies,” or (ii) is a “TID U.S. Business,” in each case, within the meaning of section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof administered by the Committee on Foreign Investment in the United States.

(e) The Company and each of its Subsidiaries have complied, and are now in compliance, in all material respects, with all applicable Data Protection Laws governing the privacy, security, collection, use, storage, processing, disclosure, transmission, transfer and sharing of Personal Information. Neither the Company nor its Subsidiaries have received notice of any complaint, claim, or action brought by any Person against the Company or its Subsidiaries regarding any alleged violation under applicable Data Protection Laws. The Company and its Subsidiaries have implemented controls, policies, procedures, and technical safeguards designed to protect the privacy, security, and integrity of Personal Information as required by applicable Data Protection Laws. There have been no material disruptions, outages, security breaches, instances of unauthorized access or disclosure, or other compromises of Personal Information or the information technology assets of the Company and each of its Subsidiaries.

3.24 Officers and Directors; Bank Accounts; Authorized Persons. Schedule 3.24 sets forth a true, correct and complete list of (a) all officers and directors of the Company and its Subsidiaries as of the date hereof, (b) the name and address of each bank, broker, trust company and other financial institution at which the Company or any of its Subsidiaries has an account or safe deposit box, including a description of each such account or box, (c) the name of each Person authorized to draw on the Company or any of its Subsidiaries’ accounts or have access thereto and (d) the account number for each bank account of the Company and its Subsidiaries.

3.25 Material Customers and Vendors.

(a) Schedule 3.25(a) contains a list of the twenty (20) largest customers (the “Material Customers”) of the Company and its Subsidiaries (measured by revenue) and the twenty (20) largest vendors (the “Material Vendors”) of the Company and its Subsidiaries (measured by aggregate spend), during the twelve (12) months ended December 31, 2019 and the eight (8) month period ended on August 31, 2020.

(b) Except as set forth on Schedule 3.25(b), as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice that (i) any such Material Customer or Material Vendor has terminated or intends to terminate or cancel its relationship with the Company or any of its Subsidiaries or (ii) any Material Vendor has implemented a material increase in the prices charged to the Company or any of its Subsidiaries other than in the Ordinary Course of Business; provided, that, the fact that any particular agreement, Contract or commitment with any Material Customer or Material Vendor is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters.

(c) Except as set forth on Schedule 3.25(c), no rebates (volume or otherwise) discounts or benefits are due, accruing due or payable to any customer of the Company or any of its Subsidiaries. Since June 1, 2017, there has been no substantial change (apart from normal price changes) in (i) the manner in which the Company and its Subsidiaries extend discounts, credits or warranties to customers or (ii) the practices of the Company and its Subsidiaries of honoring warranties with respect to the business of the Company and its Subsidiaries.

3.26 Transactions with Affiliates. Except as set forth on Schedule 3.26, no officer, member, manager, director or Affiliate of the Company or any of its Subsidiaries (other than Affiliates that are the Subsidiaries of the Company), or, to the Knowledge of the Company, any individual in such person’s immediate family, (a) is a party to any agreements, Contracts or commitments (other than agreements related to employment, severance or indemnification obligations by and among any of the Company and its Subsidiaries and such Person’s current or former directors, managers, officers or employees), or otherwise involved in any business arrangement, with the Company or any of its Subsidiaries or has any interest in any property (whether real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any of its Subsidiaries, or (b) has received any loan, advance or investment from the Company or any of its Subsidiaries, that has not been repaid in full prior to the date hereof.

3.27 Receivables. The accounts receivable of the Company and its Subsidiaries (not including inter-company accounts receivable) (a) represent valid, genuine, subsisting and actual receivables incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the Ordinary Course of Business. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company or any of its Subsidiaries or any thereof, except for adjustments or credits in the Ordinary Course of Business. No such accounts receivable (i) are subject to any pending or threatened set-off, discount or counterclaim, other than for which a reserve has been established on the Financial Statements, or (ii) have been assigned or pledged to any Person.

3.28 No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article III (as qualified by the Disclosure Schedule) and Article IV, no Restricted Party, the Company nor any other Person makes any express or implied representation or warranty in respect of the Company and its Subsidiaries, Sellers and the Restricted Parties. Any such other representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise is hereby expressly disclaimed by Purchaser and on behalf of itself and its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE RESTRICTED PARTIES

Each Restricted Party represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

4.1 Formation and Qualification. With respect to each Restricted Party which is not a natural person, such Restricted Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not and would not reasonably be expected to adversely affect in any material respect such Restricted Party’s ability to consummate the transactions contemplated hereby and the Ancillary Documents.

4.2 Authorization; Enforceability. The execution and delivery by such Restricted Party of this Agreement and the Ancillary Documents to which such Restricted Party is a party, and the performance by such Restricted Party of its obligations hereunder and thereunder have been authorized by all necessary corporate action on the part of such Restricted Party, as applicable. This Agreement has been, and the Ancillary Documents to which such Restricted Party is or will be a party will be, duly executed and delivered by such Restricted Party, and the consummation of the transactions contemplated hereby and thereby have been (or at the Closing will be) duly authorized by all necessary action on the part of such Restricted Party, as applicable. Assuming this Agreement constitutes the valid, legal and binding obligation of each of the other parties hereto, this Agreement constitutes the valid, legal and binding obligation of such Restricted Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law). With respect to each Restricted Party who is a natural person, such Restricted Party has the requisite legal capacity to execute and deliver this Agreement and the Ancillary Documents to which he is a party and to perform his obligations hereunder and thereunder.

4.3 No Defaults or Conflicts. Neither the execution, delivery or performance by such Restricted Party of this Agreement or any of the Ancillary Documents to which such Restricted Party is a party, nor the performance by such Restricted Party of its obligations hereunder or thereunder, will (a) constitute a breach or result in any violation of the governing documents of such Restricted Party, as applicable, (b) materially conflict with or constitute a default under (i) any note, bond, mortgage, indenture, guarantee, franchise, permit, understanding, arrangement, Contract, commitment, or other instrument or obligation to which such Restricted Party is a party or by which it or any of its properties or assets is bound or (ii) any applicable Law having jurisdiction over such Restricted Party or any of its assets or (c) require the giving of notice to Person in accordance with any Contract, Permit or Law applicable to a Restricted Party.

4.4 No Consents. Except (a) as listed on Schedule 4.4 and (b) as may be required under the HSR Act or any competition filing which may be required pursuant to foreign Law, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by such Restricted Party in connection with the execution or performance by such Restricted Party of its obligations under this Agreement.

4.5 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Restricted Party, threatened against such Restricted Party or any of its Affiliates which would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect such Restricted Party’s ability to consummate the transactions contemplated hereby, and there is no outstanding Order to which such Restricted Party or any of its Affiliates is a party or by which it or any of its assets or properties is bound which would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect such Restricted Party’s ability to consummate the transactions contemplated hereby.

4.6 Ownership of Purchased Stock or Purchased Units. As of the date hereof and as of immediately prior to the Closing and the transfer of the Purchased Stock or Purchased Units, as applicable, contemplated hereby from such Restricted Party (if such Restricted Party is a

Seller) to Purchaser, such Restricted Party is, and will be, as the case may be, the record owner of all of the Purchased Stock or Purchased Units set forth opposite such Restricted Party’s name on Schedule 3.7(a), free and clear of any and all Liens (other than Permitted Liens). On and subject to the terms and conditions of this Agreement, at the Closing, each Restricted Party (if such Restricted Party is a Seller) shall transfer to Purchaser all of such Restricted Party’s right, title and interest in and to the Purchased Stock or Purchased Units, as applicable, free and clear of any and all Liens (assuming the repayment in full of all Indebtedness), other than Permitted Liens, and Purchaser will receive good and valuable title such Purchased Units.

4.7 Brokerage. Except for the arrangements set forth on Schedule 4.7, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Restricted Party and there is no other Person who has been retained by or is authorized to act on behalf of any Restricted Party who is entitled to such fee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GUARANTOR

Each of Purchaser and Guarantor represents and warrants to the Company and the Sellers as of the date hereof and as of the Closing Date as follows:

5.1 Formation and Qualification. Each of Purchaser and Guarantor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect Purchaser’s or Guarantor’s ability to consummate the transactions contemplated hereby and the Ancillary Documents to which it is party.

5.2 Authorization; Enforceability. The execution and delivery of this Agreement and each of the Ancillary Documents by Purchaser or Guarantor, as applicable, to which it is a party, and the performance by Purchaser or Guarantor, as applicable, of its obligations hereunder and thereunder have been authorized by all necessary action on the part of Purchaser or Guarantor, as applicable. This Agreement has been, and the Ancillary Documents to which Purchaser or Guarantor, as applicable, is or will be a party will be, duly executed and delivered thereby, and the consummation of the transactions contemplated hereby and thereby have been (or at the Closing will be) duly authorized by all necessary action on the part of Purchaser or Guarantor, as applicable. Assuming this Agreement constitutes the valid, legal and binding obligation of each of the other parties hereto, this Agreement constitutes the valid, legal and binding obligation of Purchaser and Guarantor enforceable against them in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at Law).

5.3 No Defaults or Conflicts. Neither the execution, delivery or performance of this Agreement or any of the Ancillary Documents to which Purchaser or Guarantor is a party, nor the performance by Purchaser or Guarantor of its obligations hereunder, will (a) constitute a breach or result in any violation of the governing documents of Purchaser or Guarantor, as applicable; or (b) conflict with or constitute a default under (i) any note, bond, mortgage, indenture, guarantee, franchise, permit, understanding, arrangement, Contract, commitment, or other instrument or obligation to which Purchaser or Guarantor is a party or by which it or any of its respective properties or assets is bound; or (ii) any applicable Law having jurisdiction over Purchaser or Guarantor or any of their applicable assets, except in the case of this clause (b), any such item which could not reasonably be expected to adversely affect in any material respect Purchaser’s ability to consummate the transactions contemplated hereby.

5.4 No Consents. Except as may be required under the HSR Act or any other competition filing which may be required pursuant to foreign Law, each of which is set forth on Schedule 5.4, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution or performance by Purchaser of its obligations under this Agreement.

5.5 Litigation. As of the date hereof, there is no Action or other proceeding pending or, to the Knowledge of Purchaser, threatened before or by any Governmental Authority against Purchaser, Guarantor or any of their respective Affiliates which would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect Purchaser’s or Guarantor’s ability to consummate the transactions contemplated hereby, and there is no outstanding Order to which Purchaser, Guarantor or any of their respective Affiliates is a party or by which it or any of their assets or properties is bound which would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect Purchaser’s or Guarantor’s ability to consummate the transactions contemplated hereby.

5.6 Investment Purpose. The Purchased Equity to be purchased by Purchaser pursuant to this Agreement is being acquired for investment purposes only and not with a view to any public distribution thereof. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Equity. Purchaser acknowledges that the Purchased Equity has not been registered under the Securities Act or any state or non-U.S. securities Laws and that the Purchased Equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or non-U.S. securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or non-U.S. securities Laws. Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Purchased Equity and has the capacity to protect its own interests in connection with the transactions contemplated hereby.

5.7 Sufficient Funds. Guarantor has provided the Company with accurate and complete copies of the executed Commitment Letter and related fee letter (with customary redactions), as in effect as of the execution and delivery hereof, from the Financing Entities party thereto pursuant to which such Financing Entities have agreed, subject to the terms and conditions set forth therein, to provide financing for the amounts set forth therein for the purposes of enabling the Purchaser to meet a portion of its obligations under this Agreement, including to (a) make (or cause to be made) the payments described in Section 2.5 (including the payment of the Aggregate Purchase Price), (b) pay any and all fees and expenses required to be paid by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Documents, and (c) satisfy all of the other payment obligations of Purchaser expressly contemplated hereunder and thereunder (collectively, the “Purchase Amount”). As of the execution and delivery hereof, the Commitment Letter has not been amended or modified. As of the date hereof, neither the Guarantor nor Purchaser has entered into any Contract, side letter or other arrangement relating to the Commitment Letter that could affect the availability, conditionality, enforceability or amount of the Financing contemplated by the Commitment Letter. As of the execution and delivery hereof, the Commitment Letter (i) is in full force and effect and (ii) constitutes the legal, valid, binding and enforceable obligation of Guarantor, and to the Knowledge of Guarantor, each of the other parties thereto, in each case, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium Laws or other similar Laws relating to or limiting creditors’ rights generally and general principles of equity (whether considered in an action of equity or law). As of the execution and delivery hereof, (x) no event has occurred which, with notice or lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Guarantor, Purchaser or, to the Knowledge of Guarantor, the other parties thereto under the Commitment Letter, (y) to the Knowledge of Guarantor, the respective commitments contained therein have not been withdrawn or rescinded in any respect and (z) there are no conditions precedent or other contingencies relating to the funding of the Financing covered thereby contemplated to be funded on the Closing Date, except the Financing Conditions. Neither Guarantor nor Purchaser has any reason to believe, as of the date hereof, that it will be unable to satisfy on a timely basis any term of the Commitment Letter. As of the date hereof, all fees required to be paid under the Commitment Letter prior to the date hereof have been paid in full. Guarantor and Purchaser acknowledge and agree that under the terms of this Agreement, Purchaser’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Guarantor’s and Purchaser’s consummation of any financing arrangements, Guarantor or Purchaser’s obtaining any financing or the availability, grant, provision or extension of any financing to Guarantor or Purchaser. Purchaser shall have funds at the Closing sufficient to pay the Purchase Amount on the terms contemplated by this Agreement.

5.8 Brokerage. Except for the arrangements set forth on Schedule 5.8, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or any of its Affiliates and there is no other Person who has been retained by or it authorized to act on behalf of Purchaser or any of its Affiliates who is entitled to such fee.

5.9 Solvency. Assuming the representations and warranties contained in Article III and Article IV of this Agreement are true and correct in all material respects as of the Closing Date and all conditions precedent set forth in Article VIII have been satisfied or waived, then immediately after giving effect to the transactions contemplated hereby Purchaser and each of its Subsidiaries (including the Company and its Subsidiaries) shall be able to pay their liabilities as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser and its Subsidiaries (including the Company and its Subsidiaries).

5.10 No Other Representations and Warranties. Purchaser hereby represents and warrants that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser acknowledges and agrees that it has relied on (a) the results of its own independent investigation and verification and (b) only the representations and warranties of the Company and the Restricted Parties expressly and specifically set forth in Article III and Article IV of this Agreement (as qualified by the Disclosure Schedule), and has relied on nothing further (and Purchaser hereby expressly represents and warrants that it and each of its Affiliates shall not, and shall not be entitled to, claim that it or any of any of such Affiliates has relied on anything further). Except for the representations and warranties of the Company and the Restricted Parties contained in Article III and Article IV hereof (as qualified by the Disclosure Schedule), Purchaser acknowledges and agrees that neither the Company nor any Restricted Party makes any express or implied representations or warranties with respect to the Restricted Parties, KSA Inc., KSA LLC, the Company or any of its Subsidiaries (including with respect to projections), the Purchased Equity, the transactions contemplated by this Agreement or otherwise, and that the Restricted Parties, KSA Inc., KSA LLC, the Company or any of its Subsidiaries disclaim all other representations or warranties, in each case, whether made thereby or by or any of such Person’s Affiliates, officers, directors, employees, equityholders, agents, advisors or representatives, or otherwise.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Conduct of Business.

(a) Except as otherwise contemplated by this Agreement or required by applicable Law, during the period from the date of this Agreement through and including the Closing Date (unless this Agreement is terminated pursuant to Section 11.1), the Company will, and will cause each of its Subsidiaries to, and Stock Seller will cause each of KSA Inc. and KSA LLC to, conduct its business and operations only in the Ordinary Course of Business and to use commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors and others having material business relationships with them; provided, however, that, the Company shall, where practicable, provide prompt written notice to Purchaser prior its or its Subsidiaries taking any material COVID-19 Actions that are required by applicable Law, or, where not practicable to provide prior written notice, provide notice of such actions as promptly as possible thereafter. Notwithstanding anything to the contrary in the foregoing, prior to taking any COVID-19 Actions that are not actually required by applicable Law, the Company will inform and consult with Purchaser, permit Purchaser to review and discuss in advance, and consider in good faith the views of Purchaser in connection with, any such proposed COVID-19 Action to be undertaken by the Company or any of its Subsidiaries; provided, however, that the Company (or its applicable Subsidiary) shall have the principal responsibility for devising and implementing all such COVID-19 Actions. The Company shall keep Purchaser reasonably informed of the status of all material matters relating to any COVID-19 Action arising between the date hereof and the Closing Date and the actions being taken by the Company and/or its Subsidiaries with respect thereto.

(b) Notwithstanding the generality of Section 6.1(a), except as (w) otherwise expressly permitted or contemplated by this Agreement, (x) set forth on Schedule 6.1(b), (y) required by applicable Law or (z) with prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each of its Subsidiaries not to, and Stock Seller will cause KSA Inc. and KSA LLC not to:

(i) change any cash management practices, accounting practices, methods or procedures, except as required by GAAP;

(ii) sell, transfer, assign, convey, lease, license, permit to lapse, abandon, surrender, waive, release or otherwise dispose of (or agree to do any of the foregoing with respect to) any material assets or Owned Intellectual Property, other than goods and services sold in the Ordinary Course of Business or intercompany transfers among the Company and any of its Subsidiaries made in the Ordinary Course of Business;

(iii) make any loans or advances to, or guaranties for the benefit of, any Person, except for advances made to employees, officers, directors, franchisees or distributors in the Ordinary Course of Business or intercompany loans, advances or guarantees among the Company and any of its Subsidiaries made in the Ordinary Course of Business;

(iv) amend the certificate of incorporation, bylaws, stockholders’ agreement or similar governing documents of KSA Inc., KSA LLC, the Company or any of its Subsidiaries;

(v) except as expressly required by the terms of any Benefit Plan in effect as of the date hereof, (A) make or grant any bonus or increase the compensation or benefits payable to any current or former director, officer, employee, or independent contractor of the Company or of any of its Subsidiaries, other than previously scheduled bonuses and compensation or benefits increases in the Ordinary Course of Business, (B) enter into, amend, or terminate any Benefit Plan or any arrangement that would be a Benefit Plan if it were in existence on the date of this Agreement, (C) grant any Incentive Units, phantom units, transaction bonuses or other equity or equity-based awards, other than previously scheduled awards granted in the Ordinary Course of Business and which, for the avoidance of doubt, shall be Company Transaction Expenses (and shall not, in each case, exceed $500,000), or (D) accelerate the time of payment or vesting of any compensation, rights, or benefits under any Benefit Plan;

(vi) hire, engage or terminate the employment or service (other than for “cause”) of, any director, officer, employee, or independent contractor of the Company or its Subsidiaries with base compensation that exceeds $150,000, except in the Ordinary Course of Business;

(vii) enter into, amend or terminate any agreement with any current or former director, officer, employee, or independent contractor, providing change of control,

severance, retention, or termination compensation, or benefits which are contingent upon the occurrence of a transaction involving the Company or its Subsidiaries of a nature contemplated by this Agreement;

(viii) split, combine, reclassify or amend the terms of any of its equity interests or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its equity interests or capital stock, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

(ix) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any equity interests or shares of any capital stock of KSA Inc., KSA LLC, the Company or any of its Subsidiaries, or any options, warrants, rights of conversions or other securities convertible now or at any time in the future into, or exchangeable for, equity interests or shares of capital stock of KSA Inc., KSA LLC, the Company or any of its Subsidiaries, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any such equity interests, shares or other convertible securities, or enter into any agreement with respect to the voting, preemptive right, right of first refusal of or similar rights to any of the capital stock of KSA Inc., KSA LLC, the Company or any of its Subsidiaries;

(x) incur, assume or modify any indebtedness (other than the incurrence of revolving borrowings under the Credit Agreement on terms thereof in effect on the date hereof), in each case, made in the Ordinary Course of Business, or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except for intercompany indebtedness or guarantees by and among the Company and/or one or more of its Subsidiaries;

(xi) mortgage, pledge, create or subject to any Lien any of the properties or assets of KSA Inc., KSA LLC, the Company or any of its Subsidiaries, except for Permitted Liens;

(xii) acquire any business or Person, by merger, consolidation or purchase of all or a substantial portion of the assets (other than inventory in the Ordinary Course of Business) or equity interests or any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xiii) cancel or terminate any material insurance policy naming KSA Inc., KSA LLC, the Company or any Subsidiary as a beneficiary or loss payable payee;

(xiv) except as required by Law, (A) enter into any Contract of a character required to be disclosed on Schedule 3.11, other than in the Ordinary Course of Business or (B) terminate, renew, amend or waive any rights under, in any material respect, any of the Material Contracts or the Real Property Leases, other than in the Ordinary Course of Business (provided that, for the avoidance of doubt, the expiration in accordance with its terms of any Material

Contract or Real Property Lease shall not constitute the termination, renewal or amendment of such Material Contract or Real Property Lease);

(xv) adopt a plan of liquidation, dissolution or other reorganization;

(xvi) create any new Subsidiary of the Company;

(xvii) declare or pay any dividends or distributions (in each case other than cash dividends or distributions) with respect to the equity interests of KSA Inc., KSA LLC or the Company or any of its Subsidiaries;

(xviii) settle, cancel, compromise, release or provide a waiver with respect to (A) any Action existing on or commenced after the date hereof, other than Actions that involve less than $500,000 in the aggregate and such settlement or compromise involves only the payment of cash and does not result in any other liability of, restriction on, or admission by the Company or any of its Subsidiaries and includes a complete and unconditional release of the Company and its Subsidiaries related to the matters underlying such Action or (B) the Specified Matters;

(xix) make or commit to make any capital expenditure, capital addition or capital improvement other than in the Ordinary Course of Business; or

(xx) agree in writing or otherwise to take any of the actions described in paragraphs (i) through (xviii) above.

6.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to the Closing Date (unless this Agreement is terminated pursuant to Section 11.1), the Company will, and will cause each of its Subsidiaries to, during regular business hours and upon reasonable request give Purchaser and its authorized representatives (including its employees, financing sources and accounting and legal representatives) reasonable access to all books, records (including, for the avoidance of doubt, Tax Returns), key personnel, independent accountants, legal counsel, offices and other facilities and properties of KSA Inc., KSA LLC, the Company and each of its Subsidiaries and other things reasonably related to the business of the Company and its Subsidiaries; provided that (i) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries, (ii) any such access shall not, except as otherwise agreed in writing by Sellers’ Representative and the Company, include sampling or testing of soil, sediment, surface or ground water and/or building material, (iii) neither the Company nor any of its Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable Law or bona fide contractual restriction and (iv) Purchaser shall not contact any customer or supplier or other material business relation of the Company or any of its Subsidiaries (other than in the ordinary course of Purchaser’s or any of its Affiliates’ businesses that is not related to the transactions contemplated by this Agreement or the Company or its Subsidiaries) without the prior approval of Sellers’ Representative. All requests for access from Purchaser and its authorized representatives shall be directed to Piper Sandler & Co. or such other Persons as Sellers’ Representative may designate in writing from time to time (collectively, the “Designated Contacts”).

(b) Other than the Designated Contacts or with the express written consent of Sellers’ Representative, Purchaser is not authorized to and shall not (and shall cause its employees, agents, advisors, representatives and Affiliates not to) contact and/or communicate with any officer, director, employee, customer, patient, supplier, hospital, clinic, healthcare services provider, payor, independent contractor, lessee, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Closing in connection with the transactions contemplated hereby or otherwise with respect to matters pertaining to the Company, any of its Subsidiaries and/or any of their respective businesses, except with the prior written consent of Sellers’ Representative or the Designated Contacts.

(c) Any confidential information provided to, or obtained by, Purchaser from the Company, any of its Subsidiaries or any of their respective representatives shall be subject to the terms and conditions of that certain Mutual Non-Disclosure Agreement, dated as of July 25, 2017, as amended by that certain Amendment to Mutual Non-Disclosure Agreement, dated as of February 5, 2020, by and among the Company, Water Street Healthcare Partners, LLC and Purchaser (the “Mutual Non-Disclosure Agreement”). Without limiting the foregoing, prior to the Closing Date and after any termination of this Agreement, Purchaser shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors, agents and other Representatives (as such term is defined in the Mutual Non-Disclosure Agreement) of Purchaser to hold, in confidence, all documents and information concerning the Company or any Subsidiary of the Company or any Seller furnished to Purchaser or any of its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors, agents and/or Representatives (as such term is defined in the Mutual Non-Disclosure Agreement) in connection with the transactions contemplated by this Agreement in the manner specified in the Mutual Non-Disclosure Agreement.

6.3 Filings and Authorizations.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 6.3(d) below, the Company, the Sellers and Purchaser shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Purchaser, the Sellers and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser, the Sellers or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, the Company, each Seller and Purchaser shall act reasonably and as promptly as practicable.

(b) Information. Subject to applicable Laws, the Company, the Sellers and Purchaser each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, the Sellers, the Company or any of their respective Affiliates to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, including under the HSR Act and any other applicable antitrust Law. Notwithstanding the foregoing, in connection with the performance of each party’s respective obligations pursuant to Section 6.3(a) and Section 6.3(d) below, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 6.3(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company, the Sellers or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.3(b), materials provided to any other party hereto or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Authority, Sellers’ Representative (on behalf of the Company and each Seller), on the one hand, and Purchaser, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser, the Company or any Seller, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement. None of the Company, any Seller or Purchaser shall permit any of its Affiliates, officers or any other representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat.

(d) Antitrust Matters.

(i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.3, each of Sellers’ Representative, on the one hand, and Purchaser, on behalf of itself and each of its Affiliates, on the other hand, agree to take or cause to be taken the following actions:

(A) as soon as practicable, and in any event, no later than ten (10) Business Days following the date of this Agreement or as otherwise agreed by the parties hereto, to file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other parties except to outside counsel of each party) for each of Purchaser and the Sellers, in each case, to the extent available under applicable Law, requesting early termination of the waiting period with respect to the transactions contemplated hereby and to file as soon as practicable any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other antitrust Law;

(B) to promptly provide to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust law, non-privileged information and documents requested by any such Governmental Authority in connection with obtaining any such approval of such Governmental Authority that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby;

(C) to use reasonable best efforts to take, and to cause each of its Affiliates to take, any and all actions necessary to obtain any consents, authorizations, permits, orders, clearances or approvals required under or in connection with any antitrust Law, enable all waiting periods under any antitrust Law to expire or be terminated and avoid or eliminate each and every impediment under any antitrust Law asserted by any Governmental Authority, in each case, to enable the transactions contemplated hereby to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority; and

(D) to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any approval under the HSR Act or other antitrust Law or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(ii) Without limiting the generality of the foregoing and notwithstanding anything else contained herein to the contrary, Purchaser shall take, and cause its Affiliates to take, reasonable best efforts necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act or any other antitrust law, and to enable all waiting periods under the HSR Act or any other antitrust law to expire, and to avoid or eliminate each and every impediment under the HSR Act or any other antitrust law asserted by any Governmental Authority, in each case, to consummate the transactions contemplated hereby, including (A) offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products, Contracts, businesses or other operations or interests therein of the Company and/or its Subsidiaries or Purchaser or its Affiliates; and (B) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof, it being understood that (1) the Company shall be under no obligation to take any of the actions contemplated by the foregoing clause (A) with respect to itself or any of its Subsidiaries, (2) the absence of such obligations on the Company in no way limits Purchaser’s obligations thereunder and (3) there shall be no diminution, offset or any other deduction from the purchase price for any action taken pursuant to the foregoing clause (A).

(iii) Purchaser and Sellers will not withdraw their initial filing under the HSR Act or any other antitrust Law, as the case may be, and refile it unless both Sellers’ Representative and Purchaser have consented in writing in advance to such withdrawal and refiling. Nothing in this Agreement shall require any Seller, the Company or their respective Affiliates to take or agree to take any action with respect to the Company’s or its Subsidiaries’

business operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(e) Purchaser acknowledges and agrees that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or any of its Subsidiaries is a party (including the Material Contracts) and such consents have not been (and may not be) obtained. Notwithstanding anything in this Agreement to the contrary, prior to Closing, Purchaser and the Company (to the extent reasonably requested by Purchaser and at Purchaser’s expense) shall each use their respective commercially reasonable efforts to obtain such consents as Purchaser may so seek to obtain; provided that failure to obtain any such consent shall not delay or prevent the Closing or any in way be deemed to be a pre-condition to the consummation of the transactions contemplated hereby; provided that no party shall be required to expend any funds or issue any item of value to obtain any such consent which Purchaser may seek to obtain.

6.4 Satisfaction of Conditions. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to cause the conditions set forth in Article VIII and Article IX to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof.

6.5 Intercompany Arrangements.

(a) Effective as of the Closing, all services (including cash management and treasury, accounting, Tax, insurance, human resources and employee benefits, environmental, banking, legal, data network and other services) provided to the Company or any of its Subsidiaries by any Water Street Group Company, including any agreements or understandings (written or oral) with respect thereto, will immediately terminate without any further action on the part of the parties thereto and, except for any liabilities or obligations with respect thereto reflected in the finalized calculation of Net Working Capital or the Company Transaction Expenses pursuant to this Agreement, none of the Company or any of its Subsidiaries, on the one hand, or any Water Street Group Company or any of its post-Closing Affiliates, on the other hand, shall have any further liability or obligation with respect to any such terminated agreement or understanding. Without limiting the generality of the foregoing, as of the Closing, the coverage under all insurance policies maintained by any Seller, any Water Street Group Company and/or any of their respective post-Closing Affiliates related to the Company and/or any of its Subsidiaries (other than, for the avoidance of doubt, insurance policies maintained by the Company or any of its Subsidiaries in which any of the foregoing Persons are the exclusive named insureds) shall continue in force only for the benefit of the Sellers and their post-Closing Affiliates and not for the benefit of Purchaser or its Affiliates (including, after the Closing, any of the Company and its Subsidiaries).

(b) Each Water Street Group Company and/or any of their respective post-Closing Affiliates are intended third-party beneficiaries of this Section 6.5. Without limiting the right of any such Persons under this Agreement, the Sellers may enforce the rights of each of them under this Section 6.5.

6.6 Financing Cooperation.

(a) Guarantor and Purchaser shall use their reasonable best efforts to obtain the Financing contemplated by the Commitment Letter (or, in the event any portion or all of such Financing becomes unavailable or otherwise undesirable, alternative financing with lenders reasonably satisfactory to Purchaser, in an amount sufficient, when added to the available cash of Purchaser and any portion of the remaining Financing contemplated by the Commitment Letter, if any, and any other sources available to Guarantor or Purchaser, to fund the payment of the Purchase Amount) as and to the extent (but only to the extent) required to fund the Purchase Amount and consummate the transactions contemplated by this Agreement. Purchaser shall keep the Company reasonably informed following the Company’s written request with respect to the status of Purchaser’s and Guarantor’s efforts to arrange the Financing (or replacement thereof). Purchaser shall have delivered to the Company a true and complete copy of each executed Commitment Letter (including, in the case of any alternative financing, new financing commitment letters that provide for such alternative financing) and any related fee letters (redacted as to economic terms and other commercially sensitive numbers and provisions specified in any such fee letter (including any provisions relating to “flex” terms or similar concepts), excluding in each case, any such provisions that could adversely affect the amount of the financing or the funding thereof). Purchaser shall not, without the Company’s prior written consent, agree to any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letter or any Debt Financing Document unless the terms and conditions thereof, as so amended, modified or waived, are in the aggregate at least as favorable to the Company and its Subsidiaries and Purchaser as those contained therein prior to giving effect to such amendment, modification or waiver; provided, that Purchaser may, without the Company’s prior written consent, enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or any Debt Financing Document that would not reasonably be expected to prevent, materially delay or materially impede the timely consummation of the Debt Financing or the conditions precedent set forth in the Commitment Letter.

(b) The Company shall, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide such cooperation that is reasonably requested by Guarantor or Purchaser to assist Guarantor and Purchaser in arranging, obtaining and syndicating any of the Financing, including, without limitation, by:

(i) providing customary information relating to the Company and its Subsidiaries as reasonably requested by Purchaser to assist Purchaser and the Financing Entities in their preparation of (A) materials for lender presentations, confidential information memoranda (public and non-public) and similar documents customary or required in connection with the Financing and (B) customary pro forma financial statements reflecting the transactions contemplated by this Agreement and the Financing (it being understood that nothing in this Section 6.6(b) shall require the Company to prepare any pro forma financial statements);

(ii) as promptly as practicable, on an ongoing basis until the Closing, furnishing Guarantor, Purchaser and the Financing Entities with the Required Financial Information (the receipt of which by Purchaser is hereby acknowledged) and such other financial information relating to the Company and its Subsidiaries as is customary or reasonably necessary for the arrangement, syndication and completion of the Financing;

(iii) if requested in writing by Guarantor at least eight (8) Business Days prior to the Closing Date, furnish to Guarantor, Purchaser and the Financing Parties all information regarding the Company and its Subsidiaries that is reasonably requested by Guarantor or Purchaser to the extent required in connection with the Financing by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Closing Date (in each case, for the avoidance of doubt, so long as the Company has not less than five (5) Business Days to furnish such information); and

(iv) providing customary authorization letters authorizing the distribution of information to prospective lenders and containing a customary representation to the Financing Parties for the Financing that such information does not contain a material misstatement or omission.

(c) Notwithstanding anything contained herein to the contrary, nothing in the foregoing Section 6.6(b) will require the Company or any of its Subsidiaries or any of their respective Representatives to:

(i) pay or agree to pay any fees or reimburse any expenses prior to the Closing Date for which it has not received prior reimbursement;

(ii) take any action or provide any assistance that would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries;

(iii) take any action or provide any information that will conflict with or violate its organizational documents, any Contract by which such Person is bound or any applicable Laws, or (in the case of the disclosure of information) would result in the waiver of any legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and in the event that the Company or any of its Subsidiaries does not provide access or information in reliance on this clause, the Company shall provide notice to Purchaser that information is being withheld);

(iv) give indemnities that are effective prior to the Closing Date;

(v) pass resolutions or consents to approve or authorize the execution of the Financing or any definitive agreements with respect thereto prior to the Closing Date, provided that the Company and its Subsidiaries and their respective representatives shall cooperate with Guarantor and Purchaser to replace any officers and directors of the Company and its Subsidiaries who will not be employed thereby immediately after Closing with Persons designated by Purchaser and to add any officers and directors designated by Purchaser, such replacements and additions to become effective immediately at Closing;

(vi) cause the execution of any certificates or other documents (other than customary authorization and representation letters) by any employee whose employment by the Company or any of its Subsidiaries will terminate prior to or upon Closing or that are effective prior to the Closing (other than customary authorization and representation letters);

(vii) take any action or provide any assistance pursuant to this Section 6.6 that would reasonably be expected to result in personal liability to a director or officer or cause any representation or warranty in this Agreement or any Ancillary Documents to be breached or to become inaccurate; or

(viii) take any action or provide any assistance that involves preparing or providing to Purchaser or any financing sources any financial statements or other information that is not available to the Company and prepared in the ordinary course of its financial reporting practice.

In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) relating to the Financing will be required to be effective until the Closing Date.

(d) Notwithstanding anything herein to the contrary, Guarantor and Purchaser will be permitted to disclose any information relating to the Company and its Subsidiaries and the transactions contemplated by this Agreement to any Financing Parties, prospective Financing Parties and lenders under the Existing Purchaser Debt (and, in each case, to their respective Representatives) so long as such information is furnished by Guarantor or Purchaser subject to customary confidentiality undertakings or arrangements in connection with the Financing or the Existing Purchaser Debt, as applicable. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing and the Existing Debt Joinders, provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, or any of their respective products, services, offerings or intellectual property rights.

(e) Purchaser shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their respective Representatives contemplated by Section 6.6(a) or Section 6.6(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any cooperation pursuant to Section 6.6(a) or Section 6.6(b) and any information used in connection therewith, except with respect to (i) any information provided in writing by the Company or any of its Subsidiaries for use in connection with the Financing (to the extent used as it was provided) or (ii) any fraud, intentional misrepresentation, gross negligence or willful misconduct by any such persons or material breach by any such persons of their obligations under this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Post-Closing Cooperation. From and after the Closing until the fifth (5th) anniversary of the Closing Date, Purchaser shall, and shall cause the Company and its Subsidiaries to, provide the Sellers and their Affiliates (including any Water Street Group Company) and their respective authorized representatives with reasonable access, during normal business hours on reasonably advanced notice, to the books and records (including accountant’s work papers, subject to and in accordance with such accountant’s normal disclosure procedures and then only after the applicable Seller has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants) of the Company and its Subsidiaries (1) with respect to (x) periods prior to the Closing Date, (y) matters occurring on or prior to the Closing Date, or (z) any Action related to the conduct of the business of the Company or its Subsidiaries prior to the Closing and involving in any way the Sellers or their Affiliates, (2) to the extent reasonably necessary in order for Sellers and their Affiliates to comply with the rules and regulations of the IRS or any other Governmental Authority or (3) otherwise in connection with the preparation of Sellers’ and their Affiliates’ (including any Water Street Group Company’s) respective financial statements, and the ability to inspect and copy (at the sole cost and expense of Sellers or their Affiliates) any such books and records; provided, that (a) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries, (b) any books or records subject to this Section 7.1 shall not include Tax Returns (i) of Purchaser and its Affiliates for any Tax period or (ii) of Company or its Subsidiaries for any Post-Closing Tax Period; provided, however, that such books or records shall include pro-forma Tax Returns solely of Company and its Subsidiaries with respect to any Post-Closing Tax Period and (c) neither the Company nor any of its Subsidiaries shall be obligated to provide any such access to any documents or data to the extent it is prohibited pursuant to applicable Law or a bona fide contractual restriction. Unless otherwise consented to in writing by Sellers’ Representative, Purchaser shall not permit the Company or any of its Subsidiaries, for a period of five (5) years following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty (30) days prior written notice to Sellers’ Representative and offering to surrender to Sellers’ Representative such books and records or such portions thereof.

7.2 D&O Indemnification and Insurance.

(a) From and after the Closing until the sixth (6th) anniversary of the Closing Date, Purchaser shall cause the Company and its Subsidiaries to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Purchaser will cause the Company or the Company’s applicable Subsidiary to, also advance, or cause to be advanced, expenses as incurred to the fullest extent permitted under applicable Law, to), each present and former director and officer of the Company and each of its Subsidiaries (collectively, the “D&O Indemnified Parties”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such D&O Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or services performed by such persons at the request of the Company or any of its Subsidiaries at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party; provided that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.

(b) From and after the Closing, Purchaser shall cause the Company and each of its Subsidiaries to continue to maintain in effect, for a period of at least six (6) years from and after the Closing, directors’ and officers’ liability insurance for the benefit of the D&O Indemnified Parties with an insurer with the same or better credit rating as the Company’s and its Subsidiaries’ insurer as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage (“D&O Coverage”) that are at least as favorable to the D&O Indemnified Parties as the Company’s and its Subsidiaries’ existing policies with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby) (“D&O Insurance”), or Purchaser shall cause the Company and each of its Subsidiaries to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement; provided that (i) Purchaser, the Company and its Subsidiaries shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium paid as of the date hereof by the Company or its Subsidiaries for such insurance and (ii) if the annual premiums of such insurance coverage at any time exceed such amount described in the foregoing clause (i), then Purchaser, the Company or the applicable Subsidiary shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount.

(c) If Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser, the Company or any such Subsidiary of the Company shall assume all of the obligations set forth in this Section 7.2.

(d) The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, who are third-party beneficiaries of this Section 7.2.

(e) The rights of the D&O Indemnified Parties under this Section 7.2 shall be in addition to any rights such D&O Indemnified Parties may have under the organizational documents of the Company and each of its Subsidiaries, or under any applicable Contracts or laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any D&O Indemnified Party as provided in the organizational documents of the Company and each of its Subsidiaries or any indemnification agreement between such D&O Indemnified Party and the Company or any of its Subsidiaries shall survive the consummation of the transactions contemplated hereby and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party.

7.3 Personnel Matters.

(a) Purchaser agrees that, consistent with applicable Law, (i) during the period commencing on the Closing Date and ending on the first (1st) anniversary thereof, each employee of the Company and its Subsidiaries who continues employment with Purchaser, the Company or any of its Subsidiaries after the Closing (the “Continuing Employees”) will be provided with (A) base salary or wages that are no less favorable than those provided to each such Continuing Employee immediately prior to the Closing, (B) severance benefits which are no less favorable than those provided to each such Continuing Employee immediately prior to the Closing and (C) health and welfare benefits and other employee benefits (excluding equity and equity based arrangements, retiree welfare and defined pension benefit plans) substantially similar in the aggregate to such health and welfare benefits and other employee benefits made available to similarly situated employees of Purchaser or one of its Affiliates and (ii) during the period commencing on the Closing Date and ending on March 31, 2021, the Continuing Employees will be provided with cash bonus opportunities that are no less favorable than those provided to each such Continuing Employee immediately prior to the Closing (and, for the avoidance of doubt, cash bonuses for the 2020 calendar year shall be paid on or before February 28, 2021 in accordance with the Company’s or the applicable Subsidiary’s bonus plan as of the Closing); provided, further, that the cash bonuses for the period beginning on January 1, 2021 and ending on March 31, 2021 shall be paid on or before June 30, 2021 (and, for the avoidance of doubt, so long as the applicable employee remains employed by the Company or its Subsidiaries through March 31, 2021, there shall be no requirement of employment through June 30, 2021 for receipt of such bonus, notwithstanding the terms of any applicable bonus plans). Notwithstanding the foregoing, Continuing Employees will only be eligible to participate in the STERIS Corporation 401(k) Plan (“STERIS 401(k) Plan”) effective on the first day of the payroll period that begins after the Continuing Employees have been continuously employed by an ERISA Affiliate of Purchaser for a period of ninety (90) days and otherwise in accordance with the terms of the STERIS 401(k) Plan.

(b) Purchaser shall cause any employee benefit plan providing for paid time off in which the Continuing Employees are entitled to participate after the Closing to take into account for purposes of eligibility, vesting, and level of benefits thereunder, service for the Company and its Subsidiaries as if such service were with Purchaser, to the same extent such service was credited under a comparable paid time off plan of the Company and/or its Subsidiaries (except to the extent it would result in a duplication of benefits, and except for accruals under any defined benefit pension plan), and not for purposes of any other Benefit Plan of Purchaser or any of its Subsidiaries, including any short-term disability benefit provided by the Purchaser.

(c) Sellers shall use their commercially reasonable efforts to obtain prior to the Closing a general release of claims in favor of the Company and its Subsidiaries from each Incentive Unit Holder and the Phantom Unit Holder with respect to any payments such Incentive Unit Holder or the Phantom Unit Holder will receive pursuant to Section 2.5 of this Agreement, including: (i) an acknowledgement by the holder that any payment received under this Agreement in exchange for any Incentive Units or Phantom Units then held by such holder is in full satisfaction of any obligations of the Company or its Affiliates to the holder with respect to such Incentive Units or Phantom Units, as applicable, and (ii) an indemnity by which each Incentive Unit Holder and the Phantom Unit Holder holds the Company and its Subsidiaries harmless from any Taxes payable by such Incentive Unit Holder or the Phantom Unit Holder, as applicable. Sellers shall deliver to Purchaser drafts of the form of release to be provided to Incentive Unit Holders and the Phantom Unit Holder in connection with this Section 7.3(c) promptly following the date hereof, and Sellers shall incorporate any revisions reasonably requested by Purchaser. Notwithstanding the foregoing, for the avoidance of doubt, obtaining the release from the Incentive Unit Holders and the Phantom Unit Holder as described in this Section 7.3(c) is not a condition to Closing.

(d) The Company shall terminate the Key Surgical LLC 401(k) Profit Sharing Plan and Trust and any other Benefit Plan intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plans”), effective no later than the day prior to the Closing. In advance of any such termination, the Company shall deliver to Purchaser drafts of any corporate actions to be taken to terminate any such Company 401(k) Plans, and the Company shall incorporate any revisions reasonably requested by Purchaser within three (3) Business Days before adoption. As soon as practicable following the Closing, Purchaser shall, or shall cause the Company or its Subsidiaries to, prepare and file with the IRS an Application for Determination for Terminating Plan on Form 5310 and, if necessary, in the opinion of the Purchaser, a submission to the IRS under the Voluntary Correction with the Internal Revenue Service Approval Program of the Employee Plan Compliance Resolution System with respect to each Company 401(k) Plan, and will prepare and file all other information required to be submitted in connection therewith, in accordance with applicable IRS requirements, including requirements concerning Notices to Interested Parties. The Company and its Subsidiaries, as applicable, shall cause proper administration of each such Company 401(k) Plan to continue during the pendency of the IRS determination request, and will take all such other actions as may be reasonably necessary to obtain a favorable determination letter, the Company and its Subsidiaries, as applicable, shall oversee termination distributions from each such Company 401(k) Plan, in accordance with the terms of the respective Benefit Plan documents. Any such Benefit Plan which is a defined benefit plan covered by Title IV of ERISA shall be terminated with the PBGC as a Standard Termination on PBGC Form 500.

(e) The provisions of this Section 7.3 are for the sole benefit of the parties and shall not (i) be deemed to constitute the adoption, amendment or modification of any employee benefit plan, including the Benefit Plans, or limit the right of the Purchaser or any of its Affiliates to amend or terminate any employee benefit plan, including the Benefit Plans, (ii) limit the right of the Purchaser or any of its Affiliates to terminate any employee at any time and for any reason (subject to severance and other related obligations as set forth herein), or (iii) create any third party beneficiary other rights in any other Person, including for the avoidance of doubt any employee, former employee, employee representative, or any participant in any employee benefit plan of Sellers, Purchaser or any of its or their Affiliates, or any dependent or beneficiary thereof.

7.4 WARN Act Notice. Purchaser shall be solely responsible for providing any notice required under the WARN Act in respect of the termination after the Closing of the employment of any employee of the Company or any of its Subsidiaries located in the United States, and shall indemnify and hold the Sellers harmless from any liability arising from any failure of Purchaser to comply fully with the foregoing covenant; provided, however, that as of the Closing Date, Sellers shall provide Purchaser with true and accurate information regarding any employee who was involuntarily terminated in the six (6) months prior to the Closing Date, including the effective date of the termination, the reason for termination, and the employee’s work location. Notwithstanding anything to the contrary in this Section 7.4, Purchaser shall not be responsible for any WARN liability resulting from Sellers’ failure to comply with their obligation to provide true and accurate information consistent with this Section 7.4.

7.5 Preparation of Tax Returns.

(a) Sellers’ Representative, at the sole cost and expense of the Sellers, shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed any Tax Returns of each of KSA Inc., KSA LLC, the Company and its Subsidiaries, in each case, for any Tax period that ends on or before the Closing Date (and any amendments thereto) to be filed before, on, or after the Closing Date (a “Seller Prepared Tax Return”). To the extent that a Seller Prepared Tax Return needs to be filed after the Closing Date, Purchaser shall cause KSA Inc., KSA LLC, or the Company (or its applicable Subsidiary), as the case may be, to file such Tax Return. At least thirty (30) days prior to the due date of any Seller Prepared Tax Return that is an income Tax Return (“Seller Prepared Income Tax Return”) due after the Closing Date that needs to be filed by KSA Inc., KSA LLC, or the Company (or its applicable Subsidiary), as the case may be, Sellers’ Representative shall submit such Seller Prepared Income Tax Return to Purchaser for Purchaser’s review and comments. Purchaser will provide any comments to Seller’s Representative as promptly as practicable (and not later than ten (10) days after receiving any such Seller Prepared Income Tax Return) and, if Purchaser does not provide any comments within ten (10) days, Purchaser will be deemed to have accepted such Seller Prepared Income Tax Return. Sellers’ Representative shall accept all reasonable comments provided by Purchaser with respect to any Seller Prepared Income Tax Return submitted to Purchaser for review and comments. Prior to the due date for any Seller Prepared Income Tax Return, Sellers’ Representative, on one hand, and Purchaser, on the other hand, shall work together in good faith to resolve any disagreements with respect to such Seller Prepared Income Tax Return. Prior to the due date of any Seller Prepared Tax Return that is due to be filed after the Closing, Purchaser shall cause KSA Inc., KSA LLC, or the Company (or its applicable Subsidiary), as the case may be, to sign and timely file such Seller Prepared Tax Return, taking into account all changes to which parties agreed in the process of resolving any disagreements with respect to any Seller Prepared Income Tax Return. Except as otherwise required by applicable Law or provided for in this Agreement, Purchaser shall not, and shall not allow the Company (or any of its Subsidiaries) to, amend any Seller Prepared Tax Return or otherwise initiate (or agree to) any other Seller Representative Tax Matter without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld or delayed). The parties agree that the applicable Seller Prepared Tax Returns (i) shall include any deductions with respect to the Transaction Deductions and other items incurred by the Sellers, and (ii) to the extent applicable, shall include an election under Revenue Procedure 2011-29.

(b) From and after the Closing, except for Seller Prepared Tax Returns described in Section 7.5(a), Purchaser shall be responsible for the preparation of all Tax Returns for KSA Inc., KSA LLC, the Company and its Subsidiaries. At least thirty (30) days prior to the due date of any IRS Form 1065 (or similar form for state and local Tax purposes) of the Company that relates to a Straddle Period (a “Purchaser Prepared Income Tax Return”), Purchaser shall submit such Purchaser Prepared Income Tax Return to Sellers’ Representative for Sellers’ Representative’s review and comments. Sellers’ Representative will provide any comments to Purchaser as promptly as practicable (and not later than ten (10) days after receiving any such Purchaser Prepared Income Tax Return) and, if Sellers’ Representative does not provide any comments within ten (10) days, Sellers’ Representative will be deemed to have accepted such Purchaser Prepared Income Tax Return. Purchaser shall accept all reasonable comments provided by Sellers’ Representative with respect to any Purchaser Prepared Income Tax Return submitted to Sellers’ Representative for review and comments. Prior to the due date for any Purchaser Prepared Income Tax Return, Sellers’ Representative, on one hand, and Purchaser, on the other hand, shall work together in good faith to resolve any disagreements with respect to such Purchaser Prepared Income Tax Return. The parties agree that the applicable Purchaser Prepared Income Tax Returns (x) shall include any deductions with respect to the Transaction Deductions and other items incurred by the Sellers (with such deductions allocated to the pre-closing portion of such tax period), and (y) to the extent applicable, shall include an election under Revenue Procedure 2011-29. Except as otherwise taken into account in calculating the Aggregate Purchase Price (including any adjustments under Section 2.7), from and after the Closing, Purchaser shall be responsible for the payment of all Taxes due and owing with respect to KSA Inc., KSA LLC, the Company and each of its Subsidiaries.

(c) Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 7.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention for the full period of any statute of limitations and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) To the extent permissible under applicable Laws, the parties agree to elect (and have KSA Inc., KSA LLC, the Company and each of its Subsidiaries elect) to have each Tax year of the applicable entity end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that KSA Inc., KSA LLC, the Company or any of its Subsidiaries is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if each applicable entity filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology” (and for such purpose, the taxable year of any partnership or other pass-through entity or any controlled foreign corporation within the meaning of Section 957 of the Code in which the Company holds a beneficial interest shall be deemed to end on the Closing Date). For purposes of applying the foregoing, (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) any Tax or item of income, gain, loss, deduction or credit from a Purchaser Closing Date Transaction shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date; and (C) any item of deduction attributable to any Transaction Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date.

7.6 No Section 338 Election. No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local Law in respect of the purchase and sale of the Purchased Equity, any assets of the Company or any of its Subsidiaries or the other transactions contemplated by this Agreement.

7.7 Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by Sellers and Purchaser, and the parties shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

7.8 Section 6226 Election and Section 754 Election.

(a) Section 6226 Election. Notwithstanding anything to the contrary in this Agreement, Sellers and the Sellers’ Representative will not, and will not permit any other Person to, elect under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to have the amendments made by such provisions apply to any income Tax Return of the Company with respect to any Tax period beginning on or before December 31, 2017. The Sellers and Sellers’ Representative agree that if the IRS (or applicable state Governmental Authority) issues a notice of final partnership adjustment assessing an “imputed underpayment” against the Company or any Subsidiary with respect to any Tax period ending on or prior to the Closing Date beginning after December 31, 2017, or any Tax period beginning on or before December 31, 2017 for which an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 was made, the Company or Subsidiary (as applicable) shall make the election under Section 6226 of the Code (or any similar provision of Law) and the Sellers and Sellers’ Representative agree to cooperate, and to cause its respective Affiliates and the “partnership representative” and “designated individual” (as those terms are used in Section 6223 of the Code and Treasury Regulation Section 301.6223-1(b)(3) (or any similar provision of Law)) of the Company or Subsidiary (as applicable), to cooperate with Purchaser and its Affiliates, in making such election, including by timely providing information reasonably requested by Purchaser or the Company and assisting the Company or Subsidiary (as applicable) in the preparation of any statements or other information required to be provided to the IRS or any other Person as required by Section 6226 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of Law).

(b) Purchaser will keep the Sellers and Sellers’ Representative informed of all administrative and judicial proceedings relating to any Tax period ending on or prior to the Closing Date beginning after December 31, 2017, or any Tax period beginning on or before December 31, 2017 for which an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 was made, for which the Company or any Subsidiary (as applicable) intends to make the election (a

“push out election”) under Section 6226 of the Code (or any similar provision of Law). The Company and Purchaser shall (i) promptly after receiving any written or oral notice from the IRS or any state or local taxing authority regarding Taxes of the Company or any meeting or other proceeding regarding such Taxes, furnish a copy of such written communication or notice or inform Sellers and Sellers’ Representative in writing of the substance of any such oral communication, (ii) keep Sellers and Sellers’ Representative apprised of the commencement, development and settlement of each audit, administrative hearing, or other proceedings regarding the Company’s tax matters, and (iii) shall make no concession to, or agreement with, the IRS concerning such Tax period which could increase the potential Tax liability of any Seller affected by the pushout election, without first consulting with the Sellers or Sellers’ Representative.

(c) Section 754 Election. Notwithstanding anything to the contrary in this Agreement, at the discretion of Purchaser, the Company, to the extent an election under Section 754 of the Code is not already in effect with respect to the Company, will make an election pursuant to Section 754 of the Code for the tax year that includes the Closing Date.

7.9 Prior Tax Agreements. The Sellers shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between any Seller or Affiliate thereof (other than between and among KSA Inc., KSA LLC, the Company or any of its Subsidiaries), on the one hand, and KSA Inc., KSA LLC, the Company or any of its Subsidiaries, on the other hand, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

7.10 Interim Operations. During the period beginning on the date of this Agreement and ending on, and including, the Closing Date, each of KSA Inc., KSA LLC, the Company and each of the Company’s Subsidiaries shall not: (i) make any Tax election, other than in the ordinary course of filing periodic Tax Returns, (ii) change or rescind any material Tax election, (iii) change or consent to any change in its method of accounting for Tax purposes (except as required by applicable Law), (iv) amend any material Tax Return, (v) settle, compromise, concede or abandon any Tax material liability, claim or assessment, (vi) enter into any closing agreement with any Governmental Authority pursuant to Section 1313 of the Code or any similar provision of state, local or foreign Law, (vii) waive or extend any statute of limitation with respect to any material Taxes, (viii) obtain any Tax ruling, or (ix) restructure, capitalize or otherwise modify any intercompany loans, in each case, without prior written consent from Purchaser (which consent shall not be unreasonably withheld or delayed).

7.11 Non-Competition; Non-Solicitation and Confidentiality.

(a) For a period of five (5) years from and after the Closing Date, each of O’Connell and Milchman shall not (and shall cause his Affiliates not to), directly or indirectly, anywhere in the world, either for himself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit his name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager, employee, investor, partner, proprietor, stockholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging or contemplating engaging in a Competing Business;

provided, however, that (i) nothing shall prohibit O’Connell, Milchman or any of their respective Affiliates from having a passive ownership interest of not more than two percent (2.0%) of any publicly-traded entity, so long as no such Person participates in any way in the management, operation or control of such publicly-traded entity, and (ii) for the avoidance of doubt, nothing shall prohibit O’Connell or Milchman from engaging in any activities or performing any services on behalf of Purchaser or any of its Affiliates, including the Company and its Subsidiaries.

(b) For a period of five (5) years from and after the Closing Date with respect to O’Connell and Milchman only, and for a period of three (3) years from and after the Closing Date with respect to each other Restricted Party, each Restricted Party shall not (and shall cause his or its Affiliates not to), directly or indirectly, either for himself or itself or through any other Person, hire, solicit or induce, or attempt to hire, solicit or induce, any (i) salaried employee of the Company or its Subsidiaries employed in the United States as of the Closing Date and (ii) employee of the Company or its Subsidiaries employed in Europe in any commercial or strategic role (including sales and marketing, finance, manufacturing, management R&D, product management, product sourcing and logistics and general management) as of the Closing Date (collectively, the “Key Employees”) to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between any such Key Employee and the Company or its Affiliates; provided, that nothing in this Section 7.11(b) shall be deemed to prohibit any Restricted Party or its Affiliates from hiring, soliciting or inducing, or attempting to hire, solicit or induce, any Key Employee at any time following the date such Key Employee is terminated by the Company or any of its Affiliates.

(c) From and after the Closing Date, each Restricted Party shall hold, and cause his or its Affiliates to hold, in confidence and not disclose to any third party and shall not use, and cause his or its Affiliates not to use, for any purpose, any Confidential Information; provided, however, that such Restricted Party and his or its Affiliates shall be permitted to use such information (i) as may be reasonably required by such Person in connection with any Tax audits, governmental investigations or other similar proceedings involving such Restricted Party or such Affiliates, (ii) to comply with such Restricted Party’s obligations, or to enforce his or its rights, under this Agreement and each Ancillary Document or (iii) to the extent such disclosure is otherwise required by applicable Law or appropriate Order. If any Restricted Party or his or its Affiliates is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of applicable Law or appropriate Order, such Restricted Party shall, if not prohibited by such requirement or Order, promptly notify Purchaser in writing prior to such disclosure and shall disclose or cause his or its Affiliates to disclose only that portion of such information that is legally required to be disclosed; provided, however, that such Restricted Party shall, at Purchaser’s sole cost and expense, reasonably cooperate with Purchaser’s efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything contained herein to the contrary, each Restricted Party and its Affiliates may (A) disclose Confidential Information to any of their respective direct or indirect equityholders, partners, directors, officers and/or representatives, management companies, general partners or limited partners, tax, legal and accounting advisors and lenders that have agreed or been instructed to keep such Confidential Information confidential and (B) disclose information of a type customarily provided by private equity funds with respect to their prior portfolio companies to past, current or potential limited partners or investors for fund raising, marketing and/or reporting purposes.

(d) Each Restricted Party agrees that the covenants contained in this Section 7.11 are reasonably designed to protect Purchaser’s substantial investment and are reasonable with respect to duration, geographic area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.11 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.12 Further Assurances. Each of the parties hereto shall execute such further documents and perform or cause to be performed such other further acts as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, the Ancillary Documents to which such Person is a party, and the transactions contemplated hereby and thereby.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Purchaser in writing (other than those set forth in Section 8.3 that cannot be waived pursuant to applicable Law):

8.1 Representations and Warranties. The representations and warranties of each Restricted Party and the Company set forth in Article III and Article IV hereof (other than the Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date, as though then made (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct in all material respects as of such particular dates), in each case without giving effect to any limitation or qualification in any representation or warranty indicated by the terms “material” or “Material Adverse Effect,” except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect; provided that the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date, other than with respect to de minimis inaccuracies.

8.2 Performance. The Company and the Sellers shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.3 No Material Adverse Effect. Since the date of this Agreement, a Material Adverse Effect shall not have occurred.

8.4 Required Consents; Legal Prohibition.

(a) Any applicable waiting period under the HSR Act or any other applicable antitrust Law in connection with the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, entered, promulgated or enforced an Order that is then in effect which prohibits, enjoins, restrains or makes illegal the consummation of the transactions contemplated hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS

The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Sellers’ Representative (on behalf of the Company and the Sellers) in writing (other than those set forth in Section 9.3 that cannot be waived pursuant to applicable Law):

9.1 Representations and Warranties. The representations and warranties of Purchaser and Guarantor set forth in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date, as though then made (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct in all material respects as of such particular dates), except (a) for changes or developments contemplated by this Agreement and/or (b) where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

9.2 Performance. Purchaser shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.

9.3 Required Consents; Legal Prohibition.

(a) Any applicable waiting period under the HSR Act or any other applicable antitrust Law in connection with the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, entered, promulgated or enforced an Orders that is then in effect which prohibits, enjoins, restrains or makes illegal the consummation of the transactions contemplated hereby.

ARTICLE X

NO SURVIVAL AND WAIVER

10.1 Survival. The representations and warranties, and covenants and agreements to the extent contemplating or requiring performance prior to the Closing, set forth in this Agreement or in any certificate delivered pursuant to Article VIII or Article IX of this Agreement shall not survive the Closing. Each of the representations and warranties set forth in this Agreement or in any certificate delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing other than in the case of Fraud. The covenants and agreements of any party set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance by such party prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing. Each covenant and agreement in this Agreement which by its terms requires performance at or after the Closing (the “Surviving Covenants”) shall expressly survive Closing until fully performed in accordance with its terms and nothing in this Section 10.1 shall be deemed to limit any rights or remedies of any Person for breach of any such covenant (with it being understood that Purchaser shall also be liable for breach of any covenant or agreement requiring performance by the Company or any of its Subsidiaries after the Closing and that nothing herein shall limit or affect Purchaser’s or any of its Affiliates’ liability for the failure to pay the Aggregate Purchase Price or pay other amounts as required hereunder). Accordingly and for the avoidance of doubt, following the Closing, except with respect to the Surviving Covenants and except in the case of Fraud, no party hereto shall have any liability or obligation of any kind or nature whatsoever to any other party hereto (whether such liability is based on a theory of breach of contract (including any breach of any representation, warranty, covenant or agreement set forth in this Agreement), tort or otherwise) arising out of or in any way related to any claim or cause of action with respect to the subject matter of this Agreement, any certificate delivered pursuant to Article VIII or Article IX and/or the transactions contemplated hereby.

10.2 Waiver.

(a) Each of Purchaser (on its behalf and on behalf of each of its post-Closing Affiliates) and the Company acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Sellers or any of their respective post-Closing Affiliates relating to the operation of the Company or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement or the Disclosure Schedule and the transactions contemplated hereby and thereby or the business of the Company and its Subsidiaries arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) are hereby waived; provided, that nothing contained in this Section 10.2 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party to the extent arising under this Agreement or the Ancillary Documents following the Closing. Furthermore, without limiting the generality of this Article X, except for Fraud, no claim shall be brought or maintained by or on behalf of Purchaser or any of its post-Closing Affiliates (including, after the Closing, the Company and its Subsidiaries) against the Sellers or any of their post-Closing Affiliates, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company, the Sellers or any other Person set forth or contained in this Agreement (other than the Surviving Covenants), any certificate, instrument, opinion or other documents of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at or prior to the Closing. Purchaser hereby agrees, on behalf of itself and each of its post-Closing Affiliates (including, after the Closing, the Company and its Subsidiaries), to indemnify and hold harmless the Sellers and each of their post-Closing Affiliates from and against and in respect of any and all losses, liabilities, damages or expenses (including reasonable legal fees) incurred by any Seller or any of its post-Closing Affiliates as a result of any such claim brought or maintained by Purchaser or any of its post-Closing Affiliates (including, after the Closing, the Company and its Subsidiaries) against the Sellers or any of their post-Closing Affiliates in contravention of this Article X.

(b) Each Restricted Party (on its behalf and on behalf of each of its post-Closing Affiliates) acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Company and its Subsidiaries relating to the operation of the Company or its Subsidiaries or their respective businesses prior to the Closing, or relating to the subject matter of this Agreement or the Ancillary Documents and the transactions contemplated hereby and thereby arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or other recourse or remedy, including as may arise under common law) are hereby waived; provided, that nothing contained in this Section 10.2 shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party to the extent arising under this Agreement or the Ancillary Documents following the Closing or any claim of a Restricted Party or its Affiliates to any rights of indemnification, exculpation, advancement of expenses or insurance coverage by reason of such Person’s service as a manager, director, officer or employee of the Company or its Subsidiaries, if applicable, in each case, subject to the terms of this Agreement and the terms of any other contract between such Person and the Company or its Subsidiaries, if applicable. Each Restricted Party hereby agrees, on behalf of itself and each of its post-Closing Affiliates, to indemnify and hold harmless the Company and its Subsidiaries from and against and in respect of any and all losses, liabilities, damages or expenses (including reasonable legal fees) incurred by the Company and its Subsidiaries or any of their post-Closing Affiliates as a result of any such claim brought or maintained by such Restricted Party or any of its post-Closing Affiliates against the Company or its Subsidiaries in contravention of this Article X.

10.3 Other Matters. Purchaser acknowledges and agrees that the agreements contained in this Article X are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Sellers and the Company would not enter into this Agreement. For the avoidance of doubt, after the consummation of the Closing, no party may seek the rescission of the transactions contemplated by this Agreement. Purchaser acknowledges and agrees that the Sellers may enforce the rights of any of their post-Closing Affiliates hereunder, and Sellers acknowledge and agree that Purchaser may enforce the rights of any of its post-Closing Affiliates hereunder.

ARTICLE XI

TERMINATION OF AGREEMENT

11.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Sellers’ Representative (on behalf of the Sellers) and Purchaser;

(b) by Purchaser, if there has been a material breach by the Company or the Sellers of any covenant, representation or warranty of the Company or the Sellers (as applicable) contained in this Agreement which has prevented the satisfaction of any condition in Article VIII to the obligations of Purchaser at the Closing and such breach has not been waived by Purchaser or cured by the Company or the Sellers within twenty (20) days after the Company’s or Sellers’ Representative’s receipt of written notice thereof from Purchaser; provided that the right of termination pursuant to this Section 11.1(b) shall not be available to Purchaser at any time that Purchaser has violated or is in breach of any covenant, representation or warranty of Purchaser hereunder if such breach has prevented satisfaction of the such conditions to Closing hereunder and has not been waived by Sellers’ Representative or, if capable of cure, has not been cured by Purchaser;

(c) by Sellers’ Representative (on behalf of the Sellers), if there has been a material breach by Purchaser or Guarantor of any covenant, representation or warranty of Purchaser or Guarantor contained in this Agreement which has prevented the satisfaction of any condition in Article IX to the obligations of the Sellers and the Company at the Closing and such breach has not been waived by Sellers’ Representative or cured by Purchaser within twenty (20) days after Purchaser’s receipt of written notice thereof from Sellers’ Representative or the Company; provided that the right of termination pursuant to this Section 11.1(c) shall not be available to Sellers’ Representative at any time that the Company or the Sellers have violated or are in breach of any covenant, representation or warranty of the Company or the Sellers (as applicable) hereunder if such breach has prevented satisfaction of such conditions to Closing hereunder and has not been waived by Purchaser or, if capable of cure, has not been cured by the Company and/or the Sellers; provided further, that the failure of Purchaser to deliver all or any portion of the Aggregate Purchase Price as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Sellers’ Representative;

(d) by Purchaser, if the Closing has not occurred on or before the six (6) month anniversary of the date hereof (the “Termination Date”); provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(d) if Purchaser’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(e) by Sellers’ Representative (on behalf of the Sellers), if the Closing has not occurred on or before the Termination Date; provided that Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if the Company’s or any Seller’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e), of this Section 11.1 shall give written notice of such termination to the other parties hereto.

11.2 Survival After Termination.

(a) In the event of termination of this Agreement by either Purchaser or Sellers’ Representative (on behalf of the Sellers) as provided in Section 11.1 above, this Agreement (and the provisions hereof) shall immediately become void and of no further force and effect (other than Section 6.2, this Section 11.2, Article XII and the Mutual Non-Disclosure Agreement, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement), and there shall be no liability on the part of Purchaser, any Seller or the Company to one another or with respect to the transactions contemplated by this Agreement, except (i) that no such termination shall relieve any such party from liability for any Willful Breach (as defined below) by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the time of such termination and (ii) as provided above, with respect to Section 6.2, this Section 11.2, Article XII and the Mutual Non-Disclosure Agreement, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, (a) Purchaser shall return or destroy all documents and other material received from the Company, any Seller and/or any of their respective representatives relating to the Company, any of its Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement and (b) all confidential information received by Purchaser or any of its affiliates or representatives with respect to or relating to the Sellers, the Company, any of their respective Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby shall be treated as strictly confidential in accordance with the Mutual Non-Disclosure Agreement. For purposes of this Agreement, “Willful Breach” means a material breach by a party to this Agreement of any of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence of an act or failure to act by such breaching party with the actual knowledge of such party that the taking of such act or failure to take such act by such party would cause a material breach by such party of any such representation, warranty, covenant or other agreement of such party set forth in this Agreement.

(b) The parties hereto acknowledge that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1 Press Releases and Communications. The Company, the Sellers and Purchaser agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by Law or the rule of any securities exchange upon which any party’s common stock may be listed, in which case Purchaser, on the one hand, and Sellers’ Representative (on behalf of the Sellers and the Company), on the other hand, shall have the right to review and comment upon such press release or public announcement prior to its issuance, making or publication; provided that, notwithstanding the foregoing, the Sellers, the Company and its Subsidiaries may provide customary updates to the limited partners of the Water Street Group Companies regarding the transaction contemplated by this Agreement. The Sellers, the Company and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or the rule of any securities exchange on which any party’s common stock may be listed or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential); provided, that the foregoing shall not prohibit any Seller or its Affiliates from disclosing information (on a confidential basis) (a) to such Person’s direct and indirect current equityholders, partners, directors, officers and/or representatives, management companies, general partners or limited partners, tax, legal and accounting advisors and lenders with respect to the transactions contemplated hereby and (b) of a type customarily provided by private equity funds with respect to their prior portfolio companies to past, current or potential limited partners or investors for fund raising, marketing and/or reporting purposes.

12.2 Expenses. Except as otherwise expressly set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, that if the Closing occurs, Purchaser shall pay or cause to be paid (on behalf of the Company and its Subsidiaries) all of the Company Transaction Expenses in accordance with Section 2.5(b) (as a component of the Aggregate Purchase Price payable at Closing as contemplated thereby). Notwithstanding any provision of this Agreement to the contrary, Purchaser and Seller shall split equally all filing fees incurred in connection with any filing required under the HSR Act or any foreign competition filing.

12.3 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

(b) Except as otherwise expressly provided in this Agreement, any suit, action, dispute, claim, controversy or other legal proceeding (whether in law, in equity, in contract, in tort or otherwise) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court sitting in New Castle County, Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, dispute, claim, controversy or other legal proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, dispute, claim, controversy or other legal proceeding in any such court (except for the purpose of enforcing any award or judgment in a jurisdiction where the party against which enforcement is sought has operations or owns assets) or that any such suit, action, dispute, claim, controversy or other legal proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action, dispute, claim, controversy or other legal proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.11 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3(c).

12.4 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party hereto may assign, delegate or otherwise transfer (including by operation of law) any of such party’s rights or obligations under this Agreement without the prior written consent of Sellers’ Representative and Purchaser; provided, further, that Purchaser shall be entitled to assign, upon prior written notice to Sellers’ Representative, its rights and obligations under this Agreement for collateral security purposes to any lender providing financing to Purchaser, it being agreed that if Purchaser makes any such assignment, Purchaser shall remain fully liable under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than the third party beneficiaries enumerated in this Agreement, including those set forth in Section 6.5 (Intercompany Arrangements), Section 7.2 (D&O Indemnification and Insurance), Section 7.3 (Personnel Matters), Article X (No Survival and Waiver) and Section 11.2 (Survival After Termination), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

12.5 Amendment and Waiver. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only in a writing signed by Purchaser and Sellers’ Representative (on behalf of the Sellers). No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Notwithstanding anything to the contrary in this Agreement.

12.6 Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months, unless indicated to the contrary. All references to “$” or “dollars” shall be deemed references to United States dollars. Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “hereto”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any references in this Agreement to any Law shall be deemed to refer to all amendments, modifications and supplements thereto. Word in the singular include the plural and vice versa. All references to any agreement or instrument means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

12.7 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12.8 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopy or electronic pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.9 Complete Agreement. This Agreement, including the schedules (including the Disclosure Schedule), exhibits and certificates referred to herein, and any documents executed by the parties pursuant hereto or in connection herewith, and the Mutual Non-Disclosure Agreement, shall constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.

12.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any provision of this Agreement is prohibited or invalid, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.11 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered by hand or (b) if delivered by electronic mail, on the date of transmittal (with no electronic notice of message delivery failure). Notices, demands and communications to Purchaser, the Company, Sellers’ Representative and each other Restricted Party shall, unless another address is specified in writing, be sent to the addresses indicated below:

If to Purchaser or, following the Closing, the Company or KSA Inc.:

c/o STERIS

5960 Heisley Road

Mentor, OH 44060

Attention: J. Adam Zangerle, Senior Vice President, General Counsel, and

Company Secretary

Jim Mooney, Vice President, Business Development

Telephone: (440) 392-7108

E-mail: adam_zangerle@steris.com

If to Guarantor:

STERIS plc

70 Sir John Rogerson’s Quay,

Dublin 2,

D02 R296

IRELAND

Attention: J. Adam Zangerle, Senior Vice President, General Counsel, and Company Secretary

Telephone: (440) 392-7108

E-mail: adam_zangerle@steris.com

in each case of the above, with a copy (which shall not constitute notice or service of process) to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Telephone: E-mail	James P. Dougherty (212) 326-3409 jpdougherty@jonesday.com

and

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Attention:	Erin de la Mare

Telephone: E-mail:	(216) 586-7119 esdelamare@jonesday.com

If to Sellers’ Representative, Stock Seller, KS Management or, prior to the Closing, the Company or KSA Inc.:

WSHP KS Investment LLC

c/o Water Street Healthcare Partners, LLC

444 West Lake Street, Suite 1800

Chicago, IL 60606

Attention: Telephone: E-mail:	Chris Sweeney Katie Ossman (312) 506-2900 Chris.Sweeney@waterstreet.com Katie.Ossman@waterstreet.com with a copy (which shall not constitute notice or service of process) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Telephone: E-mail:	Matthew F. Bergmann Matt Stevens (312) 558-5600 MBergman@winston.com MStevens@winston.com

and

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attention: Telephone: E-mail:	Jill Radloff (612) 335-7119 Jill.Radloff@stinson.com

If to KS Holdings or KS Shareholders:

Brian P. O’Connell

1285 French Creek Drive

Orono, MN 55391

Telephone: E-mail:	(952) 221-3153 bpoc62@gmail.com

and

Scot Milchman

2735 Dean Parkway

Minneapolis, MN 55416

Telephone: E-mail:	(612) 327-5852 sjmilch66@gmail.com

with a copy (which shall not constitute notice or service of process) to:

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attention: Telephone: E-mail:	Jill Radloff (612) 335-7119 Jill.Radloff@stinson.com

If to Milchman:

Scot Milchman

2735 Dean Parkway

Minneapolis, MN 55416

Telephone: E-mail:	(612) 327-5852 sjmilch66@gmail.com

with a copy (which shall not constitute notice or service of process) to:

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attention: Telephone: E-mail:	Jill Radloff (612) 335-7119 Jill.Radloff@stinson.com

If to O’Connell:

Brian P. O’Connell

1285 French Creek Drive

Orono, MN 55391

Telephone: E-mail:	(952) 221-3153 bpoc62@gmail.com

with a copy (which shall not constitute notice or service of process) to:

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attention: Telephone: E-mail:	Jill Radloff (612) 335-7119 Jill.Radloff@stinson.com

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery, messenger service and/or electronic mail; provided that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

12.12 Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that money damages would not be a sufficient remedy for any breach of this Agreement. Each party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other parties hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Each party hereby waives any defense that a remedy at law would be adequate in any action for specific performance and any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

12.13 Disclosure Schedule. The disclosures in the Disclosure Schedule concerning the Restricted Parties, the Company and/or any of its Subsidiaries are to be taken as relating to the representations and warranties of the Restricted Parties, the Company and its Subsidiaries as a whole, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedule. The inclusion of information in the Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company, any of its Subsidiaries and/or the Restricted Parties. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy involving any of the parties hereto as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

12.14 Legal Representation; Related Matters. It is acknowledged by each of the parties hereto that the Company and each Restricted Party have retained Winston & Strawn LLP (“W&S”), Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”) and/or Stinson LLP (“Stinson”) to act as its counsel in connection with the transactions contemplated hereby and that W&S, Arnold & Porter and Stinson have not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of W&S, Arnold & Porter or Stinson for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that a dispute arises after the Closing between Purchaser, on the one hand, and any Restricted Party and/or any of its respective post-Closing Affiliates, on the other hand, W&S, Arnold & Porter and/or Stinson may represent such Restricted Party or Affiliate in such dispute even though the interests of such Restricted Party or Affiliate may be directly adverse to Purchaser, the Company and/or any of the Company’s Subsidiaries, and even though W&S, Arnold & Porter and/or Stinson may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or any of its Subsidiaries. Purchaser further agrees that, as to all communications among W&S, Arnold & Porter and/or Stinson and the Company, any of its Subsidiaries, any Restricted Party and/or any of their respective post-Closing Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Restricted Parties and may be controlled thereby, and shall not pass to or be claimed by Purchaser, the Company or any of the Company’s Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand (other than a party to this Agreement or any of its Affiliates) after the Closing, the Company, any of its Subsidiaries or Purchaser (including on behalf of the Company or any of its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by W&S, Arnold & Porter or Stinson to such third party; provided, however, that neither Purchaser nor the Company or any of its Subsidiaries may waive such privilege without the prior written consent of Sellers’ Representative.

12.15 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee (present or former), Affiliate, financing source or agent or representative of any party to this Agreement will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, no claim will be brought or maintained by the Purchaser or any of its successors or permitted assigns against any officer, director, manager, employee (present or former), partner, financing source or Affiliate of any party to this Agreement, or any agent or representative of any of the foregoing, which is not otherwise expressly identified as a party to this Agreement, and no recourse will be granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder, or otherwise, in relation to this Agreement and the transactions contemplated hereby.

12.16 Guarantee. As an inducement to the Sellers to enter into this Agreement, Guarantor hereby irrevocably and unconditionally guarantees to the Sellers, the prompt and full payment, performance and discharge by Purchaser of all obligations which are or may become due by Purchaser under this Agreement as and when payable and as and when required to be performed, including, for the avoidance of doubt, subject to the terms and conditions of this Agreement, the payment of the Aggregate Purchase Price (collectively, the “Guaranteed Obligations”). Any Seller may pursue the enforcement of any Guaranteed Obligations directly against Guarantor, without first pursuing any remedies against Purchaser. This guarantee shall be construed as a continuing absolute and unconditional guarantee from Guarantor of Purchaser’s payment and performance under this Agreement and shall not be released, discharged or otherwise affected by (a) any acceleration, extension, modification or renewal in respect of any of the Guaranteed Obligations, by operation of applicable Law or otherwise; (b) any amendment, waiver or modification of this Agreement; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser or Guarantor; (d) any other provisions of Law expressly applicable to guarantees; (e) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by Purchaser or Guarantor against any Seller; or (f) any other circumstances whatsoever (with or without notice to Purchaser or Guarantor) that constitute, or might be construed to constitute, an equitable or legal discharge of Purchaser for the Guaranteed Obligations (it being understood that this clause is not intended to limit any contractual defenses that Purchaser may have under this Agreement that the circumstances underlying any such Guaranteed Obligations do not then require payment or performance of such Guaranteed Obligation under this guarantee). Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been performed in full.

12.17 Sellers’ Representative.

(a) Appointment. By executing and delivering this Agreement, the Sellers hereby irrevocably make, constitute and appoint Sellers’ Representative as their agent and true and lawful attorney-in-fact for all purposes under this Agreement, with full power of substitution, to act in the name, place and stead of such Seller for purposes of executing any documents and taking any actions that Sellers’ Representative may, in Sellers’ Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with any of Sellers’ Representative’s duties and obligations as contemplated in this Agreement.

(b) Authorization. Each Seller hereby authorizes Sellers’ Representative, on its behalf and in its name, to:

(i) receive all notices or documents given or to be given to the Sellers by Purchaser pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) provide wire instructions for each Seller’s portion of any consideration paid pursuant to this Agreement;

(iii) deliver to Purchaser at the Closing all certificates and documents to be delivered to Purchaser by the Sellers pursuant to this Agreement, together with any other certificates and documents executed by Sellers and deposited with Sellers’ Representative for such purpose;

(iv) engage counsel and such accountants and other advisors for Sellers and incur such other expenses on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby as Sellers’ Representative may deem appropriate; and

(v) take such action on behalf of the Sellers as Sellers’ Representative may deem appropriate in respect of:

(A) waiving any inaccuracies in the representations or warranties of Purchaser contained in this Agreement or in any document delivered by Purchaser pursuant hereto;

(B) waiving the fulfillment of any of the conditions precedent to Sellers’ obligations hereunder;

(C) taking such other action as Sellers’ Representative is authorized to take under this Agreement;

(D) receiving all documents or certificates and making all determinations, on behalf of the Sellers, required under this Agreement;

(E) waiving, modifying or amending any provision of this Agreement;

(F) all such other matters as Sellers’ Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

(G) taking all such action as may be necessary after the date hereof to carry out any of the transactions contemplated by this Agreement.

(c) Irrevocable Appointment. The appointment of Sellers’ Representative hereunder is irrevocable and any action taken by Sellers’ Representative pursuant to the authority granted in this Section 12.17 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, any Seller.

(d) Purchaser’s Reliance. Any approval, consent, election, notice, decision, agreement, amendment, or other action of the Sellers required or permitted under, or otherwise provided for in, this Agreement shall be conclusively deemed given, made, or taken (as the case may be) if given, made, or taken by Sellers’ Representative, and Purchaser shall be entitled to rely on any notice or other document (of any kind) executed or delivered by Sellers’ Representative for all such purposes.

(e) Indemnification; Sellers’ Representative’s Expenses. Sellers’ Representative shall not be liable to the Sellers for any action taken or omitted to be taken by Sellers’ Representative as Sellers’ Representative except in the case of its willful misconduct or gross negligence. The Sellers shall jointly and severally indemnify Sellers’ Representative and hold Sellers’ Representative harmless from and against any debt, liability or other obligation incurred by Sellers’ Representative arising out of or in connection with the administration of Sellers’ Representative’s duties as Sellers’ Representative, except to the extent such debt, liability or other obligation is caused by Sellers’ Representative’s willful misconduct or gross negligence.

(f) Seller Reserve Amount. Sellers’ Representative shall use the Seller Reserve Amount to pay all costs and expenses incurred by Sellers’ Representative in connection with the performance of its obligations hereunder, including costs and expenses incurred in connection with defending, contesting, or settling any threatened dispute or claim with respect to this Agreement or the transactions contemplated hereunder. Sellers’ Representative shall have no liability to the Sellers for any loss of principal of the Seller Reserve Amount other than as a result of Sellers’ Representative’s gross negligence or willful misconduct. For Tax purposes, the Seller Reserve Amount shall be treated as having been received and voluntarily set aside by the Sellers at the Closing. Any amounts remaining in the Seller Reserve Amount shall be paid by Sellers’ Representative to the Sellers in accordance with the Allocation Schedule at such time as Sellers’ Representative determines to be appropriate. The Sellers shall not receive interest or other earnings on the Seller Reserve Amount. No provision of this Agreement shall require Sellers’ Representative to expend or risk Seller Representative’s own funds or otherwise incur any financial liability in the exercise or performance of any of Sellers’ Representative’s powers, rights, duties or privileges under this Agreement. Furthermore, Sellers’ Representative shall not be required to take any action unless Sellers’ Representative has been provided with funds, security or indemnities which, in Sellers’ Representative’s sole determination, are sufficient to protect Sellers’ Representative against the costs, expenses and liabilities that may be incurred by Sellers’ Representative in performing such actions. For the avoidance of doubt, in no event shall any Seller be obligated to reimburse Sellers’ Representative for any costs or expenses incurred by Sellers’ Representative in excess of the Seller Reserve Amount without the consent of such Seller.

12.18 Financing Parties. Notwithstanding anything in this Agreement to the contrary, Sellers, Sellers’ Representative and the Company, each on behalf of itself, its Subsidiaries and each of its controlled Affiliates (other than Guarantor and its Subsidiaries) hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Sellers, Sellers’ Representative and the Company, and each of their respective Subsidiaries or their respective controlled Affiliates in any such Action shall be effective if notice is given in accordance with Section 12.11, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to Sellers, Sellers’ Representative the Company or any of their respective Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Guarantor, Purchaser or their respective Subsidiaries) relating to or arising out of this Agreement, the Commitment Letter, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) hereby waives any and all claims and causes of action against the Financing Parties relating to or arising out of this Agreement, the Commitment Letter, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (i) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Action against any Financing Party under this Agreement, the Financing, the Commitment Letter or the transactions contemplated hereby or thereby, (j) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 12.18, and (k) agrees that the provisions of this Section 12.18 and the definitions of “Financing Entities” and “Financing Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any manner adverse to the Financing Parties without the prior written consent of the Financing Entities. Notwithstanding the foregoing, nothing in this Section 12.18 shall in any way limit or modify the rights and obligations of Guarantor or Purchaser under this Agreement or any Financing Entity’s obligations to Guarantor or Purchaser under the Commitment Letter.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

“Sellers”

KS HOLDINGS LLC

By:	/s/ Scot Milchman
Name:	Scot Milchman
Its:	Chief Executive Officer

KEY SURGICAL SHAREHOLDERS LLC

By:	/s/ Scot Milchman
Name:	Scot Milchman
Its:	Chief Executive Officer

KEY SURGICAL MANAGEMENT LLC

By:	/s/ Kathleen Ossman
Name:	Kathleen Ossman
Its:	Vice President, Secretary and Treasurer

WSHP KS INVESTMENT LLC

By:	/s/ Kathleen Ossman
Name:	Kathleen Ossman
Its:	Vice President, Secretary and Treasurer

“Sellers’ Representative”

WSHP KS INVESTMENT LLC

By:	/s/ Kathleen Ossman
Name:	Kathleen Ossman
Its:	Vice President, Secretary and Treasurer

[Purchase Agreement]

“Company”

KEY SURGICAL LLC

By:	/s/ Scot Milchman
Name:	Scot Milchman
Its:	Chief Executive Officer

[Purchase Agreement]

“Purchaser”

STERIS CORPORATION

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Its:	Senior Vice President and Chief Financial Officer

“Guarantor”

STERIS PLC

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Its:	Senior Vice President and Chief Financial Officer

[Purchase Agreement]

Other “Restricted Parties”

/s/ Brian O’Connell
BRIAN O’CONNELL, an individual

/s/ Scot Milchman
SCOT MILCHMAN, an individual

[Purchase Agreement]